As filed with the Securities and Exchange Commission on January 17, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

E-House (China) Holdings Limited

(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	6531 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

17F, Merchandise Harvest Building (East)
No. 333 North Chengdu Road
Shanghai, PRC 200041, People’s Republic of China
(86-21) 5298 0808
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 664-1666
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Latham & Watkins LLP 41st Floor, One Exchange Square 8 Connaught Place, Central Hong Kong (852) 2522-7886	Leiming Chen, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road, Central Hong Kong (852) 2514-7600

Approximate date of commencement of proposed sale to the public:  as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

	Proposed maximum	Amount of
Title of each class of securities to be registered	aggregate offering price	registration fee
Ordinary shares, par value US$0.001 per share(1)	US$175,000,000(2)(3)	US$6,877.50

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-144450. Each American depositary share represents one ordinary share.
(2)	Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low trading prices on January 16, 2008 of the Registrant’s American depositary shares listed on the New York Stock Exchange and representing the Registrant’s ordinary shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Dated      , 2008

       American Depositary Shares

E-House (China) Holdings Limited
Representing       Ordinary Shares

This is a public offering of American depositary shares, or ADSs, of E-House (China) Holdings Limited, or E-House. E-House is offering       ADSs, and the selling shareholders disclosed in this prospectus are offering an additional       ADSs. Each ADS represents one ordinary share. The ADSs are evidenced by American depositary receipts, or ADRs. E-House will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

The public offering price of the ADSs is US$       per ADS. Our ADSs are traded on the New York Stock Exchange under the symbol “EJ.” On January      , 2008, the last reported sale price of our ADSs was $       per ADS. There is currently no public market for our ordinary shares.

The underwriters have an option to purchase up to an additional       ADSs from E-House and an additional       ADSs from the selling shareholders at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus.

See “Risk Factors” beginning on page 10 to read about risks you should consider before buying the ADSs.

Proceeds,
	Public	Underwriting discounts	before expenses,	Proceeds, before expenses,
	offering price	and commissions	to E-House	to the selling shareholders

Per ADS	$	$	$	$
Total	$	$	$	$

The underwriters expect to deliver the ADSs evidenced by the ADRs against payment in U.S. dollars in New York, New York on or about      , 2008.

Neither the United States Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Credit Suisse	Merrill Lynch & Co.

The date of this prospectus is      , 2008

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is current only as of the date of this prospectus.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under “Risk Factors,” before deciding whether to buy our ADSs.

Our Company

We are a leading real estate services company in China based on scope of services, brand recognition and geographic presence. We provide primary real estate agency services, secondary real estate brokerage services as well as real estate consulting and information services. We were ranked as the largest real estate agency and consulting services company in China for three consecutive years from 2004 to 2006 by the China Real Estate Top 10 Committee, as measured by the number of transactions facilitated, transaction value and gross floor area, or GFA, of properties sold, and geographic coverage.

We sold an aggregate of approximately 7.7 million square meters of primary properties with transaction value totaling approximately RMB61.8 billion ($8.2 billion) from 2001 to September 30, 2007 for real estate development projects in 33 cities in China. We operate through an extensive network of over 3,000 real estate sales professionals. Our service offerings are enhanced by our team of experienced and dedicated real estate research staff and our proprietary real estate information database and analysis system, which we refer to as the China Real Estate Information Circle system, or CRIC system. We believe the CRIC system is the only information system that provides up-to-date, comprehensive and in-depth information covering residential and commercial real estate properties in all major regions in China. Our clients include leading domestic and international real estate developers.

We have received numerous awards and accolades for our innovative and high-quality services, including “China’s Best Company” from the National Association of Real Estate Brokerage and Appraisal Companies in 2006 and the “Leading Brand Name in China’s Real Estate Consulting and Agency Industry” from the China Real Estate Top 10 Committee in 2006 and 2007.

We have experienced substantial growth since our inception in 2000. Within two years of our inception, we became a leader in the real estate services market in Shanghai. Since then, we have expanded our operations from Shanghai to other cities throughout China. Our revenues grew from $31.2 million in 2004 to $56.0 million in 2006, representing a compound annual growth rate, or CAGR, of 34.0%, and reached $70.7 million in the nine months ended September 30, 2007, an increase of 229.0% from $21.5 million for the same period in 2006. At the same time, our net income increased from $5.6 million in 2004 to $18.1 million in 2006, representing a CAGR of 80.0%, and reached $19.3 million in the nine months ended September 30, 2007, a substantial increase from $1.1 million for the same period in 2006. In the nine months ended September 30, 2007, 83.5% of our revenues were generated from our primary real estate agency services. We intend to continue to grow each existing line of our business and further expand our geographic reach and service offerings to serve the evolving needs of our clients and capture growth opportunities in the real estate service industry.

Industry Background

China’s real estate industry has expanded rapidly in recent years as a result of the growth of the Chinese economy, accelerating trend toward urbanization, increasingly affluent urban population and governmental reforms in the real estate sector. According to CEIC Data Company Ltd., or CEIC, GFA of primary properties sold in China grew at a CAGR of 22.5% from 2001 to 2006 and primary property sales revenues grew at a CAGR of 33.8% during the same period.

As the real estate industry in China grew, the professional real estate services industry emerged in the mid-90’s in response to the specialization and outsourcing trend in the industry and has since expanded considerably, particularly in recent years. According to the China Real Estate Top 10 Committee, revenues and GFA of the properties sold by real estate services industry increased from approximately RMB500 billion ($66.7 billion) and

85 million square meters, respectively, in 2004 to approximately RMB1 trillion ($133.5 billion) and 150 million square meters, respectively, in 2006. During the same period, the number of real estate services companies grew from approximately 16,000 to approximately 18,000.

The real estate services industry in China has thus far consisted primarily of the marketing and sale of new properties, which we refer to as primary real estate agency business, with the secondary real estate brokerage currently representing a small but growing portion of the industry. The primary and secondary real estate services markets in China are competitive and fragmented. Competition is based on a real estate services company’s market reputation and its quality and range of services. The real estate consulting and information services market in China is at an early stage of development. These types of services are designed to provide tailored consulting services to assist developer clients in land acquisition, real estate development and marketing and sales, and to provide developers and other clients with consolidated and accurate real estate information covering a broad range of geographic markets and customized, timely and sophisticated analysis of real estate market data. We believe there is a strong demand for real estate consulting and information services given that information relating to land use rights or development projects is currently scattered among various sources with different levels of transparency.

Our Strengths, Strategies and Challenges

We believe that the following competitive strengths have contributed to our success and differentiate us from our competitors:

•	a leading real estate services company with strong brand recognition;

•	unparalleled geographic coverage and national network;

•	core services supported by our proprietary CRIC system and dedicated research team;

•	systematic and effective training;

•	integrated provider of a full range of services; and

•	experienced and stable management team.

Our goal is to be the leading real estate services company in China that provides a full range of services to meet the diverse and evolving needs of the real estate industry. Our primary strategies to achieve our goal include:

•	expand geographic reach and enhance brand recognition;

•	further grow each existing line of business;

•	expand service offerings and increase cross-selling opportunities; and

•	selectively pursue strategic acquisitions and alliances.

The successful execution of our strategies is subject to certain risks and uncertainties that may materially affect us, including:

•	fluctuations in China’s real estate market;

•	uncertainty in the further development and expansion of the real estate services industry in China;

•	governmental regulations of the real estate industry in China;

•	uncertainty in our ability to expand into and establish a leading position in new markets; and

•	uncertainty in our ability to successfully execute the business plans for our strategic alliances and other new business initiatives.

Please see “Risk Factors” and other information included in this prospectus for a detailed discussion of these risks and uncertainties.

Corporate History and Structure

We commenced operations in 2000 through Shanghai Real Estate Consultancy and Sales (Group) Co., Limited, or E-House Shanghai, a limited liability company established in China, and its subsidiaries and affiliates and first achieved profitability in 2002. One of the initial investors of E-House Shanghai was our chairman and chief executive officer, Mr. Xin Zhou. In August 2004, we established a holding company, E-House (China) Holdings Limited, or E-House, under the laws of the Cayman Islands. At the time of its incorporation, E-House was ultimately owned by a group of investors, including Mr. Zhou, who in December 2004 became owners of 100% interests in E-House Shanghai through a series of transfers. After these transfers, these investors had the same proportional ownership interests in E-House and E-House Shanghai. In April 2005, these investors sold their 100% interest in E-House Shanghai for $12.4 million to E-House Real Estate Ltd., or E-House BVI, a company organized under the laws of the British Virgin Islands and wholly owned by E-House. The purchase price was paid by E-House BVI in several installments in 2006, with funds contributed by E-House’s investors either directly or through their affiliates on their behalf. As a result, E-House Shanghai became a wholly owned subsidiary of E-House. In April 2006, E-House issued and sold an aggregate of 22,727,272 Series A preferred shares to a group of private equity investors. Each Series A preferred share was automatically converted to 0.58 ordinary shares upon the closing of our initial public offering on August 13, 2007. On August 8, 2007, E-House’s ADSs began trading on the New York Stock Exchange under the ticker symbol “EJ.” Including the exercise of an over-allotment option, E-House issued and sold a total of 13,167,500 ADSs, and the selling shareholders sold an additional 3,622,500 ADSs, in each case at an initial offering price of $13.80 per ADS.

The following diagram illustrates our corporate structure, including our principal subsidiaries, as of the date of this prospectus.

*	Wholly owned by Ber Jen Ko, the general manager in charge of our secondary brokerage services.

**	The following list sets forth E-House Shanghai’s subsidiaries and the percentage of its equity ownership interest in each subsidiary: (1) Nanjing Jinyue Real Estate Consultant Co., Ltd. (91%), (2) Shanghai Urban Real Estate Broker Co., Ltd. (51%), (3) Fujian Jinyue Real Estate Consultant Co., Ltd. (70%), (4) Shenzhen E-House Real Estate Co., Ltd. (95%), (5) Shanghai E-House Real Estate Academy (90%), (6) Beijing Jinyue Real Estate Broker Co., Ltd. (100%), (7) Jinan Fangzhouweiye Consultant Co., Ltd. (100%), (8) Shenyang E-House Real Estate Agent Co., Ltd. (100%), (9) Wuhan E-House Investment Co., Ltd. (100%), (10) Zhengzhou Jinyue Real Estate Investment Consultant Co., Ltd. (100%), (11) Changsha Jinyue Real Estate Sales Co., Ltd. (100%), (12) Jiangxi E-House Real Estate Sales Co., Ltd. (100%), (13) Shaanxi E-House Real Estate Investment Consultant Co., Ltd. (100%), (14) Chengdu E-House Western Real Estate Investment Consultant Co., Ltd. (100%) and (15) Chongqing E-House Investment Consultant Co., Ltd. (100%).

Corporate Information

Our principal executive offices are located at 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai, PRC 200041, People’s Republic of China. Our telephone number at this address is +(8621) 5298-0808. Our registered office in the Cayman Islands is located at the offices of M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. In addition, we have 24 branch offices in China, including Hong Kong and Macau. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our principal website is http://www.ehousechina.com. The information contained on our websites is not a part of this prospectus.

Conventions That Apply To This Prospectus

Unless otherwise indicated, all information in this prospectus reflects no exercise by the underwriters of their option to purchase up to       additional ADSs representing       ordinary shares from us and up to       additional ADSs representing       ordinary shares from the selling shareholders.

Except where the context otherwise requires and for purposes of this prospectus only:

•	“we,” “us,” “our company,” “our” and “E-House” refer to E-House (China) Holdings Limited, a Cayman Islands company, and its predecessor entities and its subsidiaries;

•	“China” or “PRC” refers to the People’s Republic of China, including Hong Kong and Macau;

•	“CRIC system” refers to China Real Estate Information Circle, our proprietary real estate information database and analyses system;

•	“shares” or “ordinary shares” refers to our ordinary shares, par value $0.001 per share, and “preferred shares” refers to our series A convertible and redeemable preferred shares, all of which were converted into our ordinary shares upon the completion of our initial public offering on August 8, 2007.

•	“ADSs” refers to our American depositary shares, each of which represents one ordinary share, and “ADRs” refers to the American depositary receipts that evidence our ADSs;

•	“primary real estate market” refers to the market for newly constructed and completed residential and commercial real properties, “primary real estate agency services” refers to agency services provided for the primary real estate market, “secondary real estate market” refers to the market for all residential and commercial real properties other than those for sale in the primary real estate market, and “secondary real estate brokerage services” refers to brokerage services provided for the secondary real estate market;

•	“The China Real Estate Top 10 Committee” refers to a real estate market research task force jointly organized by the China Real Estate Association, the Enterprise Research Institute of Development Research Center of the State Council of PRC, the Institute of Real Estate Studies of Tsinghua University and the China Index Academy; and

•	all references to “RMB” or “Renminbi” are to the legal currency of China; and all references to “$,” “dollars,” “US$” and “U.S. dollars” are to the legal currency of the United States.

THE OFFERING

The following information assumes that the underwriters will not exercise their option to purchase additional ADSs in the offering, unless otherwise indicated.

Offering price	US$ per ADSs.

ADSs offered by us	ADSs.

ADSs offered by the selling shareholders	ADSs.

Total ADSs offered in this offering	ADSs.

ADSs outstanding immediately after this offering	ADSs.

Ordinary shares outstanding immediately after this offering	ordinary shares.

ADS to ordinary share ratio	One ADS represents one ordinary share.

The ADSs	• The depositary will hold the ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement.

•   If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses.

• You may turn in your ADSs to the depositary in exchange for ordinary shares. The depositary will charge you fees for any exchange.

• We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Over-allotment option	We and the selling shareholders have granted to the underwriters an option, which is exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of additional ADSs.

Use of proceeds	Our net proceeds from this offering are expected to be approximately US$ million based on the last trading price of our ADSs of US$ per ADS on , 2008. We plan to use the net proceeds we receive from this offering to expand our sales and marketing efforts, fund capital expenditures, including investing in our information and operational systems, and for other general corporate purposes. See “Use of Proceeds” for additional information.

We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

Lock-up	We, our directors and officers and the selling shareholders have agreed with the underwriters to a lock-up of shares for a period of 90 days after the date of this prospectus. See “Underwriting.”

Listing	Our ADSs are listed on the New York Stock Exchange under the symbol “EJ.” Our ordinary shares are not listed on any exchange or traded on any automated quotation system.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in our ADSs.

Depositary	JPMorgan Chase Bank, N.A.

The number of ordinary shares that will be outstanding immediately after this offering:

•	assumes the underwriters’ over-allotment option is not exercised;

•	excludes 2,004,500 restricted shares and ordinary shares issuable upon the exercise of options outstanding as of the date of this prospectus, at a weighted average price of $12.77 per share; and

•	excludes ordinary shares reserved for future issuances under our share incentive plan.

OUR SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statement of operations data for the years ended December 31, 2004, 2005 and 2006 and balance sheet data as of December 31, 2006 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements have been prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP, and have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm. The summary consolidated statement of operations data for the nine months ended September 30, 2006 and 2007 and the summary consolidated balance sheet data as of September 30, 2007 have been derived from our unaudited financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial data. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Our historical results do not necessarily indicate results expected for any future periods. In addition, our unaudited results for the nine months ended September 30, 2007 may not be indicative of our results for the full year ended December 31, 2007. You should read the following information in conjunction with our consolidated financial statements and related notes, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

				For the Nine Months Ended
	For the Year Ended December 31,			September 30,
	2004	2005	2006	2006	2007
	(in thousands of $, except share, per share and per ADS data)

Consolidated Statement of Operations Data:
Revenues	31,198	38,661	55,999	21,465	70,667
Cost of revenues	(9,844)	(10,818)	(10,244)	(5,738)	(15,313)
Selling, general and administrative expenses	(14,299)	(13,250)	(21,322)	(14,308)	(29,186)
Income from operations	7,055	14,593	24,433	1,419	26,168
Minority interests	686	(268)	(355)	75	(814)
Net income	5,589	11,148	18,107	1,085	19,299
Earnings per share
Basic	$0.11	$0.22	$0.27	$0.02	$0.26
Diluted	$0.11	$0.22	$0.27	$0.02	$0.26
Earnings per ADS(1)
Basic	$0.11	$0.22	$0.27	$0.02	$0.26
Diluted	$0.11	$0.22	$0.27	$0.02	$0.26
Weighted average number of ordinary shares used in per share calculations:
Basic	50,000,000	50,000,000	50,000,000	50,000,000	55,055,239
Diluted	50,000,000	50,000,000	67,372,353	65,488,215	73,653,943

(1)	Each ADS represents one ordinary share.

		As of
	As of	September 30, 2007
	December 31, 2006	Actual	As adjusted(1)(2)
	(unaudited)
	(In thousands of $)

Consolidated Balance Sheet Data:
Cash and cash equivalents	24,306	178,850
Total assets	89,430	287,590
Total current liabilities	28,751	39,685	39,685
Mezzanine equity	24,828	—	—
Total shareholders’ equity	32,370	244,087

(1)	Our consolidated balance sheet data as of September 30, 2007 are adjusted to give effect to the issuance and sale of ADSs by us in this offering, based on an assumed public offering price of $ per ADS, which was the last trading price of our ADSs on , 2008, after deducting estimated underwriting discounts, commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option.

(2)	A $1.00 increase (decrease) in the assumed public offering price of $ per ADS would increase (decrease) the amounts representing cash and cash equivalents, total assets and total shareholders’ equity by $ .

RISK FACTORS

You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our business is susceptible to fluctuations in the real estate market of China, especially in certain areas of eastern China where a significant portion of our operations are concentrated.

We conduct our real estate services business primarily in China. Our business depends substantially on the conditions of the PRC real estate market. Demand for private residential property in China has grown rapidly in recent years but such growth is often coupled with volatility in market conditions and fluctuation in property prices. For example, the rapid expansion of the property market in major provinces and cities in China in the early 1990s, such as Shanghai, Beijing and Guangdong Province, led to an oversupply in the mid-1990s and a corresponding fall in property values and rentals in the second half of the decade. Since the late 1990s, property prices and the number of new property development projects have been generally increasing in major cities. Fluctuations of supply and demand in China’s real estate market are caused by economic, social, political and other factors. To the extent fluctuations in the real estate market adversely affect real estate transaction volumes or prices, our financial condition and results of operations may be materially and adversely affected. As a significant portion of our operations is concentrated in Shanghai, Jiangsu Province and Zhejiang Province, where we generated in the aggregate approximately 82.9%, 63.1%, 44.8% and 37.2% of our total revenues in 2004, 2005, 2006 and the nine months ended September 30, 2007, respectively, any decrease in demand or property prices or any other adverse developments in these regions may materially and adversely affect our total real estate transaction volumes and average selling prices, which may in turn adversely affect our revenues and results of operations.

Our business may be materially and adversely affected by government measures aimed at China’s real estate industry.

The real estate industry in China is subject to government regulations. In recent years, the real estate markets in a number of major cities in China have experienced rapid and significant growth. The PRC government has responded with a series of administrative measures to restrain what it perceived as unsustainable growth in the real estate market. Specific administrative and credit-control measures introduced by the PRC government since 2003 include, among others, the following:

•	requiring real estate developers to fund with their internal resources 35% rather than 20% of the total projected capital outlays of any property development;

•	restricting credit availability based on the criteria that monthly housing expense, including mortgage payments and property service fees, to 50% of an individual borrower’s monthly income, and limiting all monthly debt service payments of an individual borrower to 55% of his or her monthly income; and

•	tightening regulations governing mortgage lending and restricting approval of areas for new development.

In 2006, the State Council and other related government agencies introduced additional measures to further curtail the property sector growth, including, among others:

•	requiring that at least 70% of the land approved by a local government for residential property development for any given year be used for developing low- to medium-cost and small- to medium- size units and low-cost rental properties;

•	requiring that at least 70% of the total development and construction area of residential projects approved, or construction of which commenced, on or after June 1, 2006 within each city or county consist of units with a floor area of less than 90 square meters per unit;

•	increasing the minimum down payment from 20% to 30% of the purchase price for property with a unit floor area of 90 square meters or more; and

•	imposing a business tax on the proceeds from re-sale of properties held for less than five years.

In July 2006, several government agencies issued an official opinion, signaling the pending implementation of measures to limit investment by overseas entities or individuals in the real estate sector in China. In December 2006, the State Administration of Taxation issued a circular, effective February 1, 2007, requiring real estate developers to settle and clear all land appreciation tax payments as required by existing law.

In September 2007, the People’s Bank of China and China Banking Regulatory Commission promulgated the Circular on Strengthening the Management of Commercial Real Estate Credit Loans, and subsequently issued a supplement in December 2007. The circular aims to tighten control over real estate loans from commercial banks to prevent excessive granting of credit. The measures adopted include, among other things:

•	for a first-time home owner, increasing the minimum amount of down payment to 30% of the purchase price of the underlying property if the underlying property has a unit floor area of 90 square meters or more and the purchaser is buying the property as his/her own residence;

•	for a second-time home buyer, increasing (i) the minimum amount of down payment to 40% of the purchase price of the underlying property and (ii) the minimum mortgage loan interest rate to 110% of the relevant benchmark lending interest rate of the People’s Bank of China;

•	for a commercial property buyer, (i) requiring banks not to finance any purchase of pre-sold properties, (ii) increasing the minimum amount of down payment to 50% of the purchase price of the underlying property, (iii) increasing the minimum mortgage loan interest rate to 110% of the relevant benchmark lending interest rate of People’s Bank of China, (iv) limiting the terms of such bank loans to no more than 10 years, although the commercial banks are allowed flexibility based on its risk assessment; and

•	for a buyer of commercial/residential dual-purpose properties, increasing the minimum amount of down payment to 45% of the purchase price of the underlying property, with the other terms to be decided by reference to commercial properties.

On October 31, 2007, the National Development and Reform Commission and the Ministry of Commerce of the People’s Republic of China issued the amended Foreign Investment Industrial Guidance Catalogue, effective since December 1, 2007, which classifies real estate agency and real estate brokerage to the restricted category of foreign investment industries.

These and possible future measures taken by the PRC government aimed at maintaining long-term stability of the real estate market may result in short-term downward adjustments and uncertainty in the market. Our business may be materially and adversely affected as a result of decreased transaction volumes or property prices that may follow these adjustments or market uncertainty.

The real estate services industry in China is relatively new and rapidly evolving, and if this industry does not develop or mature as quickly as we expect, the growth and success of our business may be materially and adversely affected.

Our development has depended, and will continue to depend, substantially on the growth of the real estate services industry in China, which is relatively new. We cannot predict the rate of growth, if any, of this industry. The development of the real estate services industry depends on, among others, property developers’ continuing outsourcing of non-core sales and other functions to professional real estate services companies, and the continued use by property sellers and buyers of real estate agency services in China and in specific regions where we operate. The failure of the real estate services industry to develop rapidly may materially and adversely affect the growth and success of our business.

If the value of our brand or image diminishes, it could have a material adverse effect on our business and results of operations.

We believe our “E-House” brand is associated with a leading integrated real estate services company with consistent high-quality services among both property developers and individual property buyers in China. Our brand is integral to our sales and marketing efforts. Our continued success in maintaining and enhancing our brand and image depends to a large extent on our ability to satisfy customer needs by further developing and maintaining quality of services across our operations, as well as our ability to respond to competitive pressures. If we are unable to satisfy customer needs or if our public image or reputation were otherwise diminished, our business transactions with our customers may decline which could in turn adversely affect our results of operations.

We may not be able to successfully execute our strategy of expanding into new geographical markets in China, which could have a material adverse effect on our business and results of operations.

We plan to continue to expand our business into new geographical areas in and outside China. As China is a large and diverse market, consumer trends and demands may vary significantly by region and our experience in the markets in which we currently operate may not be applicable in other parts of China. As a result, we may not be able to leverage our experience to expand into other parts of China. When we enter new markets, we may face intense competition from companies with greater experience or an established presence in the targeted geographical areas or from other companies with similar expansion targets. In addition, our business model may not be successful in new and untested markets and markets with a different legal and business environment, such as Hong Kong and Macau. Therefore, we may not be able to grow our revenues in new cities we enter into while incurring substantial costs.

If we cannot manage our growth, our operating results or profitability could be adversely affected.

We have experienced substantial growth since our inception. We increased our revenues and our net income from $31.2 million and $5.6 million, respectively, in 2004, to $56.0 million and $18.1 million, respectively, in 2006, and from $21.5 million and $1.1 million, respectively, in the nine months ended September 30, 2006 to $70.7 million and $19.3 million, respectively, in the same period in 2007, and we intend to continue to expand our operations. This expansion has placed, and will continue to place, substantial demands on our managerial, operational, technological and other resources. Our planned expansion will also place significant demands on us to maintain the quality of our services to ensure that our brand does not suffer as a result of any deviations, whether actual or perceived, in the quality of our services. In order to manage and support our growth, we must continue to improve our existing operational, administrative and technological systems and our financial and management controls, and recruit, train and retain additional qualified real estate service professionals as well as other administrative and sales and marketing personnel, particularly as we expand into new markets. We may not be able to effectively and efficiently manage the growth of our operations, recruit and retain qualified personnel and integrate new expansion into our operations. As a result, our quality of service may deteriorate and our reputation may suffer.

If we fail to successfully execute the business plans for our strategic alliances and other new business initiatives, our anticipated growth and prospects may be materially and adversely affected.

We recently formed strategic alliances with several leading real estate developers in China such as China Vanke Co., Ltd., or Vanke, Evergrande Real Estate Group, or Evergrande, Neo-China (Group) Holdings Ltd., or Neo-China, and Central China Real Estate Group, or Jianye. Under these strategic cooperation arrangements, we will act as the exclusive sales agent for over 40 projects across China with over 30 million square meters of GFA involved in aggregate. The success of these strategic alliances depends on, among others, our successful sales and marketing of the projects and properties and the developers’ ability to make timely delivery of properties in satisfactory quality and quantity. If we fail to successfully market and sell these new properties, we may not be able to continue the existing strategic alliances or enter into new strategic relationships with leading real estate developers and our anticipated growth and prospects may be material and adversely affected. In addition, according to various agreements under our strategic cooperate arrangement with Evergrande, we agreed to pay an aggregate of approximately RMB800 million ($106.8 million) as customer deposit to Evergrande, which are fully and unconditionally refundable within three to six months after the commencement of sales of the Evergrande projects.

If the commencement of the sales of the Evergrande projects is delayed substantially and if we continue to pay material customer deposits to our developer clients before we begin to generate revenues from their projects, we may not recover the deposits in a timely manner, in full or at all and accordingly our liquidity and financial condition may be materially and adversely affected.

In January 2008, we further expanded our service offerings by forming a new real estate investment fund to invest in China’s fast growing real estate sector through diversified investment strategies. We have limited experience in managing a real estate investment fund. If we fail to identify and invest in projects which would generate reasonable returns as expected by the investors of the fund, we may not be able to raise additional funds to further expand our real estate investment management business, which in turn may adversely affect our anticipated growth and prospects.

We may lose our competitive advantage if we fail to maintain and improve our proprietary CRIC system or prevent disruptions or failure in the performance of our CRIC system.

We have devoted substantial resources to developing, maintaining and updating our CRIC system. Our ability to provide consistent high-quality services and maintain our competitive advantage relies in large part on the CRIC system to provide up-to- date information and additional value-added features and services. If we fail to maintain and improve the quality and functionalities of the CRIC system, the system will become outdated and we may lose our competitive advantage.

Any frequent or recurring disruption or failure in the performance of our CRIC system could also adversely affect the quality of our services and damage our reputation and our effort to successfully market the CRIC system. Our system is vulnerable to damage or interruption as a result of power loss, telecommunications failures, computer viruses, fires, floods, earthquakes, hacking or other attempts to disrupt our systems, and similar events. Our servers, which are located in Shanghai, may also be vulnerable to break-ins, sabotage and vandalism. Our disaster recovery planning does not account for all possible scenarios. If we experience frequent or persistent system failures, the quality of our services and our reputation could be harmed. The steps we need to take to increase the reliability of our CRIC system and to maintain complete backup may be costly, which could reduce our operating margin, and such steps may not reduce the frequency or duration of system failures and service interruptions.

If we are unable to compete successfully, our financial condition and results of operations may be harmed.

We operate in the primary real estate agency services market, secondary real estate brokerage services market and real estate consulting and information services market. We encounter intense competition in each of these markets on a national, regional or local level. Competition in the industry is primarily based on quality of services, brand name recognition, geographic coverage, commission rates and range of services. As compared to property development, providing real estate services does not require significant capital commitments. This low entry barrier allows new competitors to enter our markets with relative ease. New and existing competitors may offer competitive rates, greater convenience or superior services, which could attract customers away from us, resulting in lower revenues for our operations. Competition among real estate services companies may cause a decrease in commission rates we receive and higher costs to attract or retain talented employees.

Although we are one of the largest real estate services companies in China, our relative competitive position varies significantly by service type and geographic area. We may not be able to continue to compete effectively, maintain our current fee arrangements or margin levels or that we will not encounter increased competition. Many of our competitors are local or regional firms, such as World Union Real Estate Consultancy (China) Ltd. and Hopefluent Group Holdings Limited, whose aggregate business may be smaller than ours but which may be more established and have greater market presence and brand name recognition on a local or regional basis. We are also subject to competition from other large national and international firms such as Jones Lang LaSalle and Century 21 China Real Estate. These firms may have more financial or other resources than us. If we fail to compete effectively, our business operations and financial condition will suffer.

In addition to our competition from traditional real estate services providers, the advent of the Internet has introduced new ways of providing real estate services, as well as new entrants and competitors in our industry. If we are not successful in developing a strategy to address the challenges and to capture the business opportunities presented by technological changes and the emergence of e-business, our business, financial condition or results of operations could be harmed.

Our results of operations and cash flows may fluctuate due to seasonal variations in the real estate market, the non-recurring nature of our primary real estate agency services, billing cycles and unpredictable development cycles.

Our operating income and earnings have historically been substantially lower during the first quarter than other quarters. This results from the relatively low level of real estate activity during the winter and the Chinese New Year holiday period, which normally falls within the first quarter each year.

We generated 95.2%, 89.2% and 81.6% of our total revenues from primary real estate agency services in 2004, 2005 and 2006, respectively, and 83.5% in the nine months ended September 30, 2007. Although we are expanding our service offerings, we expect to continue to rely on primary real estate agency services to generate a significant portion of our revenues for the foreseeable future. Revenues from primary real estate agency services are typically generated on a project-by-project basis and are non-recurring in nature. This may contribute to the fluctuations in our period-to-period operation results.

We typically enter into agency agreements with developers shortly before they are expected to obtain permits to sell their newly developed properties. However, the timing of obtaining these sales permits varies from project to project and is subject to uncertain and potentially lengthy delays as developers need to obtain a series of other permits and approvals related to the development before obtaining the sales permit. It is therefore difficult to predict the interval between the time we sign these agency agreements and the time we launch the sale for the projects. In addition, as we typically settle the payment of our commissions with our developer clients at the end of a sales period based on successful sales achieved during the period, which typically lasts several months, our working capital levels are affected by the time lag between the time we actually make sales, bill our clients and collect the commissions owed to us. Furthermore, “successful sale,” as defined in individual contracts with our developer clients, depends on, among other things, the delivery of the down payment and some purchasers may not deliver the down payments on time. This makes it difficult for us to forecast revenues and cash flows and increases period-to-period fluctuations, which could cause the price of our ADSs to fluctuate or decline or adversely affect our working capital levels.

Our reliance on a concentrated number of property developers may materially and adversely affect us.

In 2004, 2005 and 2006, revenues derived from services we rendered to the top 10 clients in each of those years accounted for approximately 68.5%, 54.0% and 48.3%, respectively, of our total revenues. In the future, these property developers, all of which are independent third parties, may not continue to engage our services at the same level, or at all. Should these property developers terminate or substantially reduce their business with us and we fail to find alternative property developers to provide us with revenue-generating business, our financial condition and results of operations may be materially and adversely affected.

Our ability to successfully sell the properties we contract to sell may be materially and adversely affected if our developer clients fail to make timely delivery of the properties or any of these properties experience significant quality defects, negative publicity or other problems.

Our developer clients are responsible for the timely delivery and the quality of the properties we contract to sell. If our developer clients fail to make timely delivery of any of the properties or if any of these properties experiences significant quality defects, negative publicity or other problems, our ability to successfully sell the property may be materially and adversely affected and our reputation may also be harmed. This may in turn adversely affect our long-term ability to attract buyers for the properties we are contracted to sell.

If we fail to hire, train and retain qualified managerial and other employees, our business and results of operations could be materially and adversely affected.

We place substantial reliance on the real estate industry experience and knowledge of our senior management team as well as their relationships with other industry participants. Mr. Xin Zhou is particularly important to our future success due to his substantial experience and reputation in the real estate industry. We do not carry, and do not intend to procure, key person insurance on any of our senior management team. The loss of the services of one or more members of our senior management team due to their departure or otherwise could hinder our ability to effectively manage our business and implement our growth strategies. Finding suitable replacements for our current senior management could be difficult, and competition for such personnel of similar experience is intense. If we fail to retain our senior management, our business and results of operations could be materially and adversely affected.

Our employees manage our operations and interact with our customers on a daily basis. They are critical to maintaining the quality and consistency of our services and our brand and reputation. It is important for us to attract qualified managerial and other employees who have experience in real estate related services and are committed to our service approach. There may be a limited supply of qualified individuals in some of the cities in China where we have operations and other cities into which we intend to expand. We must hire and train qualified managerial and other employees on a timely basis to keep pace with our rapid growth while maintaining consistent quality of services across our operations in various geographic locations. We must also provide continuous training to our managerial and other employees so that they are equipped with up-to-date knowledge of various aspects of our operations and can meet our demand for high-quality services. If we fail to do so, the quality of our services may decrease in one or more of the markets where we operate, which in turn, may cause a negative perception of our brand and adversely affect our business.

Any failure to protect our brand, trademarks and other intellectual property rights could have a negative impact on our business.

We believe our brand, trademarks and other intellectual property rights are critical to our success. Any unauthorized use of our brand, trademarks and other intellectual property rights could harm our competitive advantages and business. Historically, China has not protected intellectual property rights to the same extent as the United States or the Cayman Islands, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Monitoring and preventing unauthorized use is difficult. The measures we take to protect our intellectual property rights may not be adequate. Furthermore, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving, and could involve substantial risks to us. If we are unable to adequately protect our brand, trademarks and other intellectual property rights, we may lose these rights and our business may suffer materially.

Our continuing reliance on our CRIC system depends in large part on retaining our proprietary rights in the CRIC system. We have imposed contractual obligations on employees and consultants and have taken other precautionary measures to maintain the confidentiality of our proprietary information and restricted the use of the proprietary information other than for the company’s benefit. If our employees and consultants do not honor their contractual obligations and misappropriate our database and other proprietary information, our business would suffer as a result.

As the right to use Internet domain names is not rigorously regulated in China, other companies have incorporated in their domain names elements similar in writing or pronunciation to the “E-House” trademark or its Chinese equivalent. This may result in confusion between those companies and our company and may lead to the dilution of our brand value, which could adversely affect our business.

Copyright infringement and other intellectual property claims against us may adversely affect our business and our ability to operate our CRIC system.

We have collected and compiled in the library of our CRIC system real estate related news articles, reports, floor plans, architectural drawings, maps, and other document and information prepared by third parties. We have signed an agreement with a news consolidator to obtain the right to use and reproduce copyright protected news and articles. We cannot assure you that the agreement covers all the copyright holders of news articles and reports in our library, that right holders to drawings, maps and other proprietary documents will not make infringement claims against us, or that we will not be subject to potential other copyright infringement claims. Moreover, we have in the past been subject to claims by individuals claiming rights in certain of the maps, drawings and documents made available on the CRIC system or otherwise provided to our clients. Any claims against us, with or without merit, could be time- consuming and costly to defend or litigate, divert our management’s attention and resources or result in loss of goodwill associated with our brand, and any judgments against us in such suits, or related settlements, could have a material impact on our ability to operate or market our CRIC system, harm our reputation and have a material adverse affect on our results of operation. If a lawsuit against us is successful, we may be required to pay damages or enter into royalty or license agreements that may not be based upon commercially reasonable terms, or we may be unable to enter into such agreement at all. As a result, the scope of our library we offer to our clients could be reduced, which could adversely affect the usefulness of our CRIC system.

If we fail to obtain or keep licenses and permits applicable to real estate brokerages, we may incur significant financial penalties and other government sanctions.

Due to the broad geographic scope of our operations and the wide variety of real estate services we perform, we are subject to numerous national, regional and local laws and regulations specific to the services we perform. If we fail to properly file records or to obtain or maintain the licenses and permits for conducting our businesses, the relevant branch office or subsidiary may be ordered to cease conducting the relevant real estate services and be subject to warning, fines and revocation of its licenses. As the size and scope of real estate sale transactions have increased significantly during the past several years, both the difficulty of ensuring compliance with the multiple levels of licensing regimes and the possible loss resulting from non-compliance have increased.

In addition to the licenses for our operations, our secondary real estate brokers are required to have the requisite qualification licenses to engage in secondary real estate brokerage services. These licenses must be renewed every one or two years. We are not certain that our secondary real estate brokers can obtain or renew these licenses in a timely manner, if at all. As the State Administration for Industry & Commerce, or its local counterparts, will only issue a license to us to set up and operate a secondary real estate brokerage storefront in certain cities when the storefront has at least five licensed real estate brokers, our business could suffer if our secondary real estate brokers are unable to obtain or renew these qualification licenses in those cities.

We may be subject to liabilities in connection with real estate brokerage activities.

As a licensed real estate broker, we and our licensed employees are subject to statutory obligations not to sell properties that fail to meet the statutory sales conditions or provide false statements on the conditions of any property in any advertisement. We must present clients with relevant title certificates or sales permits of the properties and the related letter of authorization. Failure to fulfill these obligations could subject us or our employees to litigation from parties who purchased, sold or leased properties we brokered. We or our employees may become subject to claims by other participants in real estate transactions claiming that we or our employees did not fulfill our statutory obligations as brokers. See “Regulations.”

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to the effectiveness of our internal controls over financial reporting. These requirements will first apply to our annual report on Form 20-F for the fiscal year ending on December 31, 2008. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting is effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

Prior to the initial public offering, we had been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. For example, we did not begin reviewing the accounting issues under FIN 46(R) “Consolidation of Variable Interest Entities, an Interpretation of ARB 51” relating to two entities involved in our payments of the customer deposit in August and October 2006 to a developer client until after we began generating revenues from this developer client in the third quarter of 2007. Although we ultimately resolved the accounting issues in December 2007, this incident indicates the need for us to further improve our financial reporting procedures and expertise to ensure timely identification and analysis of potential accounting issues.

During the audits of our consolidated financial statements for 2004 to 2006, our independent auditors identified a number of control deficiencies, including material weaknesses, in our internal control over financial reporting, as defined in Audit Standard No. 2 of the Public Company Accounting Oversight Board. The material weaknesses identified by our independent auditors consisted of (i) our inadequate financial reporting and accounting resources and expertise necessary to comply with U.S. GAAP and SEC reporting requirements, and (ii) our lack of formal accounting policies or procedures, which may result in misapplication and inconsistent accounting treatment across reporting periods.

We began the process to remediate these material weaknesses and other deficiencies by, among other measures, implementing additional control procedures, reinforcing the existing controls and recruiting additional finance and accounting personnel. For example, we hired additional staff with U.S. GAAP experience and engaged external consultants to assist in implementing our accounting policies and procedures. We planned to remedy our material weaknesses and other control deficiencies in time to meet the deadline imposed by Section 404 of the Sarbanes-Oxley Act. If we fail to timely achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls over financial reporting. Moreover, effective internal controls over financial reporting are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our ADSs. Furthermore, we anticipate that we will incur considerable costs and devote significant management time and efforts and other resources to comply with Section 404 of the Sarbanes-Oxley Act.

We incur increased costs as a result of being a public company.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company prior to our initial public offering in August 2007. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC and the New York Stock Exchange, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we incur ongoing additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

RISKS RELATED TO DOING BUSINESS IN CHINA

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on overall economic growth in China, which could adversely affect our business.

We conduct substantially all of our business operations in China. As the real estate sector could be highly sensitive to business and personal discretionary spending levels, it tends to decline during general economic downturns. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 30 years, growth has been uneven across different periods, regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. For example, on January 3, 2008, the State Council issued a Notice on Promoting Economization of Land Use, which urges the full and effective use of existing construction land and the preservation of farming land. While some of these measures benefit the overall PRC economy, they may have a negative effect on the real estate industry in China.

The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Since late 2003, the PRC government implemented a number of measures, such as increasing the People’s Bank of China’s statutory deposit reserve ratio and imposing commercial bank lending guidelines that had the effect of slowing the growth of credit availability. These actions, as well as future actions and policies of the PRC government, could materially affect the Chinese economy and slow the growth of the real estate market in China.

Uncertainties with respect to the Chinese legal system could adversely affect us.

We conduct our business primarily through our subsidiaries in China. Our operations in China are governed by PRC law and regulations. Our subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our income will be primarily derived from dividend payments from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and our affiliated entity to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, for most capital account items, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

Fluctuation in the value of the RMB may have a material adverse effect on your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and foreign exchange regime and policy adopted by the PRC government. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a managed band based on market supply and demand and by reference to a basket of certain foreign currencies. This change in policy has resulted in an approximately 11.9% appreciation of the RMB against the U.S. dollar between July 21, 2005 and December 31, 2007. Our revenues and costs are mostly denominated in the RMB, and a significant portion of our financial assets are also denominated in the RMB. We rely entirely on dividends paid to us by our subsidiaries in

China. Any significant fluctuations of the exchange rate between the RMB and the U.S. dollar may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. Any fluctuations of the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

Recent PRC regulations relating to the establishment of offshore special purpose companies by PRC domestic residents and registration requirements for employee stock ownership plans or share option plans may subject our PRC resident beneficial owners or the plan participants to personal liability, limit our ability to inject capital into our PRC subsidiaries, limit our subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

SAFE issued a public notice in October 2005 requiring PRC domestic residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies, referred to in the notice as an “offshore special purpose company.” PRC domestic residents who are shareholders of offshore special purpose companies and have completed round trip investments but did not make foreign exchange registrations for overseas investments before November 1, 2005 were retroactively required to register with the local SAFE branch before March 31, 2006. PRC resident shareholders are also required to amend their registrations with the local SAFE in certain circumstances. We are aware that our PRC domestic resident shareholders subject to the SAFE registration requirement have registered with the Shanghai SAFE branch and are in the process of amending certain applicable registrations with the Shanghai SAFE.

We cannot provide any assurances that all of our shareholders who are PRC residents will make or obtain any applicable registrations or approvals required by these SAFE regulations. The failure or inability of our PRC resident shareholders to comply with the registration procedures set forth therein may subject us to fines and legal sanctions, restrict our cross-border investment activities, or limit our PRC subsidiaries’ ability to distribute dividends or obtain foreign-exchange-dominated loans to our company.

As it is uncertain how the SAFE regulations will be interpreted or implemented, we cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our results of operations and financial condition. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

In December 2006, the People’s Bank of China promulgated the Implementation Rules of the Administrative Measures for Individual Foreign Exchange, or the Individual Foreign Exchange Rules, setting forth the respective requirements for foreign exchange transactions by PRC individuals under either the current account or the capital account. In January 2007, SAFE issued implementing rules for the Individual Foreign Exchange Rules, which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen’s participation in the employee stock ownership plans or stock option plans of an overseas publicly-listed company. On March 28, 2007, SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plan or Stock Option Plan of Overseas-Listed Company, or the Stock Option Rule. Under the Stock Option Rule, PRC citizens who are granted stock options by an overseas publicly-listed company are required, through a PRC agent or PRC subsidiary of such overseas publicly-listed company, to register with SAFE and complete certain other procedures. We and our PRC employees who have been granted stock options are subject to the Stock Option Rule. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and legal sanctions. See “Regulation — Regulations on Employee Share Options.”

We rely principally on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries entities to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we rely principally on dividends from our subsidiaries in China for our cash requirements, including any debt we may incur. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its after-tax profits each year, if any, to fund certain statutory reserves. These reserves are not distributable as cash dividends. Furthermore, if our subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements we currently have in place in a manner that would materially and adversely affect our subsidiaries’ ability to pay dividends and other distributions to us. Any limitation on the ability of our subsidiaries to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, or otherwise fund and conduct our business.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating subsidiaries.

In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC operating subsidiaries, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries. Any loans to our PRC subsidiaries are subject to approval by relevant governmental authorities in China. See “Regulation — Regulations on Loans to and Direct Investment in PRC Entities by Offshore Holding Companies.”

We may also decide to finance our subsidiaries by means of capital contributions. According to the relevant PRC regulations on foreign-invested enterprises in China, depending on the amount of total investment, capital contributions to foreign-invested enterprises in China are subject to approval by the PRC Ministry of Commerce or its local branches. We may not obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our subsidiaries. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Our business benefits from tax-related government incentives and discretionary policies. Expiration of, or changes to, these incentives or policies could have a material adverse effect on our operating results.

For 2005 and 2006, E-House Shanghai enjoyed a reduced 15% enterprise income tax rate, while most of our other PRC subsidiaries were subject to a 33% enterprise income tax rate. The new PRC Enterprise Income Tax Law, or the EIT Law, effective since January 1, 2008, applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises. On December 26, 2007, the State Council issued the Notice of the State Council Concerning Implementation of Transitional Rules for Enterprise Income Tax Incentives, or Circular 39. Based on Circular 39, certain specifically listed categories of enterprises that enjoyed a preferential tax rate of 15% are eligible for a graduated rate increase to 25% over the 5-year period beginning from January 1, 2008. Specifically, the applicable rates under such an arrangement for such enterprises will be 18%, 20%, 22%, 24% and 25% for 2008, 2009, 2010, 2011 and 2012, respectively. Circular 39 includes manufacturing enterprises located in Pudong New Area of Shanghai as qualifying for the five-year transition. Non-manufacturing enterprises located in Pudong New Area of Shanghai are not specifically listed in recently released Circular 39 dated December 26, 2007, even though they were subject to the same 15% preferential income tax rate as manufacturing enterprises in Pudong. As a result, it is unclear whether E-House Shanghai will be subject to the graduated transition to statutory rate of 18% in 2008 or 25% income tax rate immediately.

Various local governments in China have provided discretionary preferential tax treatments to us. However, at any time, these local governments may decide to reduce or eliminate these preferential tax treatments. Furthermore, these local implementations of tax laws may be found in violation of national laws or regulations and we may be subject to retroactive imposition of higher taxes as a result. Starting from year 2007, we are required under Financial Accounting Standards Board Interpretation No. 48 to accrue taxes for these contingencies. The change in accounting requirement for reporting tax contingencies, any reduction or elimination of these preferential tax treatments and any retroactive imposition of higher taxes could have an adverse effect on our results of operations.

Dividends payable to us by our PRC subsidiaries may be subject to PRC withholding taxes, or we may be subject to PRC taxation on our worldwide income and dividends distributed to our investors may be subject to PRC withholding taxes under the new EIT Law.

Under the PRC tax laws effective prior to January 1, 2008, dividends paid to foreign investors by foreign-invested enterprises, such as dividends paid to us by our PRC subsidiaries, are exempt from PRC withholding tax. In 2007, the PRC government promulgated the new EIT Law and the relevant implementation rules, which became effective on January 1, 2008. Under the new EIT Law and its implementation rules, all domestic and foreign invested companies would be subject to a uniform enterprise income tax at the rate of 25% and dividends from PRC subsidiaries to their foreign shareholders will be subject to a withholding tax at the rate of 10%. However, under this EIT Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore be subject to PRC enterprise income tax at the rate of 25% on their worldwide income. Under the implementation rules of the PRC Income Tax Law, “de facto management bodies” is defined as the bodies that have material and overall management and control over the business, personnel, accounts and properties of the enterprise. If we were considered a PRC resident enterprise, we would be subject to the PRC enterprise income tax at the rate of 25% on our worldwide income; dividend income we receive from the PRC subsidiaries, however, would be exempt from PRC tax since such income is exempted under the new EIT Law to a PRC resident recipient. Dividends distributed to our investors by us, as a PRC resident, would be subject to the 10% PRC withholding tax. With the newly imposed 10% PRC dividend withholding tax, we will incur an incremental PRC tax cost when PRC profits are distributed to ultimate shareholders. In addition, if we become a PRC resident enterprise under the new PRC tax system and receive income other than dividends, our profitability and cash flow would be adversely impacted due to our worldwide income being taxed in China under the new EIT Law.

Foreign ownership of the real estate agency and brokerage business in China is restricted under the recent PRC regulation. This may limit our ability to establish our new PRC operating entities or to increase registered capital of existing entities in the future.

On October 31, 2007, the PRC National Development and Reform Committee of China and the Ministry of Commerce of China jointly promulgated the amended Foreign Investment Industrial Guidance Catalogue, or the Catalogue, which came into effect on December 1, 2007. Pursuant to the Catalogue, real estate agency companies and real estate brokerage companies are classified to be the restricted category of foreign investment industries.

Our PRC legal counsel, Jin Mao PRC Lawyers, is of the opinion that only new real estate agency and brokerage businesses established after December 1, 2007 or existing real estate agency and brokerage businesses that require new approvals from the Ministry of Commerce or its local branch in order to increase their registered capital or conduct an equity transfer would be effected by the Catalogue. It may be difficult or take long period of time for us to obtain the approval from the Ministry of Commerce or its local branch in order to establish our new PRC operating entities or to increase the registered capital of existing entities in the future. We cannot assure you that we will be able to obtain such approval from the Ministry of Commerce or its local branch.

The national and regional economies in China and our prospects may be adversely affected by a recurrence of SARS or an outbreak of other epidemics, such as avian flu.

Some regions in China, including the cities where we operate, are susceptible to epidemics such as Severe Acute Respiratory Syndrome, or SARS. Past occurrences of epidemics, depending on their scale of occurrence, have caused different degrees of damage to the national and local economies in China. A recurrence of SARS or an outbreak of any other epidemics in China, such as the H5N1 avian flu, especially in the cities where we have operations, may result in material disruptions to property development in China and corresponding disruptions to our sales and marketing, which in turn will adversely affect our financial condition and results of operations.

RISKS RELATED TO OUR ADSs AND THIS OFFERING

The market price for our ADSs may be volatile.

The market price for our ADSs may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	conditions in the real estate industries;

•	changes in the economic performance or market valuations of other real estate services companies;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between the RMB and U.S. dollar or other foreign currencies;

•	potential litigation or administrative investigations;

•	release of lock-up or other transfer restrictions on our outstanding ADSs or ordinary shares or sales of additional ADSs; and

•	general economic or political conditions in China.

In addition, the securities markets in the United States, China and elsewhere have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our ADSs.

You will experience immediate dilution in the net tangible book value of ADSs purchased.

When you purchase ADSs in the offering at the assumed public offering price of $       per ADS, the last trading price of our ADSs on      , 2008, you will incur immediate dilution of $       per ADS. See “Dilution.” In addition, you may experience further dilution to the extent that additional ordinary shares are issued upon exercise of outstanding options and options we may grant from time to time.

We may need additional capital, and the sale of additional ADSs or other equity securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the proceeds from our initial public offering in August 2007 and from this offering will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

Substantial future sales of our ADSs in the public market, or the perception that these sales could occur, could cause the price of our ADSs to decline.

Additional sales of our ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have       ordinary shares outstanding. All shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933.       ordinary shares outstanding after this offering will be available for sale, upon the expiration of the applicable lock-up period, subject to volume and other restrictions as applicable under Rule 144 under the Securities Act. Any or all of these shares can be released prior to expiration of the lock-up period at the discretion of the lead underwriters for this offering. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our ADSs could decline.

In addition, certain holders of our ordinary shares after the completion of this offering will have the right to cause us to register the sale of those shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market could cause the price of our ADSs to decline.

Our corporate actions are substantially controlled by Xin Zhou, our co-founder, chairman and chief executive officer.

Immediately following this offering, Xin Zhou will beneficially own approximately      % of our outstanding shares or      % if the underwriters exercise their option to purchase additional ADSs in full, and Xin Zhou is currently and is expected to remain an affiliate within the meaning of the Securities Act after the offering. Accordingly, Mr. Zhou will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs. These actions may be taken even if they are opposed by our other shareholders, including those who purchase ADSs in this offering.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

Except as described in this prospectus and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the shares evidenced by our ADSs on an individual basis. Holders of our ADSs have appointed the depositary or its nominee as their representative to exercise the voting rights attaching to the shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

You may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act of 1933, as amended, or the Securities Act, or exempt from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

Your ADSs represented by the ADRs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law, conduct substantially all of our operations in China and all of our officers reside outside the United States.

We are incorporated in the Cayman Islands and wholly own a company incorporated in the British Virgin Islands. We conduct substantially all of our operations in China through the subsidiaries in China wholly owned by this British Virgin Islands company. All of our officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an original action against us or against these individuals in a Cayman Islands or PRC court in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

Our corporate affairs are governed by our memorandum and articles of association and by the Companies Law (2007 Revision) and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and provides significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Our management will have considerable discretion as to the use of the net proceeds from this offering.

We have not allocated the majority of the net proceeds we will receive from this offering to any particular purpose. Rather, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

We may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to U.S. holders.

We do not believe that we were a “passive foreign investment company,” or PFIC, for United States federal income tax purposes for the taxable year ending December 31, 2007. However, we must make a separate determination each year as to whether we are a PFIC and we cannot assure you that we will not be a PFIC for either our taxable year ending December 31, 2008 or for any future taxable year. A non-U.S. corporation will be considered a PFIC for any taxable year if either (1) at least 75% of its gross income is passive income or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. The market value of our assets will depend in large part on the market price of our ADSs and ordinary shares, which is likely to fluctuate after this offering. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we are treated as a PFIC for any taxable year during which U.S. holders hold ADSs or ordinary shares, certain adverse United States federal income tax consequences could apply to U.S. holders. See “Taxation — United States Federal Income Taxation — Passive Foreign Investment Company.”

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include:

•	our anticipated growth strategies;

•	our future business development, results of operations and financial condition;

•	expected changes in our revenues and certain cost or expense items;

•	our ability to attract clients and further enhance our brand recognition; and

•	trends and competition in the real estate services industry.

You should read thoroughly this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $       million, or approximately $       million if the underwriters exercise their option to purchase additional ADSs in full, based on the last trading price of our ADSs of $       per ADS on      , 2008, in each case after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of ADSs by the selling shareholders. A $1.00 increase (decrease) in the assumed public offering price of $       per ADS would increase (decrease) the net proceeds of this offering by $       million, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We intend to use the net proceeds we will receive from this offering as follows:

•	approximately $ million to expand our sales and marketing efforts;

•	approximately $ million to fund capital expenditures, including approximately $ million to invest in our information and operational systems; and

•	the balance for other general corporate purposes, including funding additional strategic alliances and possible acquisitions of complementary businesses.

As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we will receive upon the completion of this offering. Accordingly, our management will have significant discretion in applying the net proceeds we will receive from the offering.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

Pending use of the net proceeds, we intend to hold our net proceeds in demand deposits or invest them in interest-bearing government securities.

DIVIDEND POLICY

We declared and paid dividends to holders of our ordinary shares in the amount of $0.10, $0.07 and $0.08 per share, respectively, for 2004, 2005 and 2006. However, no dividends were declared or paid to holders of our ordinary shares or ADSs for 2007 and we have no present plan to declare and pay any dividends on our shares or ADSs in the near future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We rely on dividends from our subsidiaries in China. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its accumulated after-tax profits each year, if any, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiaries in China incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

Our board of directors has complete discretion as to whether to distribute dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2007:

•	on an actual basis;

•	on an as adjusted basis to reflect the issuance and sale of ordinary shares in the form of ADSs by us in this offering at the assumed public offering price of $ per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and assuming that the underwriters do not exercise their option to purchase additional ADSs.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2007
	Actual	As adjusted(1)
	(in thousands of $, except share and per share data)

Debt
Guaranteed	6,658	6,658
Secured	689	689
Minority interest	2,817	2,817
Shareholders’ equity:
Ordinary shares, $0.001 par value, 1,000,000,000 shares authorized, 76,325,395 shares issued and outstanding on an actual basis, and shares issued and outstanding as adjusted	76
Additional paid-in capital	208,637
Retained earnings	32,078	32,078
Accumulated other comprehensive income	3,296	3,296
Total shareholders’ equity(2)	244,087

Total capitalization(2)	254,251

(1)	The as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual public offering price and other terms of this offering determined at pricing.

(2)	Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a $1.00 increase (decrease) in the assumed public offering price of $ per ADS would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $ million.

DILUTION

Our net tangible book value as of September 30, 2007 was approximately $3.13 per share or ADS. Net tangible book value per share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding. Dilution is determined by subtracting net tangible book value per ordinary share from the assumed public offering price per ordinary share.

Without taking into account any other changes in such net tangible book value after September 30, 2007, other than to give effect to our sale of the       ADSs offered in this offering at the assumed public offering price of $       per ADS, based on the last trading price of our ADSs on      , 2008 of $       per ADS, and after deduction of underwriting discounts and commissions and the estimated offering expenses, our pro forma net tangible book value at September 30, 2007 would have been $       per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, or $       per ADS. This represents an immediate increase in net tangible book value of $       per ordinary share or per ADS, to existing shareholders and an immediate dilution in net tangible book value of $       per ordinary share or per ADS, to purchasers of ADSs in this offering.

The following table illustrates such per share dilution:

Assumed public offering price per ordinary share	$
Net tangible book value per ordinary share	$
Amount of dilution in net tangible book value per ordinary share to new investors in the offering	$
Amount of dilution in net tangible book value per ADS to new investors in the offering	$

A $1.00 increase (decrease) in the assumed public offering price of $       per ADS would increase (decrease) our pro forma net tangible book value after giving effect to the offering by $       million, the pro forma net tangible book value per ordinary share and per ADS after giving effect to this offering by $       per ordinary share and $       per ADS and the dilution in pro forma net tangible book value per ordinary share and per ADS to new investors in this offering by $       per ordinary share and $       per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

The following table summarizes, on a pro forma basis as of September 30, 2007, the differences between the shareholders as of September 30, 2007 and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid at the assumed public offering price of $       per ADS before deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us. The pro forma information discussed above is illustrative only.

Average
								Price Per	Average
	Ordinary Shares Purchased			Total Consideration				Ordinary	Price Per
	Number	Percent		Amount		Percent		Share	ADS

Existing shareholders	76,325,395		%		$208,713,946		%	$2.73	$2.73
New investors			%	$			%	$	$

Total			%	$			%

The discussion and tables above also assume no exercise of any outstanding stock options. As of the date of this prospectus, there were 1,716,500 ordinary shares issuable upon exercise of outstanding stock options at a weighted average exercise price of $14.34 per share, and there were additional ordinary shares available for future issuance upon the exercise of future grants under our share incentive plan. See “Management — Share Incentive Plan.” To the extent that any of these options are exercised, there will be further dilution to new investors.

MARKET PRICE INFORMATION FOR OUR AMERICAN DEPOSITARY SHARES

Our ADSs, each representing one of our ordinary shares, have been listed on the New York Stock Exchange since August 8, 2007. Our ADSs trade under the symbol “EJ.” For the period from August 8, 2007 to January 16, 2008 the trading price of our ADSs on the New York Stock Exchange has ranged from $12.26 to $36.45 per ADS. The following table provides the high and low sale prices for our ADSs on the New York Stock Exchange for each of the months since our initial public offering.

	Sales Price
	($)
	High	Low

2007
Quarterly Highs and Lows
Third Quarter 2007	23.87	12.26
Fourth Quarter 2007	36.45	18.00

Monthly Highs and Lows
August 2007	18.97	12.26
September 2007	23.87	17.80
October 2007	36.45	23.20
November 2007	35.25	18.00
December 2007	29.12	20.75

2008
January 2008 (through January 16)	28.09	20.20

EXCHANGE RATE INFORMATION

Our business is conducted in China and substantially all of our revenues are denominated in RMB. However, periodic reports made to shareholders will be expressed in U.S. dollars using the then current exchange rates. This prospectus contains translations of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of RMB into U.S. dollars in this prospectus is based on the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB 7.4928 to $1.00, the noon buying rate in effect as of September 28, 2007. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On January 16, 2008, the noon buying rate was RMB7.2400 to $1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. The source of these rates is the Federal Reserve Bank of New York.

	Noon Buying Rate
Period	Period End	Average(1)	Low	High
		(RMB Per $1.00)

2002	8.2800	8.2770	8.2800	8.2669
2003	8.2767	8.2772	8.2800	8.2765
2004	8.2765	8.2768	8.2774	8.2764
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
July	7.5720	7.5757	7.6055	7.5580
August	7.5462	7.5734	7.6181	7.5420
September	7.4928	7.5196	7.5540	7.4928
October	7.4682	7.5016	7.5158	7.4682
November	7.3850	7.4212	7.4582	7.3800
December	7.2946	7.3682	7.4120	7.2946
2008
January (through January 16)	7.2400	7.2635	7.2946	7.2345

(1)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

All of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder, our counsel as to Cayman Islands law, and Jin Mao PRC Lawyers, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

Jin Mao PRC Lawyers has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions.

SELECTED CONSOLIDATED FINANCIAL DATA

Our Selected Consolidated Financial Data

The following selected consolidated financial information for the periods and as of the dates indicated should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Our selected consolidated balance sheet data as of December 31, 2004 were derived from our audited consolidated statements that are not included in this prospectus. Our selected consolidated financial data presented below for the years ended December 31, 2004, 2005 and 2006 and our balance sheet data as of December 31, 2005 and 2006 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements are prepared in accordance with U.S. GAAP, and have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm. The report of Deloitte Touche Tohmatsu CPA Ltd. on our consolidated financial statements as of December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006 is included elsewhere in this prospectus.

The selected consolidated statement of operations data for the years ended December 31, 2002 and 2003 and consolidated balance sheet data as of December 31, 2002 and 2003 have been derived from our unaudited consolidated financial statements, which are not included in this prospectus. The selected consolidated statement of operations data for the nine months ended September 30, 2006 and 2007 and the selected consolidated balance sheet data as of September 30, 2007 have been derived from our unaudited financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial data. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. In addition, our unaudited results for the nine months ended September 30, 2007 may not be indicative of our results for the full year ended December 31, 2007.

						For the Nine Months Ended
	For the Year Ended December 31,					September 30,
	2002	2003	2004	2005	2006	2006	2007
	(in thousands of $, except share, per share and per ADS data)

Consolidated Statement of Operations Data:
Revenues	12,256	13,842	31,198	38,661	55,999	21,465	70,667
Cost of revenues	(3,465)	(3,311)	(9,844)	(10,818)	(10,244)	(5,738)	(15,313)
Selling, general and administrative expenses	(5,282)	(6,422)	(14,299)	(13,250)	(21,322)	(14,308)	(29,186)
Income from operations	3,509	4,109	7,055	14,593	24,433	1,419	26,168
Minority interests	—	(50)	686	(268)	(355)	75	(814)
Net income	3,527	3,046	5,589	11,148	18,107	1,085	19,299
Earnings per share
Basic	$0.07	$0.06	$0.11	$0.22	$0.27	$0.02	$0.26
Diluted	$0.07	$0.06	$0.11	$0.22	$0.27	$0.02	$0.26
Earnings per ADS(1)
Basic	$0.07	$0.06	$0.11	$0.22	$0.27	$0.02	$0.26
Diluted	$0.07	$0.06	$0.11	$0.22	$0.27	$0.02	$0.26
Weighted average number of ordinary shares used in per share calculations:
Basic	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000	55,055,239
Diluted	50,000,000	50,000,000	50,000,000	50,000,000	67,372,353	65,488,215	73,653,943
Cash dividends declared per ordinary share	$—	$0.05	$0.10	$0.07	$0.08	$0.08	—

(1)	Each ADS represents one ordinary share.

The following table presents a summary of our consolidated balance sheet data as of December 31, 2002, 2003, 2004, 2005 and 2006 and as of September 30, 2007:

						As of
	As of December 31,					September 30,
	2002	2003	2004	2005	2006	2007
	(in thousands of $)

Consolidated Balance Sheet Data:
Cash and cash equivalents	10,036	7,689	10,071	12,712	24,306	178,850
Total assets	18,237	20,135	54,159	48,231	89,430	287,590
Total current liabilities	13,407	14,583	40,785	39,895	28,751	39,684
Mezzanine equity	—	—	—	—	24,828	—
Total shareholders’ equity	4,830	5,381	9,807	5,242	32,370	244,087

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a leading real estate services company in China based on scope of services, brand recognition and geographic presence. We provide primary real estate agency services, secondary real estate brokerage services as well as real estate consulting and information services. For the period from 2001 to September 30, 2007, we sold an aggregate of approximately 7.7 million square meters of primary properties with total transaction value of approximately RMB61.8 billion ($8.2 billion) for real estate development projects in 33 cities in China. We were ranked as the largest real estate agency and consulting services company in China for three consecutive years from 2004 to 2006 by the China Real Estate Top 10 Committee, as measured by the number of transactions facilitated, transaction value and GFA of properties sold and geographic coverage.

We have experienced substantial growth in recent years while maintaining profitability. We became a leader in the real estate services market in Shanghai within two years of our inception and have since expanded our operations from Shanghai to other cities throughout China. Meanwhile, our revenues grew from $31.2 million in 2004 to $56.0 million in 2006, representing a CAGR of 34.0%, and reached $70.7 million in the nine months ended September 30, 2007, an increase of 229.0% from $21.5 million for the same period in 2006. At the same time, our net income increased from $5.6 million in 2004 to $18.1 million in 2006, representing a CAGR of 80.0%, and reached $19.3 million in the nine months ended September 30, 2007, a substantial increase from $1.1 million for the same period in 2006.

Factors Affecting Our Results of Operations

Our operating results are subject to general conditions typically affecting the real estate services industry, including changes in governmental policies and laws affecting real estate and real estate financing, uneven economic growth and development across different regions of China, supply of and demand for housing and other types of property in local markets, entry barriers and competition from other real estate services companies and increases in operating costs and expenses due to inflation and other factors. Unfavorable changes in any of these general conditions could negatively affect our transaction volume and the transaction value of the properties whose sale we facilitate and otherwise adversely affect our results of operations. Our operating results are more directly affected by company-specific factors, including our revenue growth and ability to effectively manage our operating costs and expenses.

Revenues.  In 2006, we generated total revenues of $56.0 million. In the nine months ended September 30, 2007, our total revenues were $70.7 million. We currently derive our revenues from three service lines: primary real estate agency services, secondary real estate brokerage services, and real estate consulting and information services. Our revenues are presented net of PRC business taxes and related surcharges. The following table sets forth the revenues generated by each of our three business lines, both as an amount and as a percentage of total revenues for the periods indicated.

							For the Nine Months Ended
	For The Year Ended December 31,						September 30,
	2004		2005		2006		2006		2007
	$	%	$	%	$	%	$	%	$	%
	(in thousands except percentages)

Revenues:
Primary real estate agency services	29,709	95.2	34,502	89.2	45,708	81.6	14,159	66.0	58,998	83.5
Secondary real estate brokerage services	699	2.3	361	1.0	3,846	6.9	2,497	11.6	7,368	10.4
Real estate consulting and information services	790	2.5	3,798	9.8	6,445	11.5	4,809	22.4	4,301	6.1

Total revenues	31,198	100.0	38,661	100.0	55,999	100.0	21,465	100.0	70,667	100.0

Primary Real Estate Agency Services.  Revenues from our primary real estate agency services have constituted, and are expected in the foreseeable future to constitute, the substantial majority of our total revenues. Our primary real estate agency services mainly consist of marketing and sale of new properties for developer clients. We earn sales commissions based on terms negotiated with our developer clients, which vary from project to project. Each of our agency contracts specifies commission rates that are expressed as percentages of transaction value. We define the transaction value of any project as the aggregate of the sales proceeds of all property units we have sold for the project. For certain projects, we are able to negotiate additional commissions payable upon our achieving specified sales targets in terms of GFA or average selling price of properties sold. The majority of our agency contracts stipulate that our developer clients are responsible for the cost of promotion and advertising, either by paying the costs directly or reimbursing us for promotion and advertising costs we incur. The other form of agency contracts provide for higher commission rates for us, in exchange for which we are required to bear all promotion and advertising costs.

We recognize revenues from our primary real estate agency services upon facilitating each “successful sale” of a property unit. “Successful sale” is defined in individual contracts with our developer clients to mean completion of various significant steps, which typically include the property purchaser’s execution of the sales contract and delivery of the down payment as well as the registration of the sales contract with relevant governmental authorities. We typically settle the payment of our commissions with our developer clients at the end of a sales period based on successful sales achieved during the period, which typically lasts several months. The time lag between the time we actually make sales, bill our clients and collect the commissions owed to us, which we believe is typical of the real estate agency business in China, is reflected in our accounts receivable and has from time to time resulted in our operating with negative cash flows.

Revenues from our primary real estate agency services are significantly affected by the following operating measures that are widely used in the primary real estate agency services industry and appear throughout this prospectus:

•	total GFA of the properties we sell;

•	total transaction value of the properties we sell; and

•	commission rates.

In recent years, our revenue growth has been driven primarily by increased GFA and transaction value of the properties we sold. The total GFA of the properties whose sale we facilitate is largely affected by real estate market conditions in China in general and local market conditions in particular, our ability to market and sell our services to property developers, our developer clients’ property development and sales schedule and our ability to market and sell these properties. The total transaction value of the properties we sell is the aggregate sales proceeds of all the properties we have sold and, therefore, is affected by the total GFA and the average selling price of properties we sell. Our commission rates are based on individually negotiated contracts with our developer clients, which are typically affected by our ability to market and sell our services to developers, competitive pressure and developers’ perception of the level of difficulty of selling the properties. As our sales commissions are determined based on the transaction value of the properties we sell and our commission rates, any increase or decrease of the transaction value or our average commission rates may affect our revenues from primary real estate agency services.

Secondary Real Estate Brokerage Services.  Revenues from our secondary real estate brokerage services were insignificant until 2006, when we made a strategic decision to expand our business into secondary real estate brokerage services. In April 2006, we acquired Shanghai City Rehouse Real Estate Agency Co., Ltd, a leading real estate brokerage company in Shanghai, for approximately $0.4 million. In June 2006, we acquired E-House International Estate Agency Limited, which engages in secondary real estate brokerage services in Hong Kong and Macau for approximately $1.4 million. Under applicable PRC law, we are permitted to represent both the seller and the purchaser and are entitled to receive up to 1% of the transaction value as sales commission from each side in a secondary real estate sales transaction. In major cities, we typically represent both the seller and the purchaser in accordance with customary practice. For rental units, we are permitted under applicable PRC law to charge one-time commissions ranging from 50% to 100% of the contracted monthly rent for facilitating rental transactions. In Shanghai, the maximum commission rate is 70% of the contracted monthly rent for facilitating rental transactions. For our secondary real estate brokerage services in Hong Kong and Macau, we normally charge one-time commissions based on negotiations. We recognize our commissions as revenue when the sales or rental contract is executed by all the parties to the contract, at which point we have fulfilled our obligations in connection with the sales or rental transaction.

Revenues from our secondary real estate brokerage services are significantly affected by real estate policies affecting the secondary real estate market, the number of sales transactions we facilitate, the aggregate transaction value of the properties we facilitate and commission rates. The number of sales transactions we facilitate depends in large part on our network of storefronts, our brand recognition, our ability to attract a large number of potential sellers and purchasers, our ability to obtain information on potential sales leads and the quality of our services. Our commissions may be lower than the maximum rate permissible under PRC laws and regulations, as a result of negotiations with individual parties and in response to competition.

Real Estate Consulting and Information Services.  Revenues from our real estate consulting and information services have accounted for a small but growing portion of our total revenues. With the buildup of our industry expertise and growth of our brand since 2005, we have been engaged by a growing number of clients for consulting projects related to land acquisition, strategic alliance, product development and marketing strategy. As we expand into new geographic regions and strengthen our position as the leading service provider in the real estate industry, we expect to continue expand our consulting services.

We provide real estate consulting services in relation to land acquisition and property development. We generally agree to a fixed fee arrangement conditional upon the delivery of a final product, such as closing a land acquisition transaction or providing a market study report. The contractual period is usually between one and six months. We recognize revenue on consulting services when we have completed our performance obligations under the service contract, the customer accepts the contract deliverable and the payment terms are no longer contingent.

We began to sell online subscriptions to our proprietary CRIC system in the second half of 2006. These subscriptions allow subscribers to search information in our CRIC system and generate analytical reports. Subscription fees vary depending on the search level, number of terminals, number or cities covered and level of access. We receive subscription fees on an annual basis starting at the beginning of the subscription period and recognize revenues ratably over the subscription period. We are investing our resources in the development of more premium and customized subscriptions packages. We intend to generate more consulting projects as well as increase subscriptions to our CRIC system in order to further increase revenues from our real estate consulting and information services.

Revenues from our real estate consulting services are significantly affected by our industry knowledge and expertise, the scope and depth of our services and demand for our services. Revenues from our real estate information services depend primarily on the number of subscriptions to our CRIC system and unit subscription fees. The number of subscriptions we sell is in turn affected by our marketing efforts, our continuous improvement of the CRIC system, and our ability to update and enhance the information on a timely basis.

Cost of Revenues.  Our cost of revenues primarily consists of costs directly attributable to our primary real estate agency services. These direct costs primarily include salaries and commissions of sales and support staff, and costs of rental, utility and consumable products for our on-site sales offices. For those projects where we are contractually responsible for project marketing and advertising costs, we include those costs in cost of revenue.

Selling, General and Administrative Expenses.  Our selling, general and administrative expenses primarily consist of compensation and benefits for our corporate office employees expenses incurred in promoting our brand and services, costs of third-party professional services, costs related to industry research and the development of our CRIC system, rental payments relating to office and administrative functions and depreciation and amortization of property and equipment used in our corporate offices. Since 2006, our selling, general and administrative expenses have also included overhead expenses for our secondary real estate brokerage operations, which include compensation for our sales and administrative staff, rental costs for brokerage storefronts and administrative offices, marketing promotion and other administrative expenses. We expect that our selling, general and administrative expenses will increase in the near term as we hire additional personnel and incur additional costs in connection with the expansion of our business and with being a publicly traded company.

Our selling, general and administrative expenses also include share-based compensation expenses. We have adopted a share incentive plan and have granted options under the Plan. We have adopted Statement of Financial Accounting Standard, or SFAS, No. 123 (revised 2004), “Share-Based Payment” or SFAS No. 123(R), under which share-based compensation expenses will be recognized, generally over the vesting period of the award based on the fair value of the award on the grant date.

Our selling, general and administrative expenses also include gains from sale of properties held for sale. In 2004, we elected to purchase the remaining unsold residential and commercial units of a real estate development project for which we acted as sales agent and intended to sell those units in the near future. The total purchase cost of these properties was $8.0 million. We recorded a gain from the sale of a portion of these properties in the amount of $377,457 and $194,229, respectively, in 2005 and 2006. We recorded a loss from the sale of a portion of these properties in the amount of $20,263 in the first nine months of 2007. The remaining unsold portion of these properties was recorded as properties held for sale in our consolidated balance sheets.

Share-based Compensation Expenses.  Since we adopted the share incentive plan in November 2006, we have granted the following options to our officers, employees and independent director appointees. We had not granted any options or other equity incentives to any employee, director or consultant before November 2006.

	Number of Ordinary
	Shares Underlying		Fair Value of
Grant Date	Options Granted	Exercise Price	Ordinary Shares

November 28, 2006	436,364	$3.30	$3.30
March 9, 2007	300,000	$5.50	$5.50
July 23, 2007	915,000	$12.50	$10.67
January 7, 2008	480,000	$23.00	$23.00
January 10, 2008	21,500	$24.23	$24.23

We determine share-based compensation expenses based on the fair value of the options as of the date of grant and amortize such expenses over the vesting period of the options. A change in the amount of share-based compensation expenses will primarily affect our net income, earnings per share and operating expenses.

We engaged Sallmanns (Far East) Limited, or Sallmanns, an independent appraiser, to assess the fair value of our options and ordinary shares underlying the options. Determining the fair value of options and ordinary shares requires making complex and subjective judgments. In assessing the fair value of our ordinary shares, we considered the following principal factors:

•	The nature of our business and the contracts and agreements relating to our business;

•	The global economic outlook in general and the specific economic and competitive elements affecting our business;

•	The nature and prospects of the real estate service industry in China;

•	The growth of our operations; and

•	Our business risks.

With respect to our option grant on November 28, 2006, Sallmanns used the binomial model to calculate the fair value of the option. The additional assumptions used in the binomial model were 4.50% average risk-free rate of return, 10 years of weighted average expected option life, 49% estimated volatility rate and no dividend yield. The fair value of our ordinary shares was determined to be $3.30 per share as of the date of grant, which was the price in a share sales transaction between an existing shareholder of our company and a group of third parties unrelated to us, which transaction took place one day after we granted the option.

With respect to our option grant on March 9, 2007, Sallmanns used the binomial model to calculate the fair value of the option. The additional assumptions used in the binomial model were 4.59% average risk-free rate of return, 10 years of weighted average expected option life, 63% estimated volatility rate and no dividend yield. Sallmanns used the income approach to assess the fair value of our ordinary shares as of the date of option grant. The income approach resulted in a fair value of $5.50 per share, which was the same as the price in a share sales transaction between an existing shareholder of our company and a group of third parties unrelated to us, which transaction took place three days before we granted the options.

The income approach involved applying appropriate discount rates to estimated cash flows that were based on our earnings forecasts. The major assumptions used by Sallmanns in deriving the fair value of our ordinary shares were consistent with our business plan and major milestones that we achieved. Other major assumptions used in determining the fair value of our ordinary share as of March 9, 2007 included the following:

•	Weighted average costs of capital, or WACC, of 13.2% was used. This was the combined result of the changes in risk-free rate and industry average beta and the decrease in our company-specific risks.

•	Discount for Lack of Marketability, or DLOM, of 6% was used. This took into consideration our proposed offering in several months.

Sallmanns also used other general assumptions, including the following: no material changes in the existing political, legal, fiscal and economic conditions and real estate industry in China; our ability to retain competent management and key personnel to support our ongoing operations; and no material deviation in market conditions from economic forecasts.

The increase in the fair value of our ordinary shares from November 2006 to March 2007 was primarily attributable to the following developments during the period:

•	We experienced substantial increases in revenues and net income to $34.5 million and $17.0 million, respectively, for the fourth quarter of 2006 from $7.8 million and $0.6 million, respectively, for the third quarter of 2006;

•	Despite the fact that we generally experience relatively low volume of real estate transactions in the first quarter of each year due to the cold weather and the Chinese New Year holiday, we experienced substantial increases in revenues to $16.0 million for the first quarter of 2007 from $4.0 million for the same quarter in 2006, and we achieved a net income of $4.4 million for the first quarter of 2007, compared to a net loss of $1.3 million for the same quarter in 2006;

•	We further expanded the secondary brokerage store network from 66 stores as of December 31, 2006 to 114 stores as of March 31, 2007; and

•	We completed several major real estate consulting projects.

On July 23, 2007, we granted options to purchase a total of 915,000 ordinary shares to our employees at an exercise price of $12.50 per share, which was the midpoint of the estimated price range of our initial public offering. We have engaged Sallmanns to conduct a contemporaneous assessment of ordinary shares underlying the options granted on July 23, 2007. Sallmanns used the income approach to assess the fair value of our ordinary shares, which resulted in a fair value of $10.67 per share. The income approach involved applying appropriate discount rates to estimated cash flows that were based on our earnings forecasts. The major assumptions used in deriving the fair value were consistent with our business plan and major milestones that we achieved. Other major assumptions used in determining the fair value of our ordinary share as of July 23, 2007 included the following:

•	WACC of 14.3% was used. This was the combined result of the changes in risk-free rate, industry average beta and the decrease in our company-specific risk.

•	DLOM of 6% was used. This took into consideration our pending offering in the near future.

Sallmanns also used other general assumptions, including the following: no material changes in the existing political, legal, fiscal and economic conditions and real estate industry in China; our ability to retain competent management and key personnel to support our ongoing operations; and no material deviation in market conditions from economic forecasts.

We believe that the difference between the fair value of $5.50 as of March 9, 2007 and $12.50, which was the midpoint of the estimated initial offering price range, is primarily attributable to the following factors:

•	We further enhanced our brand recognition and leading position in the real estate services market, as evidenced by the award we received on March 28, 2007 as the largest real estate agency and consulting service company for the third consecutive year;

•	Our secondary brokerage store network was further expanded from 114 stores as of March 31, 2007 to 141 stores as of June 30, 2007;

•	Our CRIC system was further expanded from covering real estate data in nine cities as of March 31, 2007 to 24 cities as of June 30, 2007;

•	We experienced a minimum of 40.6% increase in revenues from $16.0 million for the first quarter of 2007 to the estimated revenues ranging from approximately $22.5 million to approximately $24.0 million for the second quarter of 2007; and

•	We experienced a minimum of 36.4% increase in net income from $4.4 million for the first quarter of 2007 to the estimated net income ranging from approximately $6.0 million to approximately $6.5 million for the second quarter of 2007.

On January 7, 2008, we granted options to purchase a total of 480,000 ordinary shares to our employees at an exercise price of $23.00 per share, which was the closing price of our ADS trading on the NYSE on January 4, 2008.

On January 10, 2008, we granted options to purchase a total of 21,500 ordinary shares to our employees at an exercise price of $24.23 per share, which was the closing price of our ADS trading on the NYSE on January 9, 2008.

Taxation

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands. Under China’s new EIT Law, effective since January 1, 2008, dividends from our PRC subsidiaries are subject to a withholding tax, which may be as high as 20%, although under the detailed implementation rules promulgated by the PRC tax authorities, the effective withholding tax is currently 10%. Our current holding structure does not provide for any further treaty relief. Dividends from our Hong Kong and Macau subsidiaries are exempt from withholding tax as long as after-tax profits are distributed.

Our subsidiaries in China are subject to business tax and related surcharges by various local tax authorities at rates ranging from 5.0% to 5.6% on revenues generated from providing services. In addition, our subsidiaries in China were generally subject to the standard enterprise income tax rate, which was 33% prior to December 31, 2007. However, some of our subsidiaries are subject to lower enterprise income tax rates due to preferential tax treatments granted by local tax authorities. For example, our wholly owned subsidiary, E-House Shanghai, enjoyed a 5% tax assessed on total revenues for the year 2004 when its place of registration was in the Songjiang District of Shanghai. When it changed its place of registration to the Pudong New District of Shanghai in 2005, it became subject to a 15% enterprise income tax assessed on income before tax, which was the prevailing income tax rate for that jurisdiction.

The new EIT Law, effective since January 1, 2008 applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises. On December 26, 2007, the State Council issued Circular 39. Based on Circular 39, certain specifically listed categories of enterprises that enjoyed a preferential tax rate of 15% are eligible for a graduated rate increase to 25% over the 5-year period beginning from January 1, 2008. Specifically, the applicable rates under such an arrangement for such enterprises will be 18%, 20%, 22%, 24% and 25% for 2008, 2009, 2010, 2011 and 2012, respectively. Circular 39 includes manufacturing enterprises located in Pudong New Area of Shanghai as qualifying for the five-year transition. Non-manufacturing enterprises located in Pudong New Area of Shanghai are not specifically listed in recently released Circular 39 dated December 26, 2007, even though they were subject to the same 15% preferential income tax rate as manufacturing enterprises in Pudong. As a result, it is unclear whether E-House Shanghai will be subject to the graduated transition to statutory rate of 18% in 2008 or 25% income tax rate immediately. Under the new tax law, our other PRC subsidiaries that were subject to a 33% enterprise income tax rate are subject to a 25% enterprise income tax rate since January 1, 2008.

Under the new EIT Law, enterprises that are established under the laws of foreign countries or regions and whose “de facto management bodies” are located within the PRC territory are considered PRC resident enterprises, and will be subject to the PRC enterprise income tax at the rate of 25% on their worldwide income. Under the implementation rules of the PRC Income Tax Law, “de facto management bodies” is defined as the bodies that have material and overall management and control over the business, personnel, accounts and properties of the enterprise. Substantially all of our management is currently located in China, and as a result, we and our other offshore holding companies may be considered PRC resident enterprises and be subject to the PRC enterprise income tax at the rate of 25% on their worldwide income.

Our operation in Hong Kong is subject to a profit tax at the rate of 17.5% on assessable profit determined under relevant Hong Kong tax regulations.

Critical Accounting Policies

We prepare our financial statements in conformity with U.S. GAAP, which require us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. We believe that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Revenue Recognition

We recognize revenues when there is persuasive evidence of an arrangement, delivery has occurred, sales price is fixed or determinable, and collectibility is reasonably assured.

Revenues are recorded, net of sales related taxes.

We provide sales agency service for primary real estate developers. For primary real estate agency service, we recognize the commission revenue when a successful sale of property has occurred and upon completing the services required to execute a successful sale without further contingency. A successful sale is defined in each agency contract and is usually achieved after the property buyer has executed the purchase contract, made the required down payment, and the purchase contract has been registered with the relevant government authorities. We may also be entitled to earn additional revenue on the agency services if certain sales and other performance targets are achieved, such as average sale price over a pre-determined period. These additional agency service revenues are recognized when we have accomplished the required targets.

We provide brokerage service for secondary real estate sale and rental transactions. For secondary real estate brokerage service, we recognize revenue upon execution of a transaction agreement between the buyer/lessee and the seller/lessor for which we act as the broker.

We provide real estate consulting services to customers in relation to land acquisition and property development. Generally we will agree to a fixed fee arrangement conditional upon the delivery of a final product (such as closing a land acquisition transaction or providing a market study report). The contractual period is usually one and six months. We recognize revenue on consulting services when we have completed our performance obligations under the service contract, the customer accepts the contract deliverable and the payment terms are no longer contingent.

We also sell subscriptions to our proprietary CRIC system for which revenues are recognized ratably over the subscription period, which is usually six to twelve months.

Share-based Compensation

SFAS No. 123R requires us to use a fair-value based method to account for share-based compensation. Accordingly, share-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as expense over the employees’ requisite service period. Total compensation cost in 2006 was $16,806. We did not issue any share-based awards prior to 2006.

Determining the value of our share based compensation expense in future periods requires the input of highly subjective assumptions, including the expected life of the share-based payment awards, estimated forfeitures and the price volatility of the underlying shares. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our share-based compensation expense could be materially different in the future. For example, as of December 31, 2006, there was approximately $588,000 of total unrecognized compensation cost related to unvested share options, which was expected to be recognized over a weighted-average period of 2.9 years. If our assumption of the expected forfeiture rate changed from the current estimate of zero to 10%, total share-based compensation expense to be recognized over this period would decrease by approximately $115,000. A 1% change in any of the other assumptions would not have a material impact on the results of operations in the year ended December 31, 2006.

Goodwill Valuation

We test goodwill for possible impairment on an annual basis as of January 1 of each year and at any other time if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Our two reporting units are the secondary real estate brokerage unit and the primary real estate agency and consulting service unit.

The impairment test for goodwill is a two-step process. Step one consists of a comparison of the fair value of a reporting unit with its carrying amount, including the goodwill allocated to the reporting unit. Measurement of the fair value of a reporting unit is based on one or more fair value measures. These measures involve significant management judgment and as a result are subject to change.

If the carrying amount of the reporting unit exceeds the fair value, step two requires the fair value of the reporting unit to be allocated to the underlying assets and liabilities of that reporting unit, resulting in an implied fair value of goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss equal to the excess is recorded.

The fair value of each reporting unit is determined by analysis of discounted cash flows. The significant assumptions regarding our future operating performance are revenue growth rates, discount rates and terminal multiple. If any of these assumptions changes, the estimated fair value of our reporting units will change, which could affect the amount of goodwill impairment charges, if any. For example, if the discount rate we use increases by 1%, the fair value of our primary real estate agency and real estate consulting and information service segment would decrease by approximately $3.5 million, but would not have an impact on the carrying value of goodwill.

We may incur goodwill impairment charges in the future although we cannot predict whether this will occur when we perform our goodwill impairment test each year.

Income Taxes

We currently have deferred tax assets resulting from net operating loss carryforwards and deductible temporary differences, all of which are available to reduce future taxes payable in our significant tax jurisdictions. The largest component of our deferred tax assets are operating loss carryforwards generated by our PRC subsidiaries due to their historical operating losses. In assessing whether such deferred tax assets can be realized in the future, we need to make judgments and estimates on the ability of each of our PRC subsidiaries to generate taxable income in future years. To the extent that we believe that it is more likely than not that some portion or the entire amount of deferred tax assets will not be realized, we establish a valuation allowance to offset the deferred tax assets. As of December 31, 2006, we recognized a valuation allowance against our net operating loss carryforwards of $994,564. If we subsequently determine that all or a portion of the carryforwards are more likely than not to be realized, the valuation allowance will be released, which will result in a tax benefit in our consolidated statements of operations.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2004	2005	2006	2006	2007
	(in thousands of $)

Consolidated Statement of Operations Data:
Revenues	31,198	38,661	55,999	21,465	70,667
Cost of revenues	(9,844)	(10,818)	(10,244)	(5,738)	(15,313)
Selling, general and administrative expenses	(14,299)	(13,250)	(21,322)	(14,308)	(29,186)
Income from operations	7,055	14,593	24,433	1,419	26,168
Other income (expense):
Interest expense	(444)	(639)	(594)	(392)	(500)
Interest income	39	63	206	158	1,155
Other income	—	132	168	140	523
Income before taxes and minority interest	6,650	14,149	24,213	1,325	27,346
Income tax expenses	(1,747)	(2,733)	(5,751)	(315)	(7,233)
Minority interests, net of tax	686	(268)	(355)	75	(814)
Net income	5,589	11,148	18,107	1,085	19,299

Segment Information

In the year ended December 31, 2006 and the nine months ended September 30, 2007, we have two operating segments, primary real estate agency and real estate consulting and information services and secondary real estate brokerage services. Revenues from our primary real estate agency and real estate consulting and information service segment accounted for 93.1% and 89.6% of our total revenues in 2006 and the nine months ended September 30, 2007, respectively, and revenues from our secondary real estate brokerage service segment accounted for 6.9% and 10.4% of our total revenues in 2006 and the nine months ended September 30, 2007, respectively. The secondary real estate brokerage service segment comprised of acquired businesses in 2006.

In 2004 and 2005, we had one operating segment since the revenues generated from the secondary real estate brokerage segment were immaterial and discrete financial information beyond revenues for this segment was not available.

	Primary real estate
	agency and real
	estate consulting	Secondary real
	and information	estate brokerage
	service segment	service segment	Non-allocated	Total
	(in thousands of $)

2006 Segment Information:
Revenues from external customers	52,153	3,846	—	55,999
Cost of revenues	(10,244)	—	—	(10,244)
Selling, general and administrative expenses	(14,100)	(5,286)	(1,936)	(21,322)

Income (loss) from operations	27,809	(1,440)	(1,936)	24,433
Interest expense	—	—	(594)	(594)
Interest income	200	6	—	206
Income (loss) before taxes and minority interest	28,177	(1,434)	(2,530)	24,213
Income tax expense	(5,751)	—	—	(5,751)

Net income (loss) after taxes before minority interest	22,426	(1,434)	(2,530)	18,462

	Primary real estate
	agency and	Secondary real
	consulting service	estate brokerage
	segment	service segment	Non-allocated	Total
	(in thousands of $)

Nine Months Ended September 30, 2006 Segment Information:
Revenues from external customers	18,968	2,497	—	21,465
Cost of revenues	(5,738)	—	—	(5,738)
Selling, general and administrative expenses	(10,306)	(2,779)	(1,223)	(14,308)

Income (loss) from operations	2,924	(282)	(1,223)	1,419
Interest expense	—	—	(392)	(392)
Interest income	63	1	94	158
Income (loss) before taxes and minority interest	3,127	(281)	(1,521)	1,325
Income tax expense	(315)	—	—	(315)

Net income (loss) after taxes before minority interest	2,812	(281)	(1,521)	1,010

	Primary real estate
	agency and	Secondary real
	consulting service	estate brokerage
	segment	service segment	Non-allocated	Total
	(in thousands of $)

Nine Months Ended September 30, 2007 Segment Information:
Revenues from external customers	63,299	7,368	—	70,667
Cost of revenues	(15,313)	—	—	(15,313)
Selling, general and administrative expenses	(17,589)	(9,893)	(1,704)	(29,186)

Income (loss) from operations	30,397	(2,525)	(1,704)	26,168
Interest expense	—	—	(500)	(500)
Interest income	405	16	734	1,155
Income (loss) before taxes and minority interest	31,244	(2,448)	(1,450)	27,346
Income tax expense	(7,233)	—	—	(7,233)

Net income (loss) after taxes before minority interest	24,011	(2,448)	(1,450)	20,113

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Revenues.  Our total revenues increased substantially from $21.5 million for the nine months ended September 30, 2006 to $70.7 million for the same period in 2007 primarily due to the reasons discussed below.

•	Primary Real Estate Agency Services. Revenues from our primary estate agency services more than tripled from $14.2 million for the nine months ended September 30, 2006 to $59.0 million for the same period in 2007. This increase was mainly due to the further expansion of our primary real estate agency operations, which resulted in more projects during the nine months ended September 30, 2007 compared to the same period of 2006. As a result, the GFA of properties we sold increased from approximately 1.0 million square meters for the nine months ended September 30, 2006 to approximately 2.7 million square meters for the nine months ended September 30, 2007 and the total transaction value of the properties we sold increased from $0.9 billion for the nine months ended September 30, 2006 to $2.6 billion for the same period in 2007. Our average commission rate was 2.3% for the nine months ended September 30, 2007 compared to 1.5% for the nine months ended September 30, 2006, primarily due to the higher commission revenues we earned upon exceeding sales targets for certain properties sold by us in 2007.

•	Secondary Real Estate Brokerage Services. Revenues from our secondary real estate brokerage services increased by 195.1% from $2.5 million for the nine months ended September 30, 2006 to $7.4 million for the same period in 2007. This growth was primarily attributable to the expansion of our secondary real estate brokerage services since the first nine months of 2006 with acquisitions of brokerage services companies in Shanghai, Hong Kong and Wuhan.

•	Real Estate Consulting and Information Services. Revenues from our real estate consulting and information services decreased from $4.8 million for the nine months ended September 30, 2006 to $4.3 million for the same period in 2007. This decline was primarily due to one major consulting project that was completed in the second quarter in 2006. We expect our consulting revenue to increase substantially in the fourth quarter of 2007 as a result of completing one or more major consulting projects. Further, as we expand our CRIC system to include data covering additional cities and increase our sales efforts to promote the expanded CRIC system, we intend to generate more consulting projects as well as increasing subscriptions to our CRIC system and expect to further increase revenues from our real estate consulting and information services.

Cost of Revenues.  Our cost of revenues increased by 167.0% from $5.7 million for the nine months ended September 30, 2006 to $15.3 million for the same period in 2007 primarily due to a $4.2 million increase in salaries and commissions paid to our sales staff as a result of a higher transaction value for new properties sold and hiring additional sales staff and other project-related employees, and a $3.6 million increase in project-related advertising and promotion expenses that we were contractually obligated to pay for several primary real estate projects.

Selling, General and Administrative Expenses.  Our selling, general and administrative expenses increased by 104.0% from $14.3 million for the nine months ended September 30, 2006 to $29.2 million for the same period in 2007 mainly due to the following reasons:

•	Primary Real Estate Agency and Real Estate Consulting and Information Service Segment. Selling, general and administrative expenses for our primary real estate agency and real estate consulting and information service segment increased from $10.3 million for the nine months ended September 30, 2006 to $17.6 million for the same period in 2007 primarily due to an increase in staff costs for our management employees by $4.1 million as a result of hiring additional staff, and an increase in marketing, consulting, rental, travel, and other administrative expenses by $2.3 million as a result of expanding our operations and hiring new employees.

•	Secondary Real Estate Brokerage Service Segment. Selling, general and administrative expenses for our secondary real estate brokerage service segment increased from $2.8 million for the nine months ended September 30, 2006 to $9.9 million for the same period in 2007 primarily as a result of the expansion of our secondary real estate brokerage service, resulting in increases in staff costs by $3.4 million due to the hiring of additional staff, and increase in marketing, rental and administrative expenses for brokerage storefronts by $3.0 million.

Income Tax Expenses.  We had an income tax expense of $0.3 million for the nine months ended September 30, 2006 compared to an income tax expense of $7.2 million for the same period in 2007, primarily because of increased income of our operating subsidiaries in China.

Minority Interest.  Minority interest represents minority shareholders’ share of the net income of our subsidiaries that we do not wholly own. Minority interest share changed from $74,705 of the net loss of our subsidiaries in the nine months ended September 30, 2006 to $0.8 million of the net income of our subsidiaries for the same period in 2007, primarily because our non-wholly owned subsidiaries incurred a net loss in aggregate for the nine months ended September 30, 2006, while they generated net income in aggregate for the same period in 2007.

Net Income.  As a result of the foregoing, we had net income of $19.3 million for the nine months ended September 30, 2007, compared to net income of $1.1 million for the same period in 2006.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues.  Our total revenues increased by 44.8% from $38.7 million in 2005 to $56.0 million in 2006 primarily due to the reasons discussed below.

•	Primary Real Estate Agency Services. Revenues from our primary real estate agency services increased by 32.5% from $34.5 million in 2005 to $45.7 million in 2006. This increase was primarily due to the substantial increase in revenues generated from the cities we entered into in 2005 as we established a more competitive position in these cities in 2006. As a result, the total GFA of properties we sold increased from approximately 1.3 million square meters in 2005 to approximately 2.0 million square meters in 2006 and the total transaction value of the properties we sold increased from $1.3 billion in 2005 to $2.0 billion in 2006. The increase in GFA was partially offset by lower property prices in the regions into which we expanded in 2006. Our average commission rate was 2.6% in 2005 and 2.2% in 2006.

•	Secondary Real Estate Brokerage Services. Revenues from our secondary real estate brokerage services increased substantially from $361,144 in 2005 to $3.8 million in 2006. This growth was primarily attributable to our acquisition of two brokerage companies in Shanghai and Hong Kong and subsequent expansion of our secondary real estate services in 2006.

•	Real Estate Consulting and Information Services. Revenues from our real estate consulting and information services increased by 69.7% from $3.8 million in 2005 to $6.4 million in 2006. This growth was primarily due to our increased marketing efforts to promote our consulting services and our completion of several major consulting projects in 2006. This growth also resulted from the commencement of the commercialization of our CRIC system in 2006.

Cost of Revenues.  Our cost of revenues decreased by 5.3% from $10.8 million in 2005 to $10.2 million in 2006 primarily due to a decrease by approximately $1.1 million in project marketing cost borne by us because we covered project marketing costs for fewer projects in 2006 than in 2005. The decrease was also attributable to a decrease by approximately $1.2 million in the cost of development renovations and interior decoration costs. We incurred higher renovation and interior cost in 2005 due to one specific project which was completed in that year. The decrease in our cost of revenue was partially offset by an increase in staff cost for project-related employees by approximately $1.2 million.

Selling, General and Administrative Expenses.  Our selling, general and administrative expenses increased by 60.9% from $13.2 million in 2005 to $21.3 million in 2006 due to the reasons below.

•	Primary Real Estate Agency and Real Estate Consulting and Information Service Segment. Selling, general and administrative expenses for our primary real estate agency and consulting service segment increased from $12.7 million in 2005 to $14.1 million in 2006 primarily due to an increase in salaries and bonuses by $1.3 million, and an increase in rental, travel and administrative expenses by $1.2 million, both resulting from our hiring of new employees and expansion of our operations. These increases were partially offset by a decrease in depreciation and amortization by $0.9 million due to the decreased amortization of intangible assets.

•	Secondary Real Estate Brokerage Service Segment. Selling, general and administrative expenses for our secondary real estate brokerage service segment increased substantially from an immaterial amount in 2005 to $5.3 million in 2006 primarily due to the acquisition of secondary real estate brokerage business and the expansion of our secondary real estate brokerages, resulting in increases in compensation expenses by $3.0 million, rental and administrative expenses by $1.4 million for brokerage storefronts, marketing expenses and other administrative expenses.

•	Non-allocated expenses. Our non-allocated expenses increased from $1.2 million in 2005 to $2.5 million in 2006 primarily due to a $0.8 million share-based compensation associated with the acquisition of minority interest from one of our employees for a price in excess of fair value and higher administrative expenses.

Income Tax Expenses.  Our income tax expenses increased by 110.4% from $2.7 million in 2005 to $5.8 million in 2006, primarily because of the increased income of our operating subsidiaries in China, which contributed to approximately $2.1 million of the increase in our income tax expenses, and our expansion into geographic areas where we are subject to the standard enterprise income tax rate, which contributed to approximately $0.9 million of the increase in our income tax expenses.

Minority Interest.  Minority interest represents minority shareholders’ share of the net income or loss of our subsidiaries which are not wholly owned by us. Minority interest share of our net income changed from $268,461 in 2005 to $354,668 in 2006, primarily because our subsidiaries which are not wholly owned by us generated a higher aggregated net income in 2006 than in 2005.

Net Income.  As a result of the foregoing, we had net income of $18.1 million in 2006, an increase of 62.4% from net income of $11.1 million in 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues.  Our total revenues increased by 23.9% from $31.2 million in 2004 to $38.7 million in 2005 for the reasons discussed below.

•	Primary Real Estate Agency Services. Revenues from our primary real estate agency services increased by 16.1% from $29.7 million in 2004 to $34.5 million in 2005. This increase was primarily due to our expansion of primary real estate agency services to additional cities, the increase in the GFA of properties we sold from 0.9 million square meters in 2004 to 1.3 million square meters in 2005. The increase in GFA was partly offset by lower property prices in the regions into which we expanded in 2005. Our average commission rate was 2.3% in 2004 and 2.6% in 2005.

•	Secondary Real Estate Brokerage Services. Revenues from our secondary real estate brokerage services were insignificant for either 2004 or 2005.

•	Real estate consulting and information services. Revenues from our real estate consulting and information services increased substantially from $790,655 in 2004 to $3.8 million in 2005. This growth was primarily due to our increased effort to market our consulting services and our success at providing services on major consulting projects.

Cost of Revenues.  Our cost of revenues increased by 9.9% from $9.8 million in 2004 to $10.8 million in 2005. This increase corresponded to the increase in revenues from our primary real estate agency services and reflected an increase in compensation and bonus payments to our sales staff in 2005, which accounted for approximately $1.7 million. Development renovation and interior decoration cost also increased by approximately $1.8 million as a result of one development project in 2005. The increase was partly offset by a decrease by approximately $2.3 million in sales and marketing costs we were contractually obligated to pay for primary real estate sales projects.

Selling, General and Administrative Expenses.  Our selling, general and administrative expenses decreased from $14.3 million in 2004 to $13.3 million in 2005. This decrease was primarily due to decreases in compensation expenses by $0.6 million due to reduced bonus payments and costs printing marketing materials by $1.1 million. These decreases were partly offset by an increase in depreciation and amortization by $0.6 million due to higher amortization of intangible assets, and an increase in rental expenses by $0.4 million in 2005 as we set up new offices and subsidiaries in more cities.

Income Tax Expenses.  Our income tax expenses increased by 56.5% from $1.7 million in 2004 to $2.7 million in 2005, primarily because of the increased income of our operating subsidiaries in China and the change of E-House Shanghai’s tax rate from 5% assessed on its total revenues to 15% assessed on income before tax when we changed its place of registration from Songjiang District, Shanghai to Pudong New District, Shanghai in 2005.

Minority Interest.  Minority interest share of net loss of $685,838 in 2004 changed to minority interest share of net income of $268,461 in 2005, as a result of a decrease in combined losses generated by our non-wholly owned subsidiaries in 2005.

Net Income.  As a result of the foregoing, we had net income of $11.1 million in 2005, an increase of 99.5% over net income of $5.6 million in 2004.

Our Selected Quarterly Results of Operations

The following table sets forth our unaudited consolidated selected quarterly results of operations for the seven fiscal quarters ended September 30, 2007. You should read the following table in conjunction with our audited financial statements, unaudited interim financial statements, and related notes included elsewhere in this prospectus. We have prepared the unaudited consolidated selected quarterly financial information on the same basis as our audited consolidated financial statements. The unaudited consolidated financial information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented.

	Three Months Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,
	2006	2006	2006	2006	2007	2007	2007
	(in thousands of $, except per share data)

Consolidated Statement of Operations Data:
Revenues	3,965	9,701	7,798	34,534	16,042	23,988	30,636

Cost of revenues	(1,297)	(2,334)	(2,107)	(4,506)	(2,361)	(4,523)	(8,429)

Selling, general and administrative expenses	(4,395)	(4,975)	(4,938)	(7,014)	(7,798)	(9,729)	(11,659)

Income (loss) from operations	(1,727)	2,392	753	23,014	5,883	9,736	10,548

Other income (expense):
Interest expense	(153)	(89)	(150)	(203)	(154)	(195)	(151)
Interest income	11	72	75	48	64	62	1,028
Other income	140	—	—	28	—	—	523

Income (loss) before taxes and minority interest	(1,729)	2,375	678	22,887	5,793	9,603	11,948

Income tax benefits (expenses)	411	(564)	(161)	(5,436)	(1,535)	(2,538)	(3,160)
Minority interests	(26)	48	53	(429)	144	(707)	(252)

Net income (loss)	(1,344)	1,859	570	17,022	4,402	6,358	8,536

Earnings per share
Basic	$(0.03)	$0.03	$0.01	$0.23	$0.06	$0.09	$0.11
Diluted	$(0.03)	$0.03	$0.01	$0.23	$0.06	$0.09	$0.11

Our quarterly revenues have primarily been affected by the GFA and the total transaction value of the primary properties we sold. Our quarterly cost of revenues and selling, general and administrative expenses experienced less fluctuation than our quarterly revenues as a portion of our cost of revenues and selling, general and administrative expenses are fixed in nature and do not vary in proportion with revenues from quarter to quarter.

Both seasonal fluctuations in real estate transactions and real estate industry cyclicality have affected, and are likely to continue to affect, our business and our quarterly results of operations. We generally experience relatively low volume of real estate transactions in the first quarter due to the cold weather and the Chinese New Year holiday, while the fourth quarter is typically the strongest period for our real estate sales activities.

Our Liquidity and Capital Resources

Our principal sources of liquidity have been cash generated from our operating activities, capital contributions, sale of preferred shares through private placement, and borrowings from third-party lenders. Our cash and cash equivalents consist of cash on hand and liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less that are placed with banks and other financial institutions.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2004	2005	2006	2006	2007
	(in thousands of $)

Net cash (used in) provided by operating activities	(10,240)	15,282	(2,590)	(18,588)	(7,890)
Net cash (used in) provided by investing activities	(6,249)	4,618	(12,624)	(12,836)	(3,164)
Net cash provided by (used in) financing activities	18,870	(17,516)	26,413	32,470	164,721
Net increase (decrease) in cash and cash equivalents	2,381	2,641	11,594	1,344	154,544
Cash and cash equivalents at beginning of the period	7,690	10,071	12,712	12,712	24,306
Cash and cash equivalents at end of the period	10,071	12,712	24,306	14,056	178,850

Operating Activities

We have financed our business primarily through cash generated from our operations, sale of preferred shares through private placement, our initial public offering in August 2007, as well as borrowings from commercial banks and third-party lenders. We currently anticipate that we will be able to meet our needs to fund operations for at least the next twelve months with operating cash flow and existing cash balances. We typically settle the payment of our commissions with our developer clients at the end of a sales period, which typically lasts several months, therefore our working capital levels are affected by the time lag between the time we actually make sales, bill our clients and collect the commissions owed to us. This is reflected in our accounts receivable and has from time to time resulted in our operating with negative cash flows.

Net cash used in operating activities amounted to $7.9 million in the nine months ended September 30, 2007, primarily due to (i) an increase in accounts receivable of $14.8 million as a result of sales consummated in the nine months ended September 30, 2007, but for which we had not billed our customers or collected cash payments as of September 30, 2007, and (ii) an increase in customer deposits by $21.2 million as a result of our efforts to build up project pipeline, offset in part by (i) net income of $19.3 million, and (ii) an increase in income and other tax payable by $6.4 million as a substantial portion of the business tax and income tax we incurred were not due until we had made cash collection in accordance with applicable PRC regulations.

Net cash used in operating activities amounted to $2.6 million in 2006. Our negative operating cash flow in 2006 was mainly attributable to (i) an increase in accounts receivables by $26.2 million as a result of substantial sales consummated in the last quarter of 2006, but for which we had not billed our customers or collected cash payments by year end, and (ii) an increase in customer deposits by $3.6 million as a result of increased transaction level. These decreases were partly offset by (i) net income of $18.1 million in 2006, and (ii) an increase in income and other tax payable by $4.9 million as a substantial portion of the business tax and income tax we incurred were not due until we had made cash collection in accordance with applicable PRC regulations.

Net cash provided by operating activities amounted to $15.3 million in 2005. Our operating cash flow in 2005 was mainly attributable to several factors, including (i) net income of $11.1 million in 2005, and (ii) a decrease in accounts receivables by $5.6 million. These increases were partly offset by an increase in customer deposits by $2.0 million.

Net cash used in operating activities amounted to $10.2 million in 2004. Our operating cash flow in 2004 was mainly attributable to several factors, including (i) an increase in prepaid expenses and other current assets by $11.3 million, mainly as a result of our payments for properties held for sale, (ii) an increase in accounts receivables by $6.0 million as a result of substantial sales consummated in the last quarter of 2004, for which cash collection did not occur until 2005, and (iii) an increase in customer deposits by $4.2 million. These increases were partly offset by (i) net income of $5.6 million in 2004, and (ii) an increase in accrued payroll and welfare expenses by $2.5 million as a large portion of the year-end bonus was not paid until 2005.

Investing Activities

Our investing activities primarily relate to our acquisition activities, purchases and disposals of property and equipment, and purchases and disposals of investments. Net cash used in investing activities amounted to $3.2 million in the nine months ended September 30, 2007 primarily due to our $2.5 million purchase of property and equipment and a $1.3 million payment for the acquisition of the remaining minority interest in one of our subsidiaries. Net cash used in investing activities was $12.6 million in 2006, primarily due to a $12.4 million payment to our shareholders for 100% of their equity interests in our subsidiaries in conjunction with our reorganization. As discussed in “Financing Activities” below, this $12.4 million payment was fully funded by contributions received from our shareholders and through their affiliates on their behalf. See also “Prospectus Summary — Corporate History and Structure” for details of our reorganization. Net cash used in investing activities also included payments for acquisition of subsidiaries engaged in secondary real estate brokerage services, which cost $1.5 million. Net cash provided by investing activities was $4.6 million in 2005, primarily due to proceeds of $4.2 million from the sale of properties held for sale and proceeds of $1.3 million from disposal of investment. Net cash used in investing activities was $6.2 million in 2004, primarily due to our acquisition of a 51% stake in Shanghai Chengkai Real Estate Agency Co., Ltd., a primary real estate agency service company based in Shanghai, which used $4.2 million.

Financing Activities

Our financing activities primarily consist of capital contributions, issuance and sale of our preferred shares to investors, initial public offering in August 2007, borrowings from commercial banks and dividends paid to ordinary shareholders. Net cash provided by financing activities amounted to $164.7 million in the nine months ended September 30, 2007 primarily due to the net proceeds from our initial public offering. Net cash provided by financing activities was $26.4 million in 2006, primarily due to the $24.8 million in proceeds from our issuance of our preferred shares and the $12.4 million in contributions received from shareholders and their affiliates on their behalf. As discussed in “Investing Activities” above, the $12.4 million in shareholder contributions were utilized to acquire 100% of the shareholders’ equity interests in our PRC subsidiaries in conjunction with our reorganization. See also “Prospectus Summary — Corporate History and Structure” for details of our reorganization. These cash inflows are offset by repayment of amounts due to related parties totaling $6.2 million and dividends paid to our ordinary shareholders in the amount of $4.2 million. Net cash used in financing activities was $17.5 million in 2005, primarily due to dividends paid to our ordinary shareholders in the amount of $9.3 million, repayment of amounts due to related parties in the amount of $4.6 million and repayment of $3.6 million of mortgage loans in connection with the sale of properties held for sale. Net cash provided by financing activities was $18.9 million in 2004, primarily due to approximately $3.0 million in proceeds from capital contribution, approximately $8.7 million in short-term borrowings from commercial banks in 2004 and loans from our related parties totaling $9.8 million, partly offset by dividends paid to our ordinary shareholders in the amount of $3.1 million.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2006:

	Payment Due by Period
		Less than	1-3	3-5
	Total	1 year	years	years
	(in thousands of $)

Short-term debt obligations (including interest payment)	11,712	11,712	—	—
Operating lease obligations	6,751	2,738	3,176	837

Total	18,463	14,450	3,176	837

As of December 31, 2006, our short-term debt obligations consisted of loans due to commercial banks aggregating $10.2 million with interest rate at 6.069% per annum and mortgage loans taken on properties held for sale of $1.1 million with interest at 5.508% per annum. Our operating lease obligations related to our obligations under lease agreements with lessors of our corporate offices and secondary real estate brokerage services.

Off-Balance Sheet Commitments and Arrangements

Other than operating lease obligations set forth in the table above, we have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

Inflation in China has not materially impacted our results of operations in recent years. According to the National Bureau of Statistics of China, the change of consumer price index in China was 3.9%, 1.8%, 1.5%, and 4.1% in 2004, 2005, 2006 and in the first nine months of 2007, respectively.

Holding Company Structure

We are a holding company with no material operations of our own. We conduct our operations primarily through our subsidiaries in China. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reached 50% of its registered capital. Each of our subsidiaries with foreign investment is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund at the discretion of the board. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation of these subsidiaries.

Quantitative and Qualitative Disclosure about Market Risk

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest rates for our outstanding debt and the interest income generated by excess cash invested in liquid investments with original maturities of three months or less. As of December 31, 2006, our total outstanding loans amounted to $11.4 million with interest rates ranging between 5.508% and 6.607% per annum. A 1% increase in each applicable interest rate would add $113,678 to our interest expense in 2006. We have not used any derivative financial instruments to manage our interest risk exposure. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates. However, our future interest income may be lower than expected due to changes in market interest rates.

Foreign Exchange Risk

Substantially all of our revenues and most of our expenses are denominated in RMB. Our exposure to foreign exchange risk primarily relates to cash and cash equivalents denominated in U.S. dollars as a result of our past issuances of preferred shares through a private placement and proceeds from the initial public offering in August 2007. We believe the impact of foreign currency risk is not material and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments. Although in general, our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the foreign exchange rate between U.S. dollars and RMB because the value of our business is effectively denominated in RMB, while the ADSs will be traded in U.S. dollars.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The conversion of RMB into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 11.9% appreciation of the RMB against the U.S. dollar by December 31, 2007. There remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. To the extent that we need to convert U.S. dollars we receive from this offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. As of September 30, 2007, we had RMB or HKD denominated cash balance of $32.8 million and U.S. dollar denominated cash balance of $146.1 million. Assuming we had converted the U.S. dollar denominated cash balance of $146.1 million as of September 30, 2007 into RMB at the exchange rate of $1.00 for RMB7.4928 as of September 30, 2007, this cash balance would have been RMB1,340.1 million. Assuming a further 1.0% appreciation of the RMB against the U.S. dollar,this cash balance would have decreased to RMB1,329.1 million as of September 30, 2007. We have not used any forward contracts or currency borrowings to hedge our exposure to foreign currency exchange risk.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. The purpose of FIN 48 is to clarify certain aspects of the recognition and measurement related to accounting for income tax uncertainties. This interpretation is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 reduced our retained earnings as of January 1, 2007 by $200,000.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value and expands disclosures about assets and liabilities measured at fair value. We will be required to adopt SFAS 157 in fiscal 2008. We are currently evaluating the requirements of SFAS 157 and has not yet determined the impact on our financial position or results of operations.

EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)”, or EITF 06-3, requires that entities should present these taxes in the income statement on either a gross or net basis, based on their accounting policy. If such taxes are significant, and are presented on a gross basis, the amounts of those taxes should be disclosed. The consensus is effective for interim and annual reporting periods beginning after December 15, 2006. We report our revenues on a net basis.

In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159, Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits companies to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 is effective for us on January 1, 2008, although earlier adoption is permitted. We are currently evaluating whether to elect the fair value option, as permitted under SFAS 159.

In December 2007, the FASB issued SFAS No. 141 (revised 2007) “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations. SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination, establishes the acquisition date as the date that the acquirer achieves control and requires the acquirer to recognize the assets acquired, liabilities assumed and any noncontrolling interest at their fair values as of the acquisition date. SFAS 141(R) also requires that acquisition-related costs be recognized separately from the acquisition. SFAS 141(R) is effective for us for fiscal 2009. We are currently assessing the impact of SFAS 141(R) on our consolidated financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements,” an amendment of ARB 51. SFAS 160 requires noncontrolling interests in subsidiaries initially to be measured at fair value and classified as a separate component of equity. SFAS 160 also requires when a parent company acquires control of a subsidiary, it must include 100% of the fair value of all the acquired company’s assets and liabilities in its consolidated financial statements. SFAS 160 is effective for us for fiscal 2009. We are currently assessing the impact of SFAS 160 on our consolidated financial position and results of operations.

CORPORATE STRUCTURE

The following diagram illustrates our corporate structure, including our principal subsidiaries, as of the date of this prospectus.

*	Wholly owned by Ber Jen Ko, the general manager in charge of our secondary brokerage services.

**	The following list sets forth E-House Shanghai’s subsidiaries and the percentage of its equity ownership interest in each subsidiary: (1) Nanjing Jinyue Real Estate Consultant Co., Ltd. (91%), (2) Shanghai Urban Real Estate Broker Co., Ltd. (51%), (3) Fujian Jinyue Real Estate Consultant Co., Ltd. (70%), (4) Shenzhen E-House Real Estate Co., Ltd. (95%), (5) Shanghai E-House Real Estate Academy (90%), (6) Beijing Jinyue Real Estate Broker Co., Ltd. (100%), (7) Jinan Fangzhouweiye Consultant Co., Ltd. (100%), (8) Shenyang E-House Real Estate Agent Co., Ltd. (100%), (9) Wuhan E-House Investment Co., Ltd. (100%), (10) Zhengzhou Jinyue Real Estate Investment Consultant Co., Ltd. (100%), (11) Changsha Jinyue Real Estate Sales Co., Ltd. (100%), (12) Jiangxi E-House Real Estate Sales Co., Ltd. (100%), (13) Shaanxi E-House Real Estate Investment Consultant Co., Ltd. (100%), (14) Chengdu E-House Western Real Estate Investment Consultant Co., Ltd. (100%) and (15) Chongqing E-House Investment Consultant Co., Ltd. (100%).

A substantial portion of our business consists of the provision of primary real estate agency services, which are mainly conducted through Shanghai Real Estate Consultant and Sales (Group) Co., Ltd and its subsidiaries in the PRC. We also provide secondary real estate brokerage services, which are currently focused on Shanghai, Wuhan and Hangzhou and are conducted through our subsidiary, Shanghai Cityrehouse Real Estate Agency Co., Ltd. E-House International Estate Agency Limited, a Hong Kong company we acquired in June 2006, which engages in secondary real estate brokerage services in Hong Kong and Macau. Our real estate consulting and information services are conducted mainly through Shanghai CRIC Information Technology Co., Ltd.

INDUSTRY BACKGROUND

Growth of the Real Estate Industry in China

China’s real estate industry has grown rapidly in recent years. According to CEIC Data Company Ltd., or CEIC, total GFA of primary properties sold in China grew at a CAGR of 22.5% from 2001 to 2006. The increase in the total GFA of properties sold, accompanied by an increase in the average primary property price, gave rise to a corresponding increase in primary property sales revenues, which grew at a CAGR of 33.8% for the same period.

The following table sets forth a summary of certain data regarding China’s real estate industry for the periods indicated.

							CAGR
	2001	2002	2003	2004	2005	2006	(2001-2006)

Total GFA of primary properties sold (in millions of square meters)	224.1	268.1	337.2	453.6	554.9	618.6	22.5%
Average price of primary properties sold (RMB per square meter)	2,170	2,250	2,359	2,778	3,168	3367	9.2%
Total revenues from primary property sales (in billions of RMB)	486.3	603.2	795.6	1260.1	1757.6	2082.6	33.8%
Total revenues from primary residential property sales (in billions of RMB)	402.1	495.8	654.3	1036.0	1456.4	1728.8	33.9%

Source: CEIC.

The rapid growth of the real estate industry in China is primarily attributed to the following factors:

•	Growth of the Chinese economy;

•	Growing trend toward urbanization and increasingly affluent urban population; and

•	Governmental reform of the real estate sector.

Growth of the Chinese Economy

China’s economy has achieved significant growth since the adoption of reform policies in early 1980s. According to the Economist Intelligence Unit, the gross domestic product in nominal terms, or nominal GDP, of China grew from $1.45 trillion in 2002 to $2.68 trillion in 2006, representing a CAGR of 16.5%, and is expected to reach $5.36 trillion in 2011, representing a CAGR of 14.0% from 2007 to 2011. As a result of this economic growth, disposable income per capita has increased at a CAGR of 12.4% from 2002 to 2006 and is expected to increase at a CAGR of 8.4% from 2007 to 2011. The following table sets forth a summary of certain data regarding China’s economic growth for the periods indicated:

						CAGR
	2002	2003	2004	2005	2006	(2002-2006)

Nominal GDP (in billions of $)	1,454.0	1,647.9	1,936.5	2,278.3	2,681.4	16.5%
Nominal GDP per capita (in $)	1,132.0	1,275.2	1,489.7	1,742.4	2,038.8	15.9%
Disposable Income per capita (in $)	546.0	603.3	682.0	767.0	872.0	12.4%

Source: Economist Intelligence Unit.

The following table sets forth a summary of certain projections regarding China’s economic growth for the periods indicated.

						CAGR
	2007	2008	2009	2010	2011	(2007-2011)

Nominal GDP (in billions of $)	3,175.7	3,660.9	4,152.1	4,723.8	5,359.9	14.0%
Nominal GDP per capita (in $)	2,400.2	2,750.2	3,106.3	3,518.7	3,967.5	13.4%
Disposable Income per capita (in $)	992.0	1,090.0	1,180.0	1,280.0	1,370.0	8.4%

Source: Economist Intelligence Unit.

Accelerating Trend toward Urbanization and Increasingly Affluent Urban Population

Substantial economic growth in China during the past decades has resulted in the growing trend toward urbanization. According to the China City Statistics Yearbook (2005), China had over 100 cities with a population of over four million and over 50 cities each with annual GDP of over RMB80 billion ($10.7 billion) as of the end of 2004. The growing urbanizing trend and increasingly affluent urban population are expected to drive increasing demand for private housing accommodations in urban areas in China.

							CAGR
	2001	2002	2003	2004	2005	2006	(2001-2006)

Urban population (in millions)(1)	468.8	484.0	499.2	514.5	529.6	542.4	3.0%
Total population (in millions)(1)	1,276.3	1,284.5	1,292.3	1,299.9	1,307.6	1314.5	0.6%
Urbanization rate(%)(1)	36.7	37.7	38.6	39.6	40.5	41.3	NA
Disposable income per capita in
urban households (in $)(2)	821.8	921.7	1,023.2	1,138.1.0	1,280.3	1477.3	12.4%

(1)	Source: Economist Intelligence Unit.

(2)	Source: CEIC, based on the average exchange rates each year published by Economist Intelligence Unit.

Certain major cities in China have experienced significant economic growth and achieved nominal GDPs per capita considerably higher than the national average. The following table sets forth a summary of nominal GDPs per capita for the following cities:

							CAGR
Nominal GDP per capita (in $)	2001	2002	2003	2004	2005	2006	(2001-2006)

Beijing(1)	3,261.8	3,726.0	4,215.5	4,965.4	5,545.3	6329.7	13.3%
Shanghai(1)	4,752.9	5,212.4	6,044.7	7,240.3	8,235.8	9530.9	14.1%
Guangzhou(1)	3,447.1	3,907.1	4,639.1	5,546.2	6,566.1	7914.2	18.1%
Shenzhen(1)	4,207.1	4,877.3	5,681.9	6,552.6	7,419.3	8710.6	14.8%
National average(2)	1,031.6	1,132.0	1,275.2	1,489.7	1,742.4	2017.3	13.3%

(1)	Source: CEIC, based on the average exchange rates each year published by Economist Intelligence Unit.

(2)	Source: Economist Intelligence Unit.

Governmental Reforms in the Real Estate Sector

The real estate sector remained part of a centrally planned economy until the PRC government initiated economic reforms in the late 1980s to transition the sector to a market-oriented system. Prior to the reform, the State owned most of China’s urban properties and was responsible for developing, allocating and exchanging housing units and other related resources for its urban populations.

In 1988, the PRC constitution was amended to state that, although the state retains ownership of all land, long-term land use rights with terms up to 70 years may be transferred. This amendment to the PRC constitution opened the real estate sector to private ownership of land use rights and set the stage for the development of a real estate market. Land use rights are the highest level of right in land that a private person is permitted to have under PRC law.

To obtain land use rights, a private purchaser typically enters into a land use rights grant agreement with the relevant local government and pays a land premium to the government. In consideration for the land premium, the purchaser has the exclusive right to occupy, use, develop, lease, transfer and mortgage the land for the term of the land use right without the need to pay additional land premiums to the government. The state does not have the right to interfere with or take back the land use rights, except it may exercise power of eminent domain in instances warranted by public policy, in which case it will compensate the holder of the land use rights based on the years the rights have been held, the level of improvements made on the land and the actual use of the land.

The PRC government promulgated rules in 1994 requiring companies to establish housing purchase benefit plans for their urban employees. Jointly funded by employers and employees, these plans provide substantial financial assistance to employees with their home purchases. By 1998, the PRC government ended its practice of allocating and exchanging housing units for its urban population. In 1999, as a further step to stimulate the housing market, commercial banks began to offer mortgage loans to average individual buyers of properties and extended the maximum mortgage terms to 30 years and the maximum financed portion to 80%. As a result of these and other measures designed to encourage home ownership among China’s urban population, the strong growth of the Chinese economy and the trend towards urbanization, the real estate sector has grown at a rapid pace.

According to the recently-enacted PRC Property Rights Law, which will become effective on October 1, 2007, the term of the land use rights of the land for residential use may be automatically renewed upon its expiration without further payment. This new law is expected to foster further development of the PRC residential real estate market.

Emergence and Growth of Real Estate Services Companies in China

As the real estate industry in China grows in size and complexity, it has become increasingly specialized. Professional real estate services companies emerged in response to the specialization trends in China’s real estate industry in the mid-90’s.

The growth of real estate services companies was further accelerated as a growing number of real estate developers expanded from local and regional participation to nationwide operations and started to focus their resources on their core competencies and outsource property marketing and sales functions to brand-name professional real estate services companies who have, or are in the process of building, corresponding nationwide coverage. Developers retain professional real estate services companies for consulting, strategizing, marketing, sales and other services throughout the project development, marketing and sales process, especially when these developers enter into new and unfamiliar local markets.

As a result, the professional real estate services industry has expanded considerably. According to a report issued in March 2006 by the China Real Estate Top 10 Committee, a prominent research task force jointly organized by China Real Estate Association, Enterprise Research Institute of Development Research Center of the State Council of PRC, Institute of Real Estate Studies of Tsinghua University and China Index Academy, revenues and GFA of the properties sold by real estate services industry increased from approximately RMB500 billion ($66.7 billion) and 85 million square meters, respectively, in 2004 to approximately RMB1 trillion ($133.5 billion) and 150 million square meters, respectively, in 2006. Meanwhile, the number of participants in the real estate services industry grew from approximately 16,000 to approximately 18,000.

Primary Real Estate Agency Services

The real estate services industry in China has thus far consisted primarily of the marketing and sale of new properties. The primary real estate agency services market in China is competitive and fragmented, with market participants ranging from companies with national presence and local companies handling projects on an ad hoc basis. We believe that competition is based primarily on a real estate services company’s market research capability, quality of service, and ability to provide a full range of services. Top real estate services companies have a visible competitive advantage on service contracts that encompass the entire project development, marketing and sales process, as competition for these projects is based primarily on a real estate services company’s market research capability and ability to provide a full range of services. Top real estate services companies have a visible competitive advantage. According to the March 2006 report by the China Real Estate Top 10 Committee, in 2005, the average sales revenues of properties sold, GFA of properties sold and revenues from real estate services of the 100 largest real estate services companies in China were, respectively, 30.5%, 38.8% and 33.1% of the average sales revenues of properties sold, GFA of properties sold and revenues from real estate services of the 10 largest real estate services companies in China.

Secondary Real Estate Brokerage Services

China’s current real estate sales have focused primarily on newly developed properties. Sales revenues generated from the secondary real estate brokerage services market represent a small portion of the total real estate sales revenues.

As development in the primary real estate market slows in more mature markets, sales activities are expected to shift to the secondary real estate market, as is witnessed in the United States and other developed countries. According to data compiled and published by the relevant city housing exchanges, in Shanghai, Guangzhou and Shenzhen, the three most developed real estate markets in China, sales in the secondary real estate brokerage services market constituted approximately 36.1%, 44.1% and 56.0%, respectively, of total real estate sales for 2006.

The secondary real estate brokerage services market is fragmented and extremely competitive as entry barriers are relatively low. Brokers generally do not have exclusive listing contracts with sellers and in most instances represent the interests of both buyers and sellers. Consumers are relatively unsophisticated in terms of understanding the nature of the service and willingness to pay for the brokerage fees, which generally represent 1% of the sales price for each of the buyer and the seller. However, we believe there is substantial growth potential in the secondary real estate brokerage services market, presenting opportunities for those companies with the capacity to develop large networks of storefronts and to provide professional services.

Real estate consulting and information services

The real estate consulting and information services market in China is at an early stage of development. Sales, marketing and other commercial data relating to transferable land use rights or development projects are scattered among various governmental agencies and private parties with varying degrees of transparency. In most cases, developers and buyers searching for market data need to collect data from multiple sources, resulting in partial, incomplete or conflicting data without reconciliation or analysis. Some developers have developed ad hoc information systems to serve their internal research needs. We believe most of these systems are rudimentary, lack the functionality and depth to meet their own needs and are unsuitable for commercialization and utilization by third parties.

As a result, we believe there is a strong market demand for professional real estate services companies that can provide consolidated real estate information and analysis of unprocessed real estate market data covering a broad range of geographic markets in China. As it takes considerable effort and capital for any real estate services company to build an information database system with high functionality and put together a team of researchers who possess market and industry expertise to analyze unprocessed data for market consumption, those services companies that have made these investments have first mover advantages in this new industry.

Recent Governmental Measures Affecting the Real Estate Industry

China’s real estate industry experienced rapid growth after the PRC government opened the real estate sector to private ownership. To prevent the potential over-heating of the real estate market in certain cities and to discourage property speculation, the PRC government announced, starting in 2003, a series of measures aimed at standardizing land transfer procedures, encouraging supply of housing units for average families and discouraging speculative investment in real estate, in order to achieve long-term, more sustainable growth in the real estate industry, more balance in the macro-economy and more parity between the coastal cities and the rest of China.

For example, in 2004, the PRC government imposed a measure requiring that developers finance from internal sources at least 35% of the total projected capital outlay for projects other than affordable housing, an increase from the previously required 20%. In 2005, further measures were introduced to discourage speculation in real estate properties: in certain fast growing markets, the minimum down payment was increased, the preferential mortgage interest rate for residential housing was eliminated and a business tax of 5% was imposed on the proceeds from sales that occur within two years of purchase. The resale of unfinished properties was banned. The PRC government supplemented these measures with additional regulations on land supply, bank financing in 2006 and 2007. For additional information on recent regulatory developments in China, see “Risk Factors — Risks Related to Our Business — Our business may be materially and adversely affected by government measures aimed at China’s real estate industry” elsewhere in this prospectus.

BUSINESS

Overview

We are a leading real estate services company in China based on scope of services, brand recognition and geographic presence. We provide primary real estate agency services, secondary real estate brokerage services as well as real estate consulting and information services. We were ranked as the largest real estate agency and consulting services company in China for three consecutive years from 2004 to 2006 by the China Real Estate Top 10 Committee, as measured by the number of transactions facilitated, transaction value and GFA of properties sold, and geographic coverage.

We sold an aggregate of approximately 7.7 million square meters of primary properties with transaction value totaling approximately RMB61.8 billion ($8.2 billion) from 2001 to September 30, 2007 for real estate development projects in 33 cities in China. We operate through an extensive network of over 3,000 real estate sales professionals. Our service offerings are enhanced by our team of experienced and dedicated real estate research staff and our proprietary real estate information database and analysis system, which we refer to as the China Real Estate Information Circle system, or CRIC system. We believe the CRIC system is the only information system that provides up-to-date, comprehensive and in-depth information covering residential and commercial real estate properties in all major regions in China. Our clients include leading domestic and international real estate developers.

We have received numerous awards and accolades for our innovative and high-quality services, including “China’s Best Company” from the National Association of Real Estate Brokerage and Appraisal Companies in 2006 and the “Leading Brand Name in China’s Real Estate Consulting and Agency Industry” from the China Real Estate Top 10 Committee in 2006 and 2007.

We have experienced substantial growth since our inception in 2000. Within two years of our inception, we became a leader in the real estate services market in Shanghai. Since then, we have expanded our operations from Shanghai to other cities throughout China. Our revenues grew from $31.2 million in 2004 to $56.0 million in 2006, representing a CAGR of 34.0%, and reached $70.7 million in the nine months ended September 30, 2007, an increase of 229.0% from $21.5 million for the same period in 2006. At the same time, our net income increased from $5.6 million in 2004 to $18.1 million in 2006, representing a CAGR of 80.0%, and reached $19.3 million in the nine months ended September 30, 2007, a substantial increase from $1.1 million for the same period in 2006. In the nine months ended September 30, 2007, 83.5% of our revenues were generated from our primary real estate agency services. We intend to continue to grow each existing line of our business and further expand our geographic reach and service offerings to serve the evolving needs of our clients and capture growth opportunities in the real estate service industry.

Our Strengths

We believe that the following strengths enable us to capture opportunities in the rapidly growing real estate industry in China and differentiate us from our competitors:

A Leading Real Estate Services Company with Strong Brand Recognition.  We are a leading real estate services company in China with a well-recognized, award-winning brand. We sold an aggregate of approximately 7.7 million square meters of primary properties with transaction value totaling approximately RMB61.8 billion ($8.2 billion) from 2001 to September 30, 2007. According to the China Real Estate Top 10 Committee, we were ranked the largest real estate agency and consulting services company in China for the three consecutive years from 2004 to 2006, as measured by the number of transactions facilitated, transaction value and GFA of properties.

As an early mover in the real estate services sector in China, we have successfully maintained and enhanced our brand. This was evidenced by numerous awards and recognitions we received, including the “Leading Brand Name in China’s Real Estate Consulting and Agency Industry” from the China Real Estate Top 10 Committee in 2006 and 2007, and “China’s Best Company” from the National Association of Real Estate Brokerages and Appraisal Companies. For three consecutive years since 2004, we have received the ISO 9001:2000 certification for our quality control systems. We believe our reputation as an industry leader and our well-recognized brand have won us the trust of domestic and international property developers doing business in China. We have provided services to over 200 developers to date, including leading developers such as Hines, Vanke, Rong Qiao Group, Neo-China Group, Shanghai Chengtou, Baosteelland, Pu Fang Group, Hengda Group and Citic Pacific.

Unparalleled Geographic Coverage and National Network.  As of December 31, 2007, we had facilitated real estate sales transactions in 33 cities across China, and our network consisted of branches in 25 cities, over 3,000 real estate sales professionals and 300,000 members of property owners and potential purchasers in our “E-House Membership Club.” Our national scale and network have enabled us to gain a significant competitive advantage in an industry in which brand recognition, reputation, customer confidence and referrals play important roles in attracting and retaining customers. Our national scale and network enables us to capture growth opportunities and expand our market share in targeted geographic markets and to effectively serve our developer clients as they expand nationwide.

Core Services Supported by Our Proprietary CRIC System and Dedicated Research Team.  Our ability to offer core services to our clients is supported by the strength of our proprietary CRIC system and a team of experienced and dedicated research staff. We believe our proprietary CRIC system is the first and only service-oriented information system that provides comprehensive, in-depth and up-to-date information covering residential and commercial real estate properties in all major geographic markets in China. It is equipped with a variety of tools that allow the compilation of meaningful data and the preparation of customized market and topical analyses. Our services are further supported and enhanced by a team of experienced and dedicated research staff, including many highly regarded industry experts with in-depth knowledge of the real estate industry, market dynamics and regulatory environment in China. The information and research-based services we provide to our clients have contributed to our growth and will continue to support our services in the primary real estate agency services market and secondary real estate brokerage services market. In addition, we are well positioned to further capitalize on our CRIC system by offering real estate consulting and information services to our clients. The combination of our unique proprietary CRIC system and our team of experienced and dedicated research staff presents a higher entry barrier for potential competitors.

Systematic and Effective Training.  We believe a sales staff who can provide high-quality professional services consistently and an effective management team are critical to our successful expansions into new markets and the enhancement of our brand name. We have leveraged the experienced real estate experts at our training facility, E-House Research and Training Institute, to design and implement systematic training programs for new and existing sales staff to ensure they are equipped with knowledge of the standard protocols and best practices of various aspects of our business, as well as our demand for high-quality services. Once a sales team is assigned to a new project, each member of the team continues to receive on-the-job training specific to the project and the local real estate market. We have also designed systematic training programs for our managerial employees at different levels on how to manage sales process and their sales staff. Our managerial employees are also encouraged to attend our real estate seminars and workshops to enhance their knowledge of the real estate industry in China. We believe that our systematic and effective training distinguishes us from our competitors and has contributed to our growth. Through systematic training across our organization, we hope to have a continuous supply of highly qualified real estate managerial and sales professionals to manage and support our anticipated expansion into new markets and strengthen our competitive position in existing markets.

Integrated Provider of a Full Range of Services.  Our full range of services enable us to engage developer clients at early stages of their property development process. From providing feasibility studies prior to submissions of bids for development projects, consulting and strategizing at the inception of a proposed development project to marketing and sale of completed properties, we are capable of providing comprehensive one-stop services to our developer clients at various stages of the real estate development and sales process. Our sales force in the secondary real estate brokerage services market also promotes residual unsold units from the primary real estate agency services market, thereby enhancing our services to our developer clients in the primary real estate market and increasing transaction volume in the secondary real estate market. Furthermore, our CRIC system and in-house research capability enhance our real estate consulting and information services and create a significant competitive advantage for us. They also allow us to attract developer clients at an early stage of the project and build an on-going relationship with them. As a result of our ability to provide a full range of real estate services, we increase our value and attractiveness to our clients at various stages of the real estate development, marketing and sales process.

Experienced and Stable Management Team.  We have an experienced and stable management team with strong operational experience, execution capability and real estate industry expertise. Most of our senior management team members have participated in China’s real estate industry since its inception and have worked together as a team since our inception in 2000. In particular, our chairman and chief executive officer, Mr. Xin Zhou, is a well recognized expert in real estate services with over 15 years of experience in the real estate industry. This is evidenced by numerous awards he received in recognition of his achievements in the real estate industry in China, including being named one of the “2005 Ten Most Influential People in the Real Estate Services Industry” from the China City Property Exposition Commission and his appointment as Chairman of the Real Estate Services Committee of the China Real Estate Association. Our success is also attributed to a stable team of mid-level management, whom we have been able to attract and retain through a combination of performance-linked compensation, career-oriented training and career advancement opportunities. We believe our experienced and stable management team have contributed significantly to our past success and will continue to contribute to our further growth.

Our Strategy

Our goal is to be the leading real estate services company in China that provides a full range of services to meet the diverse and evolving needs of the real estate industry. We intend to execute the following strategies to achieve our goal:

Expand Geographic Reach and Enhance Brand Recognition.  We plan to provide real estate services and open new sales offices in additional cities in China and make our brand the most recognizable real estate services brand nationwide. We aim to strategically expand our operations to additional cities, covering provincial capitals and other strategically selected affluent urban areas across China. Our entrance into new geographic markets will be carried out systematically in response to developer’s needs and market opportunities. We intend to invest in the promotion of our brand when we enter into a new market and to leverage our brand to capture growth opportunities. By expanding into new markets, we aim to lay the foundation for a nationwide network of sales offices that can provide seamless quality services to our developer clients who operate on national as well as local and regional scales.

Further Grow Each Existing Line of Business.  We plan to further grow each existing line of business to maximize our revenues and profitability.

•	Primary real estate agency services. We intend to strengthen our leading position by gaining greater market share in existing markets and capturing market shares in new geographic markets. Our objective is to become the most recognized real estate services company in each of the markets where we operate. The strategic partnerships we recently formed with several leading real estate developers in China such as Vanke, Evergrande, Neo-China and Jianye underscore our strong initiative to expand our primary agency services.

•	Secondary real estate brokerage services. We plan to focus our growth in secondary real estate brokerage services and become a leading player in selected markets where we believe the local market conditions are favorable and where we already have a strong presence in our primary agency services. We will continue to standardize our services in the secondary real estate market and maintain consistently high-quality services of our sales staff. Although we currently plan to grow our business in the secondary real estate brokerage services market organically, we may leverage our brand and expand our secondary real estate brokerage services through acquisitions if there are attractive opportunities.

•	Real estate consulting and information services. We intend to make aggressive efforts in monetizing the CRIC system by expanding the subscription membership among real estate developers and other real estate related institutions. As a comprehensive database with sophisticated report-generating and analytic functions and numerous industry articles, the CRIC system is a potential platform for providing information services to the entire real estate industry and other real estate market participants in China. Meanwhile, we intend to further capitalize on our strong research capability to provide tailored real estate consulting services to assist clients in land acquisition, real estate product development and marketing and sales.

Expand Service Offerings and Increase Cross-selling Opportunities.  We offer a full range of services across the primary and secondary real estate markets and the real estate consulting and information service market. As the real estate industry continues to grow and mature in China, we believe there are significant growth opportunities for new and innovative types of real estate services and we plan to continuously evaluate new growth areas and expand our service offerings to capture opportunities in these areas as they arise. We have expanded into real estate investment management business by forming a real estate management fund in January 2008 to leverage our industry knowledge and expertise and generate a new source of revenue. We are also considering expanding our service offerings to include real estate mortgage related services. We intend to promote the cross-selling of our full range of existing and new services and the cross-utilization of our resources through enhanced coordination among different divisions while maintaining centralized management, thereby providing value-added services to our clients’ real estate development, marketing and sales process.

Selectively Pursue Strategic Acquisitions and Alliances.  The current fragmented real estate services market in China presents opportunities for further consolidation. We intend to selectively pursue acquisition targets to expand our capability to serve clients and strengthen our position as an industry leader. We believe selective strategic acquisitions may benefit us by expanding and enhancing our service offerings and broadening and deepening our geographic coverage. We also plan to forge strategic alliances with real estate developers and other industry participants to create and benefit from the synergies from these alliances. The strategic alliances we recently formed with leading real estate developers such as Evergrande, Vanke and Neo-China allow us to be their exclusive sales agent for certain new properties developed by them, which will help us increase our market penetration and enable us to enjoy the expanded resources offered by the alliances.

Our Services

We provide three principal types of services:  primary real estate agency services, secondary real estate brokerage services and real estate consulting and information services. We may continue to offer new complementary services to capture market trends and to serve the evolving needs of our clients. As of the date of this prospectus, we have sales offices in 25 cities, as illustrated in the map below.

Primary Real Estate Agency Services

Our principal business has traditionally been, and we expect will continue in the foreseeable future to be, providing primary real estate agency services to real estate developers of mainly residential properties. The following table sets forth the total GFA and value of properties sold for the periods indicated:

				For Nine Months Ended
	For the Year Ended December 31,			September 30,
	2004	2005	2006	2006	2007

Total GFA of new properties sold (thousands of square meters)	935	1,282	1,955	984	2,731
Total value of new properties sold (millions of $)	1,268	1,349	2,037	933	2,591

Marketing and sales services in the primary real estate market constitute our core business. Once we are engaged by a developer, we formulate a marketing and sales plan for the project. Our contracts typically specify the sales period, the minimum average sales price and the sales commissions. Typically, we receive a fixed or progressive percentage as a commission based on the total sales. Some contracts also provide for bonus commissions for sales achieved above the pre-determined levels.

We usually commence our services by preparing a customized marketing plan for the project. We develop a signature identity and brand that are distinctive to a project, establishing long-term awareness of the project among prospective purchasers in the primary market and benefiting future sales in the secondary market. We assemble profiles of typical buyers and select public relations and advertising companies to design the marketing materials and marketing venues based on the profiles. We leverage the pictorial library of our CRIC system and incorporate in our marketing and advertising materials elements from past successful marketing and advertising campaigns. Our marketing efforts cover the print media, television, Internet, billboards at public spaces, housing exhibits and entertainment events.

Once a development project is ready to enter the sales phase, we establish functional sales offices and outlets on-site for each development project. We station sales staff specially trained for the project at the project site until most of the units are sold. Our sales staff provide prospective buyers with a presentation of the architectural, design and construction aspects of the project as well as information on the surrounding community and amenities, recommend appropriate floor plans based on their purchase criteria and accompany the prospective buyers to tour the units and the project amenities. Our sales staff also pursue sales leads and provide further assistance to interested buyers.

Our proprietary sales monitoring system allows prospective buyers to view inventories of unsold units on a real-time basis and enables our sales staff and developers to closely monitor the status of the units at various stages of sales. Our developers may adjust their strategies for the sales of the unsold units as well as the construction, marketing and sale of the units to be built based on the buyer feedback information recorded in our system.

We also generate sales by contacting targeted customers with information on selected projects. We have a nationwide “E-House Membership Club” with approximately 300,000 members as of December 31, 2007. We frequently promote new properties to members who have indicated their preferences for new properties. We also contact potential customers in our customer databases based on the customer profiles and preferences. Furthermore, we leverage our operations in the secondary real estate brokerage services market by setting up off-site sales locations at our flagship retail stores to promote new developments and provide visitors with similar presentations as the ones held in our on-site sales centers.

We have significantly expanded our primary real estate agency services by forming strategic alliances with leading real estate developers. On December 7, 2007, we announced the formation of a strategic cooperation arrangement with Evergrande, a leading real estate developer in China. Under the strategic cooperation arrangement, we will act as the exclusive sales agent for 20 real estate projects developed by Evergrande in eight cities in China. Based on the currently available information from Evergrande’s and our estimates, the total GFA of these projects is expected to be approximately 28 million square meters and the total sales value may amount to approximately RMB200 billion ($26.7 billion). Projects involving approximately four million square meters of GFA have commenced construction and are potentially available for sales in 2008. Our strategic cooperation with Evergrande also includes the provision of real estate market research, consulting and information services to 37 of Evergrande’s real estate projects under development in 2008. Under the strategic cooperation arrangement, our subsidiary will enter into an exclusive sales agency agreement with a project development company owned by or affiliated with Evergrande for each project. In addition, according to various agreements under our strategic cooperate arrangement with Evergrande, we agreed to pay an aggregate of approximately RMB800 million ($106.8 million) as customer deposit to Evergrande, which are fully and unconditionally refundable within three to six months after the commencement of sales of the Evergrande projects.

On January 10, 2008, we announced the formation of strategic cooperation arrangements with leading developers Vanke, Neo-China and Jianye. Under the strategic cooperation arrangement with Vanke, we will be the exclusive sales agent for Vanke’s 16 existing projects in 10 cities. The GFA available for sale in 2008 is expected to be approximately one million square meters with total sales value of approximately RMB12 billion ($1.6 billion). In addition, we will be the exclusive sales agent for at least half of Vanke’s new projects to be launched in eastern China in 2008. We will also provide real estate market research and consulting services for Vanke related to the developer’s projects in the region. Our cooperation agreement with Neo-China provides that we will be the exclusive sales agent for Neo-China’s six projects in five cities with total GFA of approximately five million square meters and total sales value of approximately RMB40 billion ($5.3 billion). The GFA available for sale in 2008 is expected to be at least one million square meters. Our strategic cooperation with Jianye will initially cover Jianye’s four projects in Henan province with a combined GFA of approximately 850,000 square meters.

Secondary real estate brokerage services

We provide secondary real property brokerage services and plan to systematically expand our listing and brokerage services. The listing and brokerage services include both sales and rentals. Currently, we focus our secondary real estate brokerage services in three metropolitan areas within China: Shanghai, Wuhan and Hangzhou. We also provide secondary real estate brokerage services in Hong Kong and Macau. As of December 31, 2007, we had a total of 160 stores, including 92 in Shanghai, 30 in Wuhan, 32 in Hangzhou, four in Hong Kong and two in Macau. In 2007, we facilitated 4,649 secondary real estate sales transactions totaling approximately $839.0 million in transaction value and 4,386 secondary properties rental transactions totaling approximately $2.5 million in total monthly rental value.

Our secondary real estate brokerage services include offering advisory services on choices of properties, accompanying potential buyers on house viewing trips, drafting purchase contracts, negotiating price and other terms, providing preliminary proof of title, coordinating with the notary, the bank and the title transfer agency. We also provide market information to both buyers and sellers based on our strong research capabilities supported by our proprietary CRIC system and the research staff at the E-House Research and Training Institute.

In addition to marketing and selling properties in the secondary real estate market, our brokerage storefronts also support our sales effort in the primary real estate agency services market primarily by promoting and selling any remaining unsold units of primary real estate projects. This not only generates additional transactions and revenues for our secondary real estate brokerage business but also enhances our services to our clients in the primary real estate market.

We provide our secondary real estate brokerage services using a lease-and-operate model. We directly lease properties for our brokerage storefronts, manage and train the sales staff and maintain all the applicable licenses. To serve the expatriate communities in Shanghai and other major cities in China, we employ sales personnel with English, Japanese and Korean language abilities.

In Shanghai, we classify our storefronts into three types. Class A stores are our flagship stores. These stores are more spacious and are centrally located in commercial centers to attract more potential buyers and sellers and, with dedicated staff whose primary duty is to prepare routine sales and purchase contracts and process various sales and purchase documents, also serve to support the satellite stores in the surrounding areas. Class B stores are located near metro stations and other transportation nexus points. These stores provide access to our sales staff and provide an opportunity for greater brand exposure. Class C stores are located inside, or immediately outside, housing compounds. These stores serve as a collection point for sales information concerning the units in that particular compound and enable us to quickly respond to potential sales leads. The presence of these stores also increases our brand recognition and helps build sales relationships with the local residents. As of December 31, 2007, we had 13 Class A stores, 22 Class B stores and 57 Class C stores.

Real estate consulting and information services

We provide real estate consulting and information services tailored to meet the needs of developer clients at various stages of the project development and sales process and other clients with particular requests and needs.

Real Estate Consulting Services

We generally divide our consulting services into land acquisition consulting and property development consulting — which occur in the early stages of a real estate development project — and other consulting, which generally leverages our industry expertise and proprietary database to provide custom consulting and reports to clients, which can range from banks and investors to government and non-profit organizations. We generally offer our consulting services for a fixed, pre-negotiated fee and recognize these fees as our revenue when we fulfill all of our obligations under the relevant service contract. These obligations typically involve providing our clients with the results of our studies or other deliverables as agreed in our contracts with them.

Land Acquisition Consulting.  Under applicable PRC law, all usage rights for land to be developed must be granted by way of tender, auction or bidding. Property developers retain us in connection with their proposed acquisition of properties that are in the tender, auction or bidding process. We provide developers with development potential and risk analysis reports of the properties under consideration, including information such as comparable real estate transaction histories, potential target market for the development project or projected price. We also provide consultancy services to land owners and land brokers to market the land to developers and introduce developers to land owners or land brokers.

Property Development Consulting.  We offer a variety of services to developers who have acquired the right to develop a piece of land. We provide project feasibility studies which include general information on market conditions and trends and information concerning the demographics and the existing and projected amenities in the area where the project will be located. We also provide a comprehensive analysis of the real estate transaction history of nearby development projects, including average sales price and sales activities, marketing and advertising campaigns employed, amenities and services offered and demographics targeted by these projects. We work with developers to define the targeted demographic and determine the optimal unit size, price schedule, interior and landscaping design criteria, construction material and the services and amenities for each development phase.

Our strategic cooperation with Evergrande also includes the provision of real estate market research, consulting and information services to 37 of Evergrande’s real estate projects under development in 2008. Under the strategic cooperation arrangements entered into between us and Evergrande in December 2007, for each of the 37 projects for which Evergrande has engaged us for consulting and information services, Shanghai CRIC Information Technology Co., Ltd,, our subsidiary, will enter into a real estate project consulting and information service agreement with a project development company owned by or affiliated with Evergrande.

Other Consulting.  In addition to developers and land owners and brokers, we also provide consulting services to investors interested in purchasing businesses with land or other real estate assets. In addition, we provide consulting services to banks, real estate trade associations and governmental property and planning agencies.

Real Estate Information Services

We initially developed the proprietary CRIC system to support our primary and secondary real estate services and consulting and information services. However, in 2006, we began to commercialize the CRIC system in select cities to provide real estate information services. We market and sell, on a subscription basis, the use of our database and search and report generating functions. The subscription fee is scalable depending on the search level, the number of terminals and the number of cities covered. Subscribers of our CRIC system include a wide variety of entities. In addition to property developers, land brokers and other companies in the real estate industry, subscribers of our CRIC system include banks, insurance companies and other financial institutions and appraisers who require real estate market and transaction information to provide their services. Other subscribers also include those in academic and research institutes and the national and regional governmental agencies who are interested in the macro economic implications of the data, and those in the home design industry or the media industry who are interested in the demographics of a targeted area. The table below sets forth the number of terminals as of the dates indicated:

	As of December 31,
	2004	2005	2006	2007

No. of terminals	60	150	327	15,000

As our CRIC system expanded its coverage, we have also increased our efforts to market the CRIC subscription. We began a nationwide initiative in September 2007 to promote subscription to the CRIC system and have signed up over 5,000 subscribers across China. Their subscriptions will include a six-month free trial period with an option to renew for annual fees.

Real estate investment fund management

In January 2008, we formed a new real estate investment fund, E-House China Real Estate Investment Fund I, L.P., or the Fund, with initial commitments of $100 million. Investors of the Fund include both institutions and high net worth individuals and we have no investment in the Fund. We will manage the Fund through our non-wholly owned subsidiary, E-House Real Estate Asset Management Limited, which will act as the Fund’s general partner. The Fund will pay us annual management fees and carried interest on a success basis. The Fund plans to invest in China’s fast growing real estate sector through diversified investment strategies at all levels of the real estate value chain. We believe our knowledge and expertise in the Chinese real estate industry, including our proprietary CRIC database and research capabilities, and our nationwide network offer us a unique competitive advantage in identifying attractive investment opportunities and executing successful transactions. See “Related Party Transactions — Transactions with Certain Related Customer and Supplier, Shareholders, Directors and Affiliates — Real Estate Investment Fund Management.”

CRIC System

We believe our proprietary CRIC system contains the most comprehensive set of real estate sales data in China covering information on land, residential, office and commercial spaces, as well as real estate related advertisements. As of December 31, 2007, our CRIC system contained data on developments in 30 cities across China, consisting of data on over 11,067 tracts of land, over 21,424 housing developments, over 3,351 office buildings and over 3,360 commercial developments. In addition, our CRIC system contains data on the local businesses and services, such as schools, transportation and hospitals. We built the CRIC system using in-house capabilities and have applied for copyright protections on the core technology developed by us.

Our CRIC system consists of interlinked database, map, report and library functions. Our map functions and our library are features unique to our system. We believe that, compared to in-house project databases developed by competitors, our project database contains more data points and has more advanced search and analytic capabilities.

Our CRIC library contains internally generated market studies, topical studies, project feasibility studies, form market reports and periodicals, as well as a comprehensive collection of real estate news and articles. For each project, the database records the total architectural and residential GFA, floor plans, construction materials, percentage of green space and in many cases the commercials and promotional materials used for the sales and marketing of the project. For each unit, the database records the selling price, GFA of each room, title history as well as material used in home improvement. The relevant property information is searchable through string queries or through clicking on the corresponding map. The map also contains visual presentations, in satellite or two-dimensional form, of information on local businesses and services, such as metro stations, hospitals and schools in the surrounding area. Users can use an assortment of tools built into the software and can sort and generate reports based on an array of search fields.

Research and Development

We have 471 employees who conduct research and provide training at our E-House Research and Training Institute, located on the campus of Shanghai University. The Institute is a facility associated with East China Normal University and Shanghai University. Approximately 20% of our research staff are professors, associate professors or professor-level scholars, as determined by China’s scholar ranking system. The Institute is led by Professor Yongyue Zhang, our director, who is the vice chairman of the China Appraisal and Real Estate Services Industry Association, director of the China Real Estate Industry Association and vice chairman of the Shanghai Economists Association and is the expert-in-residence at China’s Ministry of Construction.

In addition to providing training, our research staff support all of our services. Their research activities involve producing project feasibility studies for internal use or for our clients. Our research staff also collect, compile and analyze market and project data to update and verify information on the CRIC system. They produce periodic and topical reports on a weekly, monthly and annual basis for distribution on our CRIC system.

Marketing and Brand Promotion

In 2007, we generated approximately 45% of our total revenues from existing clients and another 30% from clients who approached us through word-of-mouth referrals. We employ a variety of marketing and brand promotion methods to enhance our brand recognition and attract developer clients and property buyers, including the following:

Advertisements.  We have advertising arrangements with many Chinese national and regional consumer media outlets, including television stations, newspapers and industry publications. We also advertise and distribute informational brochures, posters and flyers at various real estate conferences, exhibitions and trade shows.

Seminars and Workshops.  Our E-House Research and Training Institute frequently organizes seminars and workshops for real estate developers and other participants in the real estate industry. To date, our E-House Research and Training Institute has provided training to over 2,500 managerial personnel affiliated with our developer clients.

E-House Membership Club.  We created E-House Membership Club to attract property buyers. As of December 31, 2007, we had approximately 300,000 club members located in 26 cities. We provide value-added services, such as newsletters containing information on the housing market and priority on sought- after properties without charge to our members. We frequently promote new properties to members who have indicated their preferences for new properties. We also conduct activities designed to increase our members’ loyalty, such as birthday greetings and invitations to entertainment events.

Competition

The real estate services industry in China is rapidly evolving, highly fragmented and competitive. Compared to real estate development, real estate services require a smaller commitment of capital resources. This relatively lower barrier of entry permits new competitors to enter our markets quickly and compete with us. While we face competition in each geographic market in which we operate, we believe none of our competitors offers as broad a range of services and geographic coverage as we provide in the primary real estate agency services market. Our competitive position in Shanghai, Wuhan and Fuzhou is stronger than our position in other local markets. In Shanghai, we remained as the leading comprehensive real estate services company for three consecutive years starting in 2004 and our leading position was recognized by the prestigious “Golden Bridge” Award we received annually for the same period from the Shanghai Real Estate Services Company Association.

In the primary real estate agency services market, our main competitors include World Union Real Estate Consultancy (China) Ltd., Hopefluent Group Holdings Limited, Shanghai T&D Real Estate Co. Ltd. and B.A. Consulting Company, all of which operate in multiple cities in China. In addition, we compete with local primary real estate agency services providers in each geographic market where we have a presence. In the secondary real estate brokerage services market, we compete with established international and domestic real estate brokerage firms, including Century 21 China Real Estate, Centaline Group, Coldwell Banker, Shanghai House Exchange Co., Ltd., SUNCO Real Estate Co., Ltd., and 5i5j Real Estate Co. Ltd. In the real estate consulting and information service market, we compete with other leading international and domestic real estate services companies which provide real estate consulting services, including DTZ International, Jones Lang LaSalle, CB Richard Ellis and First Pacific Savills.

Competition in the real estate services industry is primarily based on brand recognition, quality and breadth of services and overall client experience. We believe that our well-known “E-House” brand, the breadth and quality of our services and our extensive experience, particularly in the primary real estate agency services market, give us competitive advantages over our competitors, especially smaller competitors who focus on a limited number of local markets. While many of our competitors may have more financial and other resources than we do, we believe our CRIC system, research capability, our knowledge and experience as well as our execution capability distinguish us from our competitors and allow us to respond more promptly to market changes.

Employees and Training

Our sales staff are chosen for their education, qualification, poise and service oriented attitudes. Once recruited, our sales staff receive vigorous training on ethics and our standard sales protocols, sales technique, and necessary training for the specific properties to which they are assigned.

We recruit on an as-needed basis. When we are engaged to provide sales services in a city where we have an existing office, we rely heavily on the local sales personnel. When we are engaged to provide sales services in a city where we have no existing office, we establish a core sales force in that city from our existing sales force. We then locally recruit new sales personnel and require them to go through three months of intensive training at our E-House Research and Training Institute. Most new recruits undergo a trial period before they are hired. We review the performance of our sales staff on a periodic basis.

In addition to undergoing the initial intensive three-month training at the E-House Research and Training Institute, we encourage our sales staff to continue in their fields of study. We also encourage our mid-level management to systematically acquire more industry knowledge and management skills by offering them a variety of training programs at the E-House Research and Training Institute. We provide capable and experienced employees with opportunities to be promoted to management positions. As a result, we believe we have experienced attrition rates lower than industry standard among our managerial and sales staff since our inception.

We had 617, 1,058 and 2,137 employees as of December 31, 2004, 2005 and 2006, respectively. As of December 31, 2007, we had 4,500 employees, including 843 in our corporate offices, 471 research staff and 3,186 sales staff, all of whom are our employees. We pay our sales staff a combination of salaries and sales commissions and pay salaries to all other employees. We consider our relations with our employees to be good.

Intellectual Property

The “E-House” brand, our proprietary CRIC system and other intellectual property rights contribute to our competitive advantage in the real estate services industry in China. To protect our brand, our CRIC system and other intellectual property, we rely on a combination of trademark, trade secret and copyright laws in China as well as imposing procedural and contractual confidentiality and invention assignment obligations on our employees, contractors and others.

We currently have the “ ” registered trademark in China and are in the process of finalizing the governmental transfer procedures of the registered trademark “ ” in China. We have also applied for the registration of the trademarks “ ,” “CRIC,” “ ” and “E-House.” We have registered our domain names, www.ehousechina.com, www.1fang.com, www.cityrehouse.com.cn and www.yiju.org with China Internet Network Information Center. We have developed our CRIC system and own its copyright. Our rights in the CRIC system, including but not limited to rights to publish, amend, issue and license such copyright, are all protected in accordance with the “Computer Software Protect Regulation”. The copyright owner has the right to license or transfer the copyright to other parties by collecting remuneration. We have applied for and obtained the Software Copyright Certificate for the CRIC system, thus our core technology CRIC system is better protected under the PRC law.

While we cannot assure you that our efforts will deter others from misappropriating our intellectual property rights, we will continue to create and protect our intellectual property rights in order to maintain our competitive position.

Facilities

Our headquarters are located in Shanghai, China, where we lease approximately 3,014 square meters of corporate office space. As of December 31, 2007, our offices in 25 cities occupy an aggregate of 20,787 square meters of leased space. We consider our corporate office space adequate for our current and future operations.

Legal Proceedings

We are subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to, nor are we aware of, any legal proceeding, investigation or claim which, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operations.

REGULATION

We are subject to a number of laws and regulations in China relating to real estate service companies. This section summarizes the principal current PRC laws and regulations relevant to our business and operations.

Regulation of Real Estate Services Industry

The principal regulations governing the real estate service industry in China include the Law on Administration of the Urban Real Estate issued by the Standing Committee of National People’s Congress in July 1994, and the Provisions on the Administration of Urban Real Estate Intermediary Services promulgated by the Ministry of Construction, or MOC, in January 1996, as amended. We have met and are in compliance with all the material registration and license requirements for conducting our business, as summarized below.

Regulation on the Establishment of Real Estate Services Companies

Under the above regulations, real estate services refer to real estate consulting services, real estate appraisal services, and real estate brokerage services. Under PRC laws, a company is required to obtain a business license from the State Administration for Industry and Commerce, or SAIC, before it can commence business. To qualify as a real estate services company, a company must register with the local offices of SAIC in each locality where it does business. Thus, we are required to file with the real estate regulatory authorities at the county level or above within one month after effecting the SAIC registration. Penalty for non-compliance includes imposition of fine, injunction against illegal services and revocation of licenses. To continue its existence as a real estate service company, it must meet certain organizational, financial and operational criteria, such as possessing sufficient funding and employing qualified personnel. It must keep proper records and comply with prescribed procedures in delivering its services.

Regulation of Real Estate Agency Companies and Agents

Pursuant to the Regulatory Measures on the Sale of Commercial Houses promulgated by MOC, effective June 1, 2001, a real estate developer may entrust a real estate service organization as a broker to pre-sell or sell primary residential housing. The regulatory measures provide that the real estate broker must not make any false statements regarding a property to clients and must present clients with relevant title certificates or sale permits of the properties and the related letter of authorization. Thus, according to these regulatory measures, we are not permitted to (a) act as agents to sell primary residential housing for which requisite certificates, permits or authorization letters have not been obtained, (b) provide false statements on the conditions of any property in any advertisement, or (c) violate any PRC advertisement law.

On December 29, 2006, the MOC and the People’s Bank of China promulgated the Circular Concerning Strengthening the Management of Real Estate Services and Regulating the Trade Settlement Capital Account, which provided a number of specific directives to regulate the real estate services industry. Under the Circular, we are not permitted to receive cash purchase payments on behalf of our clients in secondary real estate transactions and we are required to establish separate security deposit accounts for our clients in these transactions.

In August, 2004, the SAIC promulgated the Measures of the PRC on Management of Brokers, or the Measures. Brokers as defined in the Measures include individuals, legal persons and other entities that act as intermediary broker or agent in economic transactions for the purpose of obtaining commissions. The local offices of the SAIC are the administrative bodies for brokers, responsible for handling registrations of brokers and supervising their activities. Different types of brokerages are required to obtain corresponding qualification licenses applicable to their respective businesses. Within 20 days after a brokerage employs or dismisses any broker, it must file the broker’s information and the related contracts with the local offices of SAIC. Thus, according to these measures, before we or our individual brokers are allowed to engage in any brokerage services, we or our individual brokers, respectively, are required to obtain the required qualification licenses from SAIC. In addition, no brokerage or broker can engage in any activities beyond the permitted business scope or against clients’ interests. In cases of non-compliance, the local offices of SAIC can issue warnings or impose fines up to RMB30,000 ($4,004).

Pursuant to the Interim Regulation on Professional Qualification for Real Estate Brokers and the Implementing Measures on the Examinations of Professional Qualification for Real Estate Brokers issued by the Ministry of

Personnel and MOC in December 2001, to practice as a qualified real estate broker, an individual must first obtain a qualification certificate for real estate brokers, and then the real estate broker license. An individual broker who fails to obtain the required qualification certificate or license will not be permitted to engage in the real secondary estate agency services for us.

In Shanghai, a real estate brokerage must have a registered capital of at least RMB100,000 ($13,346) and employ at least five licensed real estate brokers. It must also satisfy other requirements set forth in the Law of the PRC on Administration of the Urban Real Estate. Real estate brokerages or their branches must file with the real estate authorities and obtain a certificate of record which is valid for two years. Individual licensed brokers are subject to examination every two years before they can have their licenses renewed.

Real estate brokerages in Chongqing are subject to an accreditation system, with grades of class C, class B and class A. A real estate brokerage can conduct only those businesses that are within the permitted business scope and grade. The brokerage is also subject to annual examination by the real estate authority.

In Beijing, since July 1, 2004, a newly established real estate brokerage is required to register with the local real estate authority. A real estate brokerage must have at least four individuals with the requisite real estate broker licenses, or the Real Estate Broker Qualification Certificates in Beijing, and must satisfy the requirements set forth in the Law of the PRC on Administration of the Urban Real Estate. Any sub-branch of a brokerage must have at least two qualified real estate brokers and must register with the local real estate authority within one month after obtaining its business license.

Regulation of Real Estate Consultation Business

The Provisions on the Administration of Urban Real Estate Intermediary Services set forth the basic requirements for setting up and operating real estate brokerage enterprises. According to these provisions, personnel engaged in the real estate consultation business must be professionals who have real estate related credentials or meet certain education requirement and possess the professional titles relating to real estate consultation and have obtained certain certificates for passing relevant examinations. The number of such professionals in an enterprise engaged in the real estate consultation business must exceed 50% of its total number of employees. These requirements imposed by the provisions may thus restrict our ability to hire a sufficient number of qualified personnel that we need to conduct or expand our business.

Regulation of Real Estate Intermediary Service Charges

According to Real Property Intermediary Service Charges Circular, promulgated by the State Planning Commission and MOC on July 7, 1995, real estate intermediaries must expressly state their service charges, which are in the form of commissions. With respect to real estate consultation services, the PRC government issues pricing guidelines. However, specific charges are decided through negotiations between clients and the consulting service providers.

Pursuant to Real Property Intermediary Service Charges Circular, commissions for the sale of real property should be between 0.5% and 2.5% of the transaction price. For exclusive agency services, commissions can be raised to a maximum of 3% of the transaction price. Commissions for real estate rental services range between 50% and 100% of the monthly rent, as negotiated between the relevant parties. Rental commissions are one-time payments regardless of the lease duration.

In Shanghai, the maximum commission that a broker may receive from the sale of residential properties is 2% of the transaction price. Commissions for real estate rental services can not exceed 70% of the monthly rent. Commissions for assignments of State land use rights can not exceed 3% of the transaction price. Commissions should be born equally between the buyer and the seller, or between the lessor and the lessee, unless stipulated otherwise in a written agreement. With respect to customized service requiring special expertise, a real estate brokerage organization of sufficiently large size (not including franchised stores and stores under contracted management) can apply for approval from the local pricing authorities to charge fees that exceed the fee level set forth in government guidelines.

In Hangzhou, since February 1, 2007, commissions for real property transactions vary depending on the transaction value but they cannot exceed 1% of the transaction value from each of the two parties in the transaction. Commissions for real estate rental services are 40% of one month’s rent from each of the lessor and the lessee, and the parties can negotiate for an increase of no more than 25%. These commissions are one-time payments regardless of the lease duration.

In Chongqing, commissions for real property transactions cannot exceed 2% of the transaction price. For real estate rental services, the level of commissions is not regulated.

Due to the restrictions mentioned above, we are not allowed to charge our clients commission rates that exceed the maximum charge rate.

Regulations on Trademarks

Both the PRC Trademark Law, adopted in 1982 and revised in 2001, and the Implementation Regulation of the PRC Trademark Law adopted by State Council in 2002, gave protection to the holders of registered trademarks and trade names. The Trademark Office under the authority of the SAIC handles trademark registrations and grants a term of rights of ten years to registered trademarks. Trademark license agreements must be filed with the Trademark Office or its regional offices.

Regulations on Foreign Currency Exchange

Under the Foreign Currency Administration Rules promulgated in 1996 and revised in 1997 and various regulations issued by State Administration of Foreign Exchange, or SAFE, and other relevant PRC government authorities, Renminbi is convertible into other currencies for the purpose of current account items, such as trade related receipts and payments, interest and dividend. The conversion of Renminbi into other currencies and remittance of the converted foreign currency outside China for the purpose of capital account items, such as direct equity investments, loans and repatriation of investment, requires the prior approval from SAFE or its local office. Payments for transactions that take place within China must be made in Renminbi. Unless otherwise approved, PRC companies must repatriate foreign currency payments received from abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to a cap set by SAFE or its local office. Unless otherwise approved, domestic enterprises must convert all of their foreign currency proceeds into Renminbi.

On October 21, 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, which became effective as of November 1, 2005. According to the notice, a special purpose company, or SPV, refers to an offshore company established or indirectly controlled by PRC residents for the special purpose of carrying out financing of their assets or equity interest in PRC domestic enterprises. Prior to establishing or assuming control of an SPV, each PRC resident, whether a natural or legal person, must complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch. The notice applies retroactively. As a result, PRC residents who have established or acquired control of these SPVs that previously made onshore investments in China were required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006. These PRC residents must also amend the registration with the relevant SAFE branch in the following circumstances: (1) the PRC residents have completed the injection of equity investment or assets of a domestic company into the SPV; (2) the overseas funding of the SPV has been completed; (3) there is a material change in the capital of the SPV. Under the rules, failure to comply with the foreign exchange registration procedures may result in restrictions being imposed on the foreign exchange activities of the violator, including restrictions on the payment of dividends and other distributions to its offshore parent company, and may also subject the violators to penalties under the PRC foreign exchange administration regulations.

Regulations on Loans to and Direct Investment in PRC Entities by Offshore Holding Companies

According to the Provisional Regulations on Statistics and Supervision of Foreign Debt promulgated by SAFE on September 24, 1997 and the Interim Provisions on the Management of Foreign Debts promulgated by SAFE, the National Development and Reform Commission and the Ministry of Finance and effective from March 1, 2003, loans by foreign companies to their subsidiaries in China, which accordingly are foreign-invested enterprises, or FIEs, are considered foreign debt, and such loans must be registered with the local branches of SAFE. Under the provisions, these FIEs must register with the local branches of SAFE within 15 days from the date on which the loan agreements for the foreign debt are executed. In addition, the total amount of the accumulated foreign debt borrowed by an FIE is not allowed to exceed the difference between the total investment and the registered capital of the FIE. In addition, the total amount of accumulated foreign debt borrowed by an FIE is limited to the difference between the total investment and the registered capital of the FIE. Total investment of an FIE is the total amount of capital that can be used for the operation of the FIE, as approved by the Ministry of Commerce or its local counterpart, and may be increased or decreased upon approval by the Ministry of Commerce or its local counterpart. Registered capital of an FIE is the total amount of capital contributions made to the FIE by its foreign holding company or owners, as approved by the Ministry of Commerce or its local counterpart and registered at the State Administration for Industry and Commerce or its local counterpart.

According to applicable PRC regulations on FIEs, capital contributions from a foreign holding company to its PRC subsidiaries, which are considered FIEs, may only be made when the approval by the Ministry of Commerce or its local counterpart is obtained. In approving such capital contributions, the Ministry of Commerce or its local counterpart examines the business scope of each FIE under review to ensure it complies with the Foreign Investment Industrial Guidance Catalogue, which classifies industries in China into three categories: “encouraged foreign investment industries,” “restricted foreign investment industries” and “prohibited foreign investment industries.” The amended Catalogue became effective on December 1, 2007, which classifies real estate agency companies and real estate brokerage companies to the restricted category of foreign investment industries.

Our PRC subsidiaries, such as E-House Shanghai, Shanghai CRIC Information Technology Co. Ltd, and Shanghai Cityrehouse Real Estate Agency Co., Ltd., are FIEs subject to the regulations discussed above.

Regulations on Employee Share Options

Under the Implementation Rules of the Administrative Measures for Individual Foreign Exchange, or the Individual Foreign Exchange Rules, issued on January 5, 2007 by the SAFE, PRC citizens who are granted shares or share options by an overseas listed company according to its employee share option or share incentive plan are required, through the PRC subsidiary of such overseas listed company or any other qualified PRC agent, to register with the SAFE and complete certain other procedures related to the share option or other share incentive plan. Foreign exchange income received from the sale of shares or dividends distributed by the overseas listed company may be remitted into a foreign currency account of such PRC citizen or be exchanged into Renminbi. Our PRC citizen employees who have been granted share options, or PRC option holders, are subject to the Individual Foreign Exchange Rules upon the listing of our ADSs on the New York Stock Exchange. If we or our PRC citizen employees fail to comply with these regulations, we or our PRC option holders may be subject to fines and legal sanctions.

Regulations on Dividend Distribution

The principal regulations governing dividend distributions by wholly foreign owned enterprises and Sino-foreign equity joint ventures include:

•	The Wholly Foreign Owned Enterprise Law (1986), as amended;

•	The Wholly Foreign Owned Enterprise Law Implementing Rules (1990), as amended;

•	the Sino-foreign Equity Joint Venture Enterprise Law (1979), as amended; and

•	the Sino-foreign Equity Joint Venture Enterprise Law Implementing Rules (1983), as amended.

Under these regulations, wholly foreign owned enterprises and Sino-foreign equity joint ventures in China may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. Additionally, a wholly foreign-owned enterprise is required, as other enterprises subject to PRC laws, to set aside at least 10% of its after-tax profits each year, if any, to fund statutory reserve funds until the cumulative amount of such funds reaches 50% of its registered capital. For each of our PRC subsidiaries that has achieved profit under the PRC accounting standards, it has set aside at least 10% of its after-tax profits to meet the statutory reserve requirements. A wholly foreign-owned enterprise may, at its discretion, allocate a portion of its after-tax profits calculated based on the PRC accounting standards to staff welfare and bonus funds. None of our PRC subsidiaries has set aside its after-tax profits, if any, to fund these discretionary staff welfare and bonus funds. We have not implemented any policy or plan for our PRC subsidiaries to maintain discretionary staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. These requirements apply to E-House Shanghai, Shanghai CRIC Information Technology Co. Ltd, and Shanghai Cityrehouse Real Estate Agency Co., Ltd.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title

Xin Zhou	40	Chairman, Chief Executive Officer
Neil Nanpeng Shen	40	Independent Director
Charles Chao	42	Independent Director
Bing Xiang	45	Independent Director
Hongchao Zhu	47	Independent Director
Yongyue Zhang	53	Director
Li-Lan Cheng	43	Chief Financial Officer
Jianjun Zang	40	Executive Vice President
Xudong Zhu	40	Executive Vice President
Canhao Huang	50	Director, Vice President
Zuyu Ding	34	Technology Director
Ber Jen Ko	43	General Manager

Mr. Xin Zhou is one of the co-founders of our company and has served as the chairman and our chief executive officer since December 2004. Mr. Zhou has over 15 years of experience in China’s real estate industry. Mr. Zhou has been the chairman and president of Shanghai Real Estate Consultant & Sales (Group) Co., Ltd. since 2003. From 1997 to 2003, he served as a director and the general manager of Shanghai Real Estate Exchange Co., Ltd., and as the deputy general manager of Shanghai Jinfeng Investments Co., Ltd., a company listed on the Shanghai Stock Exchange. Mr. Zhou also served as the chairman and general manager, of Shanghai Wanxin Real Estate Investments Consulting Ltd. from 1994 and 1997. In recognition of his contribution to the development of real estate marketing, brokerage and circulation area in Shanghai and elsewhere in China, Mr. Zhou was awarded in 2005 the “Special Contribution Award in China’s Real Estate Circulation Industry” and named one of the “2005 ten most influential people in the real estate services industry” from China City Property Exposition Commission. Mr. Zhou currently serves as Chairman of the Real Estate Services Committee of the China Real Estate Association. Mr. Zhou received his bachelor’s degree from Shanghai Industrial University.

Mr. Neil Nanpeng Shen has served as our director since January 2005. Mr. Shen is the founding managing partner of Sequoia Capital China Advisors (Hong Kong) Limited. Mr. Shen co-founded Home Inns & Hotels Management Inc., a leading economy hotel chain in China listed on the Nasdaq Global Market, and Ctrip.com International, Ltd., the largest travel consolidator in China listed on the Nasdaq Global Market, and served as Ctrip’s chief financial officer from 2000 to October 2005 and as president from August 2003 to October 2005. Prior to founding Ctrip, Mr. Shen worked for more than eight years in the investment banking industry in New York and Hong Kong. He was a director at Deutsche Bank Hong Kong where he worked from 1996 to 1999. Prior to 1996, he worked at Chemical Bank, Lehman Brothers and Citibank in various investment banking areas. Currently, Mr. Shen is a co-chairman of Home Inns, a director of Ctrip and also an independent director, the chairman of the audit committee and a member of the compensation and nominating committee of Focus Media Holding Limited, a Nasdaq-listed media advertising company based in China. Mr. Shen received his bachelor’s degree from Shanghai Jiao Tong University in China and his master’s degree from the School of Management at Yale University.

Mr. Charles Chao has served as our independent director since August 2007. Since May 2006, Mr. Chao has served as a director and the chief executive officer of SINA Corporation, a Nasdaq-listed online media company. Prior to that, Mr. Chao was a president and the chief financial officer of SINA Corporation, and had also served as SINA Corporation’s co-chief operating officer in charge of website operation, marketing and online advertisement sales. Prior to joining SINA Corporation, Mr. Chao served as an audit manager at PricewaterhouseCoopers, LLP in Silicon Valley, California. Mr. Chao is also an independent director, the chairman of the compensation committee and a member of the audit and nominations committees of Focus Media Holding Limited. Mr. Chao received his master’s degree in professional accounting from University of Texas at Austin. He also holds a master’s degree in journalism from University of Oklahoma and a bachelor’s degree in journalism from Fudan University in China. Mr. Chao is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Mr. Bing Xiang has served as our independent director since August 2007. Mr. Xiang has served as an independent director of Huicong International Information since 2002, and has served as an independent director of Shanxi Taichuan Machine Development Co., Ltd. and E Fund Management Co., Ltd. since 2001. Mr. Xiang is a Professor of accounting and Dean at the Cheung Kong Graduate School of Business. Prior to that, Mr. Xiang was a professor and founding director of EMBA and Executive Education programs at the Guanghua School of Management, Peking University. He also taught at the Hong Kong University of Science and Technology, Chinese University of Hong Kong and China-Europe International Business School. Mr. Xiang holds a bachelor’s degree from the Xi’an University of Transportation and a Ph.D. degree in accounting from the University of Alberta.

Mr. Hongchao Zhu has served as our independent director since August 2007. Since 1985, Mr. Zhu has served as managing partner of Shanghai United Law Firm. Mr. Zhu also serves as vice chairman of the All China Bar Association and vice chairman of the Shanghai Bar Association. In addition, Mr. Zhu serves as arbitrator of Shanghai Arbitration Association as well as arbitrator of China International Economic Trade Arbitration Commission. Mr. Zhu received both his master’s and bachelor’s degrees in law from Fudan University in Shanghai, China.

Mr. Yongyue Zhang has served as our director since December 2006. Mr. Zhang has also served as the president of Shanghai E-House Real Estate R&D Institute since September 2005 and as the vice chairman of Shanghai Real Estate Consultant & Sales (Group) Co., Ltd. since 2005. From 2002 to 2004, Mr. Zhang served as the vice chairman of Shanghai Jinfeng Investment Co., Ltd., a company listed on the Shanghai Stock Exchange, and as the chairman of Shanghai Real Estate Consultant & Sales (Group) Co., Ltd. From 2000 to 2002, Mr. Zhang was the general manager of Shanghai Jinfeng Investment Co., Ltd. From 1986 to 2000, Mr. Zhang was a professor in Shanghai East China Normal University. Mr. Zhang is a renowned economist specializing in real estate industry. He also holds the positions of vice chairman of the China Appraisal and Real Estate Services Industry Association, director of the China Real Estate Industry Association and vice chairman of the Shanghai Economists Association and is the expert-in-residence at China’s Ministry of Construction.

Mr. Li-Lan Cheng has served as our chief financial officer since November 2006. Prior to joining us, Mr. Cheng served from 2005 to 2006 as the chief financial officer of SouFun Holdings Limited, China’s leading real estate Internet company. He was a partner at China Real Estate Investment and Management Co., Ltd. from 2004 to 2005. From 2002 to 2004, Mr. Cheng served as an executive director and the chief financial officer of SOHO China Limited, a real estate developer in Beijing. Mr. Cheng was an assistant director and the head of Asian transportation sector investment banking group of ABN AMRO Asia from 1997-2002. Mr. Cheng received a bachelor’s degree in Economics from Swarthmore College and a Ph.D. degree in Economics from the Massachusetts Institute of Technology. Mr. Cheng is a chartered financial analyst.

Mr. Jianjun Zang has served as our vice president since January 2006. Mr. Zang served as our director from December 2004 to August 2007. Mr. Zang has also served as a director and an executive president of Shanghai Real Estate Consultant & Sales (Group) Co., Ltd. since 2001. He was the chairman and general manager of the predecessor of Shanghai Real Estate Brokerage Co., Ltd. in 2000. Mr. Zang served as a director and general manager of Shanghai Yidu Real Estate Sales & Planning Co., Ltd. from 1998 to 2000, and as an operating director of Shanghai Lidahang Real Estate Consulting Co. from 1993 to 1998. Mr. Zang received a bachelor’s degree from Fudan University and an EMBA degree from Shanghai Jiao Tong University in China.

Mr. Xudong Zhu has served as our executive vice president since January 2006. Mr. Zhu served as our director from Deceber 2004 to August 2007. Mr. Zhu has served as a director and executive president of Shanghai Real Estate Consultant & Sales (Group) Co., Ltd. since 2001. From 1998 to 2000, he was the planning supervisor of Shanghai Real Estate Exchange Co., Ltd. Mr. Zhu served as the general manager of Shanghai Xuyang Media Co., Ltd. from 1994 to 1998 and as a planning supervisor of Shanghai Hollywood Real Estate Development Co. from 1992 to 1994. Mr. Zhu received a bachelor’s degree from Shanghai Industrial University and an EMBA degree from Shanghai Jiao Tong University in China.

Mr. Canhao Huang has served as our director since April 2006 and as our vice president since January 2006. Mr. Huang has been a vice president of Shanghai Real Estate Consultant & Sales (Group) Co., Ltd. since 2000. Prior to that, Mr. Huang was a manager at Shanghai No. 1 Department Store Co., Ltd. from 1985 to 2000.

Mr. Zuyu Ding has served as our technology director since January 2006. Mr. Ding is currently also serving as the vice principal of Shanghai E-House Real Estate R&D Institute and the chief executive officer of Shanghai CRIC Information Technology Co., Ltd. He has been the vice president and technology director of Shanghai Real Estate Consultant & Sales (Group) Co., Ltd. since 2001. Mr. Ding served as the research and development manager of Shanghai Residential Consumer Service Co., Ltd. from 2000 to 2001. He worked as manager of the research and development department at Shanghai Real Estate Exchange Co., Ltd. from 1997 to 2000. Mr. Ding received a bachelor’s degree from Shanghai East China Normal University and an MBA from Macau University of Science & Technology.

Mr. Ber Jen Ko has served as our general manager in charge of secondary brokerage services since January 2006 and as vice chairman of E-House & Cityrehouse Real Estate Consultancy Limited since August 2006. Mr. Ko has been the general manager of Shanghai City Rehouse Agent Consultant Co., Ltd. since 2002. He served as the deputy general manager of Shanghai Pacific Rehouse Service Co., Ltd. from 1994 to 2002.

Employment Agreements

We have entered into employment agreements with each of our senior executive officers. We may terminate a senior executive officer’s employment for cause, at any time, without notice or remuneration, for certain acts of the officer, including, but not limited to, a conviction or plea of guilty to a felony, negligent or dishonest acts to our detriment or misconduct or a failure to perform agreed duties. A senior executive officer may, upon advance written notice, terminate his or her employment if there is a material and substantial reduction in his or her authority and responsibilities and such resignation is approved by our board of directors. Furthermore, we may, upon advance written notice, terminate a senior executive officer’s employment at any time without cause. Each senior executive officer is entitled to certain benefits upon termination, including severance pay, if we terminate the employment without cause or if he or she resigns upon the approval of our board of directors. The severance pay comprises one, two or three months’ base salary if such termination or resignation becomes effective during the first year, during the second year or after the second anniversary, respectively, of the effective date of the employment agreement. The benefits also include the officer’s entitlement to exercise his or her vested options as of the date of termination at any time within three months after the date of termination. Except for the foregoing, the officer is not entitled to any severance payments or benefits upon the termination of the employment for any reason. We will indemnify a senior executive officer for his or her losses based on or related to his or her acts and decisions made in the course of his or her performance of duties within the scope of his or her employment.

Each senior executive officer has agreed to hold in strict confidence any trade secrets or confidential information of our company. Each officer also agrees to faithfully and diligently serve our company in accordance with the employment agreement and the guidelines, policies and procedures of our company approved from time to time by our board of directors.

Board of Directors

Our board of directors currently consists of seven directors. A director is not required to hold any shares in the company by way of qualification. A director may vote with respect to any contract or transaction in which he or she is materially interested provided the nature of the interest is disclosed prior to its consideration and any vote on such contract or transaction. The directors may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever outright or as security for any debt, liability or obligation of the company or of any third party.

Committees of the Board of Directors

We have established three committees under the board of directors: the audit committee, the compensation committee and the nominating and corporate governance committee. We have adopted a charter for each of the board committees. Each committee’s members and functions are described below.

Audit Committee.  Our audit committee consists of Messrs. Neil Nanpeng Shen, Charles Chao and Bing Xiang, all of whom satisfy the “independence” requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. In addition, Messrs. Chao and Xiang meet the “independence” standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Mr. Chao is the chair of our audit committee. The purpose of the audit committee is to assist our board of directors with its oversight responsibilities regarding: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of our internal audit function and independent auditor. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all audit and non-audit services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies; and

•	meeting separately and periodically with management and the independent auditors.

Compensation Committee.  Our compensation committee consists of Messrs. Hongchao Zhu and Bing Xiang, both of whom satisfy the “independence” requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. Mr. Zhu is the chair of our compensation committee. The purpose of the compensation committee is, among other things, to discharge the responsibilities of our board of directors relating to compensation of our directors and executive officers, including reviewing and evaluating and, if necessary, revising the compensation plans, policies and programs of the company adopted by our management. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and evaluating at least annually and, if necessary, revising the compensation policies adopted by our management;

•	reviewing and evaluating at least annually the performance, and determining the compensation, of our chief executive officer;

•	reviewing and approving our chief executive officer’s employment agreement and amendments thereto, and severance arrangement, if any;

•	reviewing all annual bonus, long-term incentive compensation, share option, employee pension and welfare benefit plans; and

•	reviewing and approving director and executive officer indemnification and insurance matters, and any employee loans in an amount equal to or greater than $60,000.

Nominating and Corporate Governance Committee.  Our nominating and corporate governance committee consists of Messrs. Hongchao Zhu and Bing Xiang, both of whom satisfy the “independence” requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. Mr. Xiang is the chair of our nominating and corporate governance committee. The purpose of this committee is to assist our board of directors in discharging the board’s responsibilities regarding, among other things, identification and recommendation of qualified candidates as members of our board and its committees, and annual review of the composition of our board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	recommending to our board of directors for nomination or appointment by the board such candidates as the committee has found to be well qualified and willing and ready to be elected or reelected to serve as our members of our board or its committees or to fill any vacancies on our board or its committees, respectively;

•	reviewing annually the composition of our board of directors and its committees in light of the characteristics of independence, qualification, experience and availability of the board members;

•	developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to the company; and

•	monitoring of compliance with the company’s code of business conduct and ethics, including reviewing the adequacy and effectiveness of our internal rules and procedures to ensure compliance with applicable laws and regulations.

Duties of Directors

Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. A shareholder has the right to seek damages if a duty owed by our directors is breached.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until their resignation, death or incapacity or until their respective successors have been elected and qualified in accordance with our shareholders agreement and our articles of association. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) is found by our company to be or becomes of unsound mind.

Compensation of Directors and Executive Officers

For the year ended December 31, 2006, we paid an aggregate of approximately RMB3.7 million ($493,807) in cash to our senior executive officers, and we did not pay any cash compensation to our non-executive directors.

Share Incentive Plan

Share Incentive Plan.  We have adopted a share incentive plan, or the plan, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business. The plan permits us to grant three types of awards: stock options, restricted shares and restricted share units. The maximum aggregate number of shares which may be issued pursuant to all awards under the plan shall be 5% of our total outstanding shares on an as-converted basis as of the effective date of the plan, plus an additional number of shares to be added on each of the third, sixth and ninth anniversary of the effective date of the plan, as a result of which the shares reserved under the plan as of each applicable anniversary shall equal 5% of our then total outstanding shares. We have granted to certain of our directors, executive officers and employees restricted shares and options to purchase ordinary shares of our company at a weighted average price of $12.12 per share. The aggregate number of these restricted shares and the ordinary shares underlying these options is 2,152,864. We estimated the fair value of the options based on the sale price of an ordinary share transfer which had taken place close to the grant dates between an existing shareholder and a group of independent third parties. As of the date of this prospectus, 148,364 restricted shares have vested.

Plan Administration.  Our board of directors, or a committee designated by our board or directors, will administer the plan. The committee or the full board of directors, as appropriate, will determine the provisions and terms and conditions of granting awards under the plan.

Award Agreement.  Options and other awards granted under our plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each grant. In addition, the award agreement may also provide that securities granted are subject to a 180-day lock-up period following the effective date of a registration statement filed by us under the Security Act, if so requested by us or any representative of the underwriters in connection with any registration of the offering of any of our securities.

Eligibility.  We may grant awards to employees, directors and consultants of our company or any of our related entities, which include our subsidiaries or any entities in which we hold a substantial ownership interest.

Acceleration of Awards upon Corporate Transactions.  The outstanding awards will terminate and accelerate upon occurrence of a change-of-control corporate transaction where the successor entity does not assume our outstanding awards under the plan. In such event, each outstanding award will become fully vested and immediately exercisable, and the transfer restrictions on the awards will be released and the repurchase or forfeiture rights will terminate immediately before the date of the change-of-control transaction provided that the grantee’s continuous service with us shall not be terminated before that date.

Term of the Awards.  The term of each award grant shall be stated in the relevant award agreement, provided that the term shall not exceed 10 years from the date of the grant.

Vesting Schedule.  In general, the plan administrator determines, or the relevant award agreement specifies, the vesting schedule.

Transfer Restrictions.  Awards granted under the plan may not be transferred in any manner by the grantee other than by will or the laws of succession and may be exercised during the lifetime of the grantee only by the grantee.

Termination of the Plan.  Unless terminated earlier, the plan will terminate automatically in 2017. Our board of directors has the authority to amend or terminate the plan subject to shareholder approval to the extent necessary to comply with applicable law. However, no such action may (i) impair the rights of any grantee unless agreed by the grantee and the plan administrator or (ii) affect the plan administrator’s ability to exercise the powers granted to it under our plan.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares, as of the date of this prospectus, by:

•	each of our directors and executive officers;

•	each person known to us to own beneficially more than 5.0% of our ordinary shares; and

•	each selling shareholder.

	Ordinary Shares		Ordinary Shares		Shares Beneficially
	Beneficially Owned Prior		Being Sold in This		Owned Immediately
	to This Offering		Offering		After This Offering(1)
	Number(2)	%(3)	Number	%(3)	Number	%(3)

Directors and Executive Officers:
Xin Zhou(4)	27,647,500	36.15	†	†
Neil Nanpeng Shen(5)	7,500,000	9.81	—	—
Charles Chao(6)	—	—	—	—	—	—
Bing Xiang(7)	—	—	—	—	—	—
Hongchao Zhu(8)	—	—	—	—	—	—
Yongyue Zhang(9)	1,000,000	1.31	—	—	1,000,000
Li-Lan Cheng(10)	148,364	*	—	—	148,364	*
Jianjun Zang(11)	3,568,440	4.67	†	†
Xudong Zhu(12)	480,000	*	—	—	480,000	*
Canhao Huang(13)	1,193,410	1.56	†	†
Zuyu Ding(14)	393,000	*	†	†		*
Ber Jen Ko(15)	—	—	—	—	—	—
All Directors and Executive Officers as a Group	36,775,864	48.09	†	†
Principal and Selling Shareholders:
On Chance Inc.(16)	14,832,500	19.40
CHF Investment Limited(17)	9,473,684	12.39
Jun Heng Investment Limited(18)	12,815,000	16.76
Smart Create Group Limited(19)	7,500,000	9.81

*	Less than 1% of our total outstanding shares.

†	Each of these directors and executive officers is a beneficial owner of our shares through On Chance Inc., Jun Heng Investment Limited or both, as the case may be. On Chance Inc., or On Chance, is also a shareholder of Jun Heng Investment Limited, or Jun Heng. [Since On Chance and Jun Heng are selling shareholders in this offering, the proportionate interests of each of these directors and executive officers in the ordinary shares of our company directly held by On Chance and Jun Heng will be reduced proportionately, which will result in a smaller number of ordinary shares beneficially owned by each of these persons immediately after this offering.]

(1)	Assumes that the underwriters do not exercise the over-allotment option.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

(3)	The percentage of beneficial ownership of each listed person prior to this offering is based on 76,473,759 common shares outstanding as of the date of this prospectus and shares that such person has the right to acquire within 60 days after the date of this prospectus. The percentage of beneficial ownership of each listed person after this offering is based on shares outstanding immediately after the closing of this offering, including common shares issued in this offering as well as the number of shares that such person has the right to acquire within 60 days after the date of this prospectus.

(4)	Includes 14,832,500 ordinary shares and 12,815,000 ordinary shares respectively held by On Chance Inc., or On Chance, and Jun Heng Investment Limited, or Jun Heng, before the offering. Each of On Chance and Jun Heng is a company incorporated in British Virgin Islands and controlled by Mr. Zhou. As a result, Mr. Zhou is deemed to be the beneficial owner of 27,647,500 ordinary shares of our company. Mr. Zhou disclaims beneficial ownership of these 27,647,500 shares except to the extent of his pecuniary interest therein. The business address of Mr. Zhou is 17F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai, PRC 200041, People’s Republic of China.

address of Mr. Zhou is 17F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai, PRC 200041, People’s Republic of China.

(5)	Includes 7,500,000 ordinary shares held by Smart Create Group Limited, or Smart Create, a British Virgin Islands company that is controlled by Mr. Shen. Mr. Shen, a shareholder of Smart Create, has been granted a voting proxy by each of other shareholders of Smart Create to vote on their behalf. Mr. Shen disclaims beneficial ownership of these 7,500,000 shares except to the extent of his pecuniary interest therein. The business address of Mr. Shen is Room 3202A, the Centrium, 60 Wyndham Street, Central, Hong Kong.

(6)	The business address of Mr. Chao is 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai, PRC 200041, People’s Republic of China.

(7)	The business address of Mr. Xiang is 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai, PRC 200041, People’s Republic of China.

(8)	The business address of Mr. Zhu is 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai, PRC 200041, People’s Republic of China.

(9)	The business address of Mr. Zhang is 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai, PRC 200041, People’s Republic of China.

(10)	Represents 148,364 restricted shares held by Mr. Cheng. The business address of Mr. Cheng is 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai, PRC 200041, People’s Republic of China.

(11)	Represents 3,568,440 ordinary shares held by Jun Heng Investment Limited, a British Virgin Islands-incorporated company that is approximately 27.24%-owned by Mr. Zang. The business address of Mr. Zang is 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai, PRC 200041, People’s Republic of China.

(12)	Represents 480,000 ordinary shares held by Sanson Developments Limited, a company incorporated in British Virgin Islands and wholly owned by Mr. Zhu. The business address of Mr. Zhu is 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai, PRC 200041, People’s Republic of China.

(13)	Represents 1,193,410 ordinary shares held by Jun Heng Investment Limited, a British Virgin Islands-incorporated company that is approximately 9.11%-owned by Mr. Huang. The business address of Mr. Huang is 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai, PRC 200041, People’s Republic of China.

(14)	Represents 393,000 ordinary shares held by Jun Heng Investment Limited, a British Virgin Islands-incorporated company that is approximately 3.00%-owned by Mr. Ding. The business address of Mr. Ding is 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai, PRC 200041, People’s Republic of China.

(15)	The business address of Mr. Ko is 17/F, Merchandise Harvest Building (East), No. 333 North Chengdu Road, Shanghai, PRC 200041, People’s Republic of China.

(16)	On Chance Inc. is a company incorporated in British Virgin Islands and 95%-owned by Xin Zhou. The registered address of On Chance Inc. is Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands.

(17)	Represents 9,473,684 ordinary shares held by CHF Investment Limited, a British Virgin Islands company, with the registered address at P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands. China Harvest Fund, L.P. and China Harvest Parallel Fund I, L.P. beneficially own 97.83% and 2.17%, respectively, of the share capital of CHF Investment Limited. Each of China Harvest Fund, L.P. and China Harvest Parallel Fund I, L.P. is a Cayman Islands exempted limited partnership, with its registered address at the offices of M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. The general partner of each of China Harvest Fund, L.P. and China Harvest Parallel Fund I, L.P. is China Renaissance Capital Investment, L.P., a Cayman Islands exempted limited partnership. Voting and investment power of shares beneficially held by China Harvest Fund, L.P. and China Harvest Parallel Fund I, L.P. is exercised by the investment committee of China Renaissance Capital Investment, L.P. which consists of Mark Qiu, Hung Shih, Li Zhenzhi, Charles Pieper and Nicole Arnaboldi. The address for these committee members is c/o China Renaissance Capital Investment, L.P., M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. CHF Investment Limited is affiliated with Credit Suisse Securities (USA) LLC, which is a registered broker-dealer and a member of the Financial Industry Regulatory Authority. Credit Suisse Securities (USA) LLC is a limited liability company with its principal place of business at 11 Madison Avenue, New York, New York 10010, U.S.A. Credit Suisse Securities (USA) LLC is an underwriter in this public offering.

(18)	Jun Heng Investment Limited is a company incorporated in British Virgin Islands and controlled by Xin Zhou. The registered address of Jun Heng Investment Limited is Beaufort House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

(19)	Smart Create Group Limited is a company incorporated in British Virgin Islands and controlled by Neil Nanpeng Shen. The registered address of Smart Create Group Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

Three of our shareholders, namely CHF Investment Limited, RECP E-House Investors Ltd. and E-House Co-Investors, Ltd., have informed us that they are affiliated with registered broker-dealers or are in the business of underwriting securities. Before these three shareholders purchased our Series A preferred shares in April 2006, which were automatically converted into our ordinary shares upon the completion of the initial public offering in August 2007, none of them was affiliated or otherwise related to us. These three shareholders purchased our Series A preferred shares directly from us in their ordinary course of business and, at the time of the purchase, none of these three shareholders had agreements or understandings, directly or indirectly, with any person to distribute our shares.

None of our existing shareholders has different voting rights from other shareholders after the closing of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Private Placement

On April 11, 2006, we issued and sold 22,727,272 Series A preferred shares at a purchase price of $1.10 per share to a group of investors, including CHF Investment Limited, which purchased 16,363,636 shares; RECP E-House Investors Ltd., which purchased 4,454,546 shares; E-House Co-Investors, Ltd., which purchased 90,909 shares; SIG China Investment One, Ltd., which purchased 909,091 shares; Farallon Capital Partners, L.P., which purchased 190,909 shares; Farallon Capital Institutional Partners, L.P., which purchased 163,636 shares; Farallon Capital Institutional Partners II, L.P., which purchased 18,182 shares; Farallon Capital Institutional Partners III, L.P., which purchased 81,818 shares; and Farallon Capital Offshore Investors II, L.P., which purchased 454,545 shares.

Each of the purchasers of the Series A preferred shares was an unrelated third party prior to our issuance and sale of Series A preferred shares. The value of the Series A preferred shares was determined based on arm’s-length negotiations between the purchasers and us and was approved by our board of directors. All Series A preferred shares were automatically converted into 13,157,895 ordinary shares upon the completion of the initial public offering in August 2007 based on the pre-set formula, which resulted in the effective purchase price of Series A preferred shares at $1.90 per share.

Loan Guarantee

Our short-term borrowings from commercial banks are guaranteed by Shanghai Jinyue Investment & Development Co., Ltd., a company controlled by our chairman and chief executive officer, Mr. Xin Zhou, for 2004, 2005 and 2006 and the nine months ended September 30, 2007. We incurred no cost for obtaining such guarantees.

Acquisitions from Related Parties

In 2006, we acquired additional minority interests in a number of PRC subsidiaries from Shanghai Jinhongyun Investments Consultancy Ltd., an entity controlled by our chairman and chief executive officer, Mr. Xin Zhou, and management, for a total cost of approximately $1.2 million. This amount exceeded the carrying value of the minority interests by $356,626, which was recorded as compensation expense.

On June 30, 2006, we acquired a 100% interest in E-House International Estate Agency Limited, or E-House Hong Kong, a Hong Kong registered company controlled by our chairman and chief executive officer, Mr. Xin Zhou, for $1.4 million. E-House Hong Kong is engaged in secondary real estate brokerage business. The total purchase price exceeded the carrying value of E-House Hong Kong by $423,940, which was recorded as compensation expense.

Transactions with Certain Related Customer and Supplier, Shareholders, Directors and Affiliates

Transactions with Related Customer and Supplier

We have provided primary real estate agency services to a developer client partially owned by Mr. Xin Zhou. Total revenue from such service in 2004, 2005, 2006 and the nine months ended September 30, 2007 was $nil, $nil, $167,858 and $835,597, respectively. We have also engaged an advertising agent that is controlled by Mr. Zhou for advertising services related to on-going real estate sales projects for clients and our own marketing and promotion. The total amount of advertising cost and expenses payable to this advertising agent for 2004, 2005, 2006 and the nine months ended September 30, 2007 was $1.1 million, $1.2 million, $363,293 and $nil, respectively. Accounts receivable balance related to these transactions as of December 31, 2005 and 2006 and September 30, 2007 were $nil, $170,623 and $1,029,240, respectively. Accounts payable balance related to these transactions as of December 31, 2005 and 2006 and September 30, 2007 were $54,026, $nil and $nil, respectively.

Transactions with Shareholders

As of December 31, 2005, we had a receivable balance of $229,860 for cash advances to former shareholders of E-House Shanghai, namely, Shanghai Jinhongyun Investments Consultancy Ltd. and Shanghai Golden Hill Investments Development Ltd., to meet their temporary liquidity needs. These advances were repaid in 2006. As of December 31, 2005, we had a payable balance of $4.8 million to a former shareholder of E-House Shanghai arising from customer deposits paid on our behalf and a loan to us by this former shareholder, which amounts were repaid in 2006.

Transactions with Management

As of September 30, 2007, we had a payable balance of $1,448,042 to one of our management. The amount represents consideration paid by the management for unvested restricted shares.

Transactions with Affiliates

As of December 31, 2005, we had a receivable balance of $64,930 for cash advance to an entity controlled by Mr. Xin Zhou to meet its temporary liquidity needs. This amount was repaid in 2006.

As of September 30, 2007, we had a receivable balance of $708,420 from affiliates. This amount includes a prepayment of $703,305 in acquisition costs to an entity controlled by Mr. Xin Zhou in 2006 in connection with a pending acquisition of a secondary real estate brokerage company in Hangzhou. The amount was repaid in January 2008.

As of December 31, 2005 and 2006 and September 30, 2007, we had payable balances of $1.7 million, $563 and $nil, respectively, to entities controlled by Mr. Xin Zhou, for loans provided to us or expenses paid on our behalf.

As of September 30, 2007, we had an account payable balance of $1.2 million to an entity partially owned by two of our directors, Mr. Xin Zhou and Mr. Neil Nanpeng Shen, representing profit sharing in connection with a primary real estate project. The entity contributed 50% of customer deposit paid to our developer client and is entitled to share with us on a 50/50 basis the profits generated from the primary real estate agency services we provided to the developer client. The balance was paid in January 2008.

All of the receivable balances and payable balances stated above were unsecured, interest free and had no fixed repayment term.

Real Estate Investment Fund Management

In January 2008, we formed the Fund, which seeks to invest in China’s fast growing real estate sector through diversified investment strategies at all levels of the real estate value chain. Our 51% owned subsidiary, E-House Real Estate Asset Management Limited, will act as the Fund’s general partner. The general partner will receive annual management fees and carried interest on a success basis. Major investors of the Fund include institutions and high net worth individuals. Mr. Xin Zhou, our chairman and chief executive officer, and Mr. Neil Nanpeng Shen, our director, invested a total of $28 million in the Fund. They are also among the minority shareholders of the general partner. We have no investment in the Fund. See “Business — Our Services — Real estate investment fund management.”

Shareholders Agreement

In connection with our issuance and sale of 22,727,272 Series A preferred shares, we and the purchasers entered into a shareholders agreement. Under this shareholders agreement, our board of directors shall comprise of nine directors, including: six directors jointly designated by Jun Heng Investment Limited and On Chance Inc.; two directors designated by the purchasers; and one director designated by Smart Create Group Limited. Pursuant to the nomination rights granted under the shareholders agreement to the purchasers of the Series A preferred shares, two of our current directors, namely, Messrs. Mark Qiu and Thomas Pulley, were nominated as directors by these purchasers. The shareholders agreement also imposes certain restrictions on transfer of shares by our ordinary shareholders and preferred shareholders, and grants preemptive rights to the preferred shareholders except with respect to this offering and certain other issuances. We and our shareholders each have certain rights of first refusal and co-sale rights with respect to any proposed share transfers by any of our existing shareholders. All shareholders’ rights under the shareholders agreement automatically terminated upon the completion of our initial public offering.

Employment Agreements

See “Management — Employment Agreements.”

Share Incentives

See “Management — Share Incentive Plan.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (2007 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

As of the date hereof, our authorized share capital consists of 1,000,000,000 shares with a par value of $0.001 each, of which 76,473,759 shares are issued and outstanding.

The following are summaries of material provisions of our amended and restated memorandum and articles of association as conditionally adopted by special resolutions passed on January 16, 2007 and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General.  All of our outstanding ordinary shares are fully paid. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Dividends.  The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

Voting Rights.  Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. A poll may be demanded by our chairman or any shareholder holding at least 10% of the shares given a right to vote at the meeting, present in person or by proxy.

A quorum required for a meeting of shareholders consists of at least one shareholder present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, who hold not less than one-third of our voting share capital. Shareholders’ meetings may be held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least one-third of our voting share capital. Advance notice of at least 14 calendar days is required for the convening of our annual general meeting and other shareholders’ meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution is required for important matters such as a change of name. Holders of the ordinary shares may effect certain changes by ordinary resolution, including alter the amount of our authorized share capital, consolidate and divide all or any of our share capital into shares of larger amount than our existing share capital, and cancel any shares.

Transfer of Shares.  Subject to the restrictions of our Memorandum and Articles of Association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of ordinary shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; (e) the shares conceded are free of any lien in favor of us; or (f) a fee of such maximum sum as the New York Stock Exchange may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation.  On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis.

Calls on Shares and Forfeiture of Shares.  Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares.  Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may, before the issue of such shares, be determined by special resolution.

Variations of Rights of Shares.  All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records.  Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

History of Securities Issuances

The following is a summary of securities issuances by us and share transfers among our existing shareholders during the past three years.

Ordinary Shares.  On December 21, 2004, we issued 19,599 ordinary shares to Jun Heng Investment Limited and 30,400 ordinary shares to On Chance Inc. On January 6, 2005, On Chance Inc. transferred 7,500 ordinary shares to Smart Create Group Limited.

On March 28, 2006, we effected a share split whereby all of the issued and outstanding 50,000 ordinary shares of a par value of $1.00 each were subdivided into 50,000,000 ordinary shares of $0.001 par value each.

On April 8, 2006, On Chance Inc. entered into an agreement to sell an aggregate of 3,630,000 ordinary shares to certain management personnel and employees of our company at a purchase price of $1.10 per share. The sale was completed on January 5, 2007.

On November 29, 2006, Jun Heng Investment Limited entered into an agreement to sell an aggregate of 4,600,000 ordinary shares to new third party investors at a purchase price of $3.30 per share, which sale was completed on January 5, 2007.

On December 28, 2007, On Chance Inc. transferred an aggregate of 3,000,000 ordinary shares to a group of individual investors.

Preferred Shares.  On April 11, 2006, in a private placement, we sold 22,727,272 Series A preferred shares to a group of international investors at a purchase price of $1.10 per share. Each Series A preferred share was automatically converted to 0.58 ordinary share upon the closing of our initial public offering.

Initial Public Offering.  On August 13, 2007, we completed our initial public offering, in which we issued and sold 13,167,500 ADSs, representing 13,167,500 of our ordinary shares, and certain of our shareholders sold 3,622,500 ADSs, representing 3,622,500 of our ordinary shares, in each case at an initial public offering price of $13.80 per ADS.

Options and Restricted Shares.  As of the date of this prospectus, we have granted to certain of our directors, executive officers and employees restricted shares and options to purchase ordinary shares of our company at a weighted average price of $12.12 per share. The aggregate number of these restricted shares and the ordinary shares underlying these options is 2,152,864. See “Management — Share Incentive Plan.”

Differences in Corporate Law

The Companies Law of the Cayman Islands is modeled after that of the United Kingdom but does not follow recent United Kingdom statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.  Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.  We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Directors’ Fiduciary Duties.  Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

Under our memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company shall declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest.

Shareholder Action by Written Resolution.  Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Under Cayman Islands law, a corporation may eliminate the ability of shareholders to approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held. Our memorandum and articles of association allow shareholders to act by written resolutions.

Shareholder Proposals.  Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. As permitted under Cayman Islands law, our memorandum and articles of association do not allow our shareholders to put any proposal before the annual meeting of shareholders or call a shareholder meeting. Only a majority of our board of directors then in office may call a shareholder meeting.

Cumulative Voting.  Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our memorandum and articles of association do not provide for cumulative voting.

Removal of Directors.  Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors can be removed for negligence or other reasonable cause, but only by the vote of holders of at least two-thirds of our outstanding shares being entitled to vote in person or by proxy at a shareholder meeting.

Transactions with Interested Shareholders.  The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date on which such person becomes an interested shareholder. An interested shareholder generally is one which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquiror of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute.  As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company and not with the effect of perpetrating a fraud on the minority shareholders.

Dissolution; Winding Up.  Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. The Delaware General Corporation Law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under our memorandum and articles of association, if our company is wound up, the liquidator of our company may distribute the assets only by the vote of holders of a majority of our outstanding shares being entitled to vote in person or by proxy at a shareholder meeting.

Variation of Rights of Shares.  Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents.  Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Our memorandum and articles of association may only be amended with the vote of holders of two-thirds of our shares entitled to attend and vote in person or by proxy at a shareholder meeting.

Inspection of Books and Records.  Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records. Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual reports containing audited financial statements.

Anti-Takeover Provisions in Our Memorandum and Articles of Association.  Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders;

•	prevent the ability of shareholders to call special meetings of shareholders;

•	establish advance notice requirements for nominating board of directors nominees or for proposing matters that can be acted on by shareholders at annual shareholder meetings.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Rights of Non-Resident or Foreign Shareholders.  There are no limitations imposed by foreign law or by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Indemnification.  Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our amended and restated memorandum and articles of association, we will indemnify our directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with actions, suits or proceedings to which they are party or are threatened to be made a party by reason of their acting as our directors, officers, employees or agents. To be entitled to indemnification, these persons must have acted in good faith and in the best interest and not contrary to the interest of our company, and must not have acted in a manner willfully or grossly negligent and, with respect to any criminal action, they must have had no reasonable cause to believe their conduct was unlawful. Our amended and restated memorandum and articles of association also provides for indemnification of such person in the case of a suit initiated by our company or in the right of our company.

We have entered into indemnification agreements with our directors and executive officers to indemnify them to the fullest extent permitted by applicable law and our articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Registration Rights

Pursuant to our registration rights agreement entered into on March 28, 2006, we have granted certain registration rights to holders of our registrable securities. Set forth below is a description of the registration rights granted under the agreement.

Demand Registration Rights.  At any time commencing six months after our initial public offering, holders of at least 50% of registrable securities have the right to demand that we file a registration statement covering the offer and sale of their securities. We, however, are not obligated to effect a demand registration (1) after we have already effected two demand registrations, (2) during the period beginning on the 60th day prior to our good faith estimate of the filing date of, and ending on the 90th day after the effective date of, a public offering of our securities initiated by us, (3) if the securities to be registered can be registered on Form F-3, or (4) in any particular jurisdiction in which we would be required to execute a general consent to service of process in effecting such registration, unless we are already subject to service in such jurisdiction and except as may be required under the U.S. Securities Act of 1933. We have the right to defer filing of a registration statement for up to 90 days if we provide the requesting holders a certificate signed by either our chief executive officer or chairman of the board of directors stating that in the good faith judgment of the board of directors that filing of a registration statement will be seriously detrimental to us and our shareholders for such registration statement to be effect at such time, but we cannot exercise the deferral right more than once in any 12-month period and we cannot register any securities for the account of ourselves or any other shareholder during such 90-day period.

Piggyback Registration Rights.  If we propose to file a registration statement for a public offering of our securities other than, among other things, pursuant to an F-3 registration statement or other than relating to a stock option plan or a corporate reorganization, then we must offer holders of registrable securities an opportunity to include in the registration all or any part of their registrable securities. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement.

Form F-3 Registration Rights.  When we are eligible for use of Form F-3, holders of our registrable securities then outstanding have the right to request that we file a registration statement under Form F-3. We are not obligated to file a registration statement on Form F-3 (1) if we have, within the twelve month period preceding the date of such request, already effected one registration on Form F-3 for the holders of our registrable securities, (2) in any particular jurisdiction in which we would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance. We have the right to defer filing of a registration statement for up to 90 days if we provide the requesting holders a certificate signed by either our chief executive officer or chairman of the board of directors stating that in the good faith judgment of the board of directors that filing of a registration statement will be seriously detrimental to us and our shareholders for such registration statement to be effect at such time, but we cannot exercise the deferral right more than once in any 12-month period and we cannot register any securities for the account of ourselves or any other shareholder during such 90-day period.

Expenses of Registration.  We will pay all expenses, other than underwriting discounts and commissions, relating to any demand, piggyback or F-3 registration.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., as depositary will issue the ADSs which you will be entitled to receive in the offering. Each ADS will represent an ownership interest in one ordinary share which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 4 New York Plaza, New York, NY 10004.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the depositary’s nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. Directions on how to obtain copies of those documents are provided in the section of this prospectus headed “Where You Can Find Additional Information.”

Share Dividends and Other Distributions

How will I hold my ADSs?

ADSs shall be held electronically in book-entry form through The Depository Trust Company in your name or indirectly through your broker or other financial institution. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are. This description assumes that you hold your ADSs directly solely for the purposes of summarizing the deposit agreement.

We will not treat an ADR holder as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. A deposit agreement among us, the depositary and you, as an ADR holder, and the beneficial owners of ADRs sets out ADR holder rights, representations and warranties as well as the rights and obligations of the depositary.

If you become a holder of ADSs, you will become a party to the deposit agreement and therefore will be bound by its terms and by the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as a holder of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by Cayman Islands law, which may be different from the laws in the U.S.

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights. However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds as cash; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable under the circumstances, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items. To the extent a distribution would be required to be registered under the Securities Act prior to distribution in the United States and is not so registered, it would be illegal for the depositary to make such distribution and, as a result, the depositary would endeavor to sell such distribution in accordance with the above provisions. Additionally, an example of circumstances where a distribution would not be practicable would be where we distribute to our shareholders an additional security for which no depositary receipt program is established or the distribution ratio is so large or small that it would not be practicable to apportion and distribute to holders of ADSs. Under each of these circumstances, and other circumstances where a distribution would not be practicable, the depositary would comply with the applicable provisions of the deposit agreement with respect thereto.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability for interest thereon and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADSs at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may fix record dates for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

•	to receive a dividend, distribution or rights,

•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities, or

•	for the determination of the registered holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR,

•	to receive any notice or to act in respect of other matters

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies and seek your instructions on the exercise of the voting rights for the shares which underlie your ADSs. This notice will state such information as is contained in the voting materials and describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs and will include instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will I be able to view our reports?

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the Securities and Exchange Commission.

Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, English translations or summaries of them to ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is $5.00 for each 100 ADSs (or any portion thereof) issued or surrendered.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	a fee of $1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of up to $0.05 per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement

•	an aggregate fee of up to $0.05 per ADS (or portion thereof) per calendar year for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of our ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable at the sole discretion of the depositary by billing these holders or by deducting the charges from one or more cash dividends or other cash distributions);

•	any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our shares or other deposited securities (which charge shall be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•	such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services until its fees for those services and any other unpaid fees are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of, or arising out of, your ADSs.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

(1) amend the form of ADR;

(2) distribute additional or amended ADRs;

(3) distribute cash, securities or other property it has received in connection with such actions;

(4) sell any securities or property received and distribute the proceeds as cash; or

(5) none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or you otherwise receive notice. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities.

How may the deposit agreement be terminated?

The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days prior notice, and it must do so at our request. The deposit agreement will be terminated on the removal of the depositary for any reason. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide or deliver:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•	the production of proof satisfactory to the depositary and/or its custodian of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on our behalf for the transfer and registration of shares, compliance with applicable laws, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADR, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	present or future law, rule or regulation of the United States, The Cayman Islands, the People’s Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall we, the depositary or any of our respective agents be liable to holders of ADSs or interests therein for any indirect, special, punitive or consequential damages.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to request you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of deposited securities and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Requirements for Depositary Actions

We, the depositary or the custodian may refuse to

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

•	the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or the depositary decides it is advisable to do so.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying shares (or rights to receive shares from us or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs (marked to market daily); and

•	each recipient of pre-released ADSs agrees in writing that he or she

•	owns the underlying shares,

•	assigns all rights in such shares to the depositary,

•	holds such shares for the account of the depositary and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

Appointment

In the deposit agreement, each holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding       ADSs representing approximately      % of our ordinary shares in issue. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-Up Agreements

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any ADSs or shares of ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 90 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof or pursuant to our dividend reinvestment plan.

Our officers and directors and selling shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any ADSs or shares of ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or shares of ordinary shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ADSs, whether any of these transactions are to be settled by delivery of our ADSs or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 90 days after the date of this prospectus. After the expiration of the 90-day period, the ordinary shares held by our directors, executive officers or principal shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

The 90-day lock-up period is subject to adjustment under certain circumstances. If in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned our ordinary shares for at least one year is entitled to sell within any three-month period a number of ordinary shares that does not exceed the greater of the following:

•	1% of the then outstanding ordinary shares, in the form of ADSs or otherwise, which will equal approximately ordinary shares immediately after this offering; or

•	the average weekly trading volume of our ordinary shares in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 must be made through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not our affiliate at any time during the three months preceding a sale, and who has beneficially owned the ordinary shares, in the form of ADSs or otherwise, proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those ordinary shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold at any time.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of our initial public offering in August 2007 is eligible to resell such ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Registration Rights

Certain holders of our ordinary shares or their transferees are entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See “Description of Share Capital — Registration Rights.”

TAXATION

The following summary of the material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Jin Mao PRC Lawyers, our PRC counsel. Based on the facts and subject to the limitations set forth herein, the statements of law or legal conclusions under the caption “— United States Federal Income Taxation” constitute the opinion of Latham & Watkins LLP, our U.S. counsel, as to the material United States federal income tax consequences of an investment in the ADSs or ordinary shares.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

In 2007, the PRC government promulgated the new EIT Law and the relevant implementation rules, which became effective on January 1, 2008. Under the new EIT Law and its implementation rules, all domestic and foreign invested companies would be subject to a uniform enterprise income tax at the rate of 25% and dividends from PRC subsidiaries to their foreign shareholders will be subject to a withholding tax at a rate of 10%. However, under this EIT Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore be subject to PRC enterprise income tax at the rate of 25% on their worldwide income. Under the implementation rules of the PRC Income Tax Law, “de facto management bodies” is defined as the bodies that have material and overall management and control over the business, personnel, accounts and properties of the enterprise. If we were considered a PRC resident enterprise, we would be subject to the PRC enterprise income tax at the rate of 25% on our worldwide income; dividend income, however, would be exempt from PRC tax since such income is exempted under the new EIT Law to a PRC resident recipient. Dividends distributed to our investors by us, as a PRC resident, would be subject to the 10% PRC withholding tax.

United States Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in the ADSs or ordinary shares. This summary applies only to U.S. Holders that hold the ADSs or ordinary shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States as in effect on the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not deal with the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks;

•	financial institutions;

•	insurance companies;

•	broker dealers;

•	traders that elect to mark-to-market;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding an ADS or ordinary share as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of our voting stock;

•	persons who acquired ADSs or ordinary shares pursuant to the exercise of any employee share option or otherwise as consideration; or

•	persons holding ADSs or ordinary shares through partnerships or other pass-through entities.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs OR ORDINARY SHARES.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply if you are a beneficial owner of ADSs or ordinary shares and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized under the laws of the United States, any State or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are a partner in a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) that holds ADSs or ordinary shares, your tax treatment generally will depend on your status and the activities of the partnership.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with the terms. If you hold ADSs, you should be treated as the holder of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes.

The U.S. Treasury has expressed concerns that parties to whom ADSs are pre-released may be taking actions that are inconsistent with the claiming, by U.S. Holders of ADSs, of foreign tax credits for U.S. federal income tax purposes. Such actions would also be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate U.S. Holders, as described below. Accordingly, the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders could be affected by future actions that may be taken by the U.S. Treasury or parties to whom ADSs are pre-released.

Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us with respect to the ADSs or ordinary shares generally will be includable in your gross income in the year received as dividend income, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent, if any, that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your tax basis in your ADSs or ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends may be “qualified dividend income” which is taxed at the lower applicable capital gains rate provided that (1) the ADSs or ordinary shares , as applicable, are readily tradable on an established securities market in the United States, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. U.S. Treasury guidance indicates that our ADSs, which are listed on the NYSE (but not our ordinary shares), are readily tradable on an established securities market in the United States. There can be no assurance that our ADSs will be considered readily tradable on an established securities market in the United States in later years. You should consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ADSs or ordinary shares.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ADSs or ordinary shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” If PRC withholding taxes apply to dividends paid to you with respect to the ADSs or ordinary shares (see “— Peoples Republic of China Taxation”), you may be able to obtain a reduced rate of PRC withholding taxes under the income tax treaty between the United States and the PRC if certain requirements are met. In addition, subject to certain conditions and limitations, PRC withholding taxes on dividends may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. U.S. Holders should consult their own tax advisors regarding the creditability of any PRC tax.

Taxation of Disposition of Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference between the amount realized (in U.S. dollars) for the ADS or ordinary share and your tax basis (in U.S. dollars) in the ADS or ordinary share. The gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ADS or ordinary share for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss.

Passive Foreign Investment Company

Based on our current and anticipated operations and composition of our assets, we do not expect to be there that we were a passive foreign investment company, or PFIC, for United States federal income tax purposes for the taxable year ending December 31, 2007 nor do we expect to be classified as a PFIC for our current taxable year. Our actual PFIC status for the current taxable year will not be determinable until the close of such taxable year and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year or any future taxable year. A Non-U.S. corporation is considered a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income (the “income test”), or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, because the total value of our assets for purposes of the asset test generally will be calculated using the market price of our ADSs and ordinary shares, our PFIC status will depend in large part on the market price of our ADSs ordinary and shares. Accordingly, fluctuations in the market price of the ADSs and ordinary shares may result in our being a PFIC. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we are a PFIC for any year during which you hold ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which you hold ADSs or ordinary shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to the ADSs or ordinary shares, as applicable. If we are a PFIC for any taxable year and any of our foreign subsidiaries is also a PFIC, a U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed above. If you make a mark-to-market election for the ADSs or ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares as of the close of your taxable year over your adjusted basis in such ADSs or ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs or ordinary shares, as well as to any loss realized on the actual sale or disposition of the ADSs or ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or ordinary shares. Your basis in the ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate discussed above under “Dividends” would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Our ADSs are listed on the New York Stock Exchange and, consequently, assuming that the ADSs continue to be listed on the New York Stock Exchange and that the ADSs are regularly traded, if you are a holder of ADSs the mark-to-market election would be available to you were we to be or become a PFIC.

If you hold ADSs or ordinary shares in any year in which we are a PFIC, you will be required to file Internal Revenue Service Form 8621 regarding distributions received on the ADSs or ordinary shares and any gain realized on the disposition of the ADSs or ordinary shares.

You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ADSs or ordinary shares.

Information Reporting and Backup Withholding

Dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or redemption of ADSs or ordinary shares may be subject to information reporting to the Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase, and we and the selling shareholders have agreed to sell to them, the number of ADSs indicated in the table below. Credit Suisse Securities (USA) LLC’s address is Eleven Madison Avenue, New York, New York 10010-3629 U.S.A. Merrill Lynch, Pierce, Fenner & Smith Incorporated’s address is 4 World Financial Center, 250 Vesey Street, New York, New York 10080 U.S.A.

Underwriter	Number of ADSs

Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total

The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are obligated to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ over-allotment option described below.

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The representatives have advised us and the selling shareholders that the underwriters propose initially to offer the ADSs to the public at the offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $       per ADS. No further discount will be allowed to dealers or re-allowed by dealers to other dealers. After the public offering, the public offering price, concession and discount may be changed.

The following table shows the per ADS and total underwriting discounts and commissions to be paid by us and the selling shareholders in connection with this offering. The amounts in the following table are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Per ADS		Total
	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting Discounts and Commissions paid by selling shareholders	$	$	$	$

We and the selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of       additional ADSs at the offering price listed on the cover page of this prospectus, less underwriters discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase additional ADSs approximately proportionate to each underwriter’s initial amount reflected in the table above.

The offering is being conducted in accordance with the applicable provisions of Rule 2720 of the Financial Industry Regulatory Authority, or FINRA, Conduct Rules because an affiliate of Credit Suisse Securities (USA) LLC, one of the underwriters, owns 10% or more of our ordinary shares.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any of our ordinary shares or ADSs or securities convertible into or exchangeable or exercisable for any of our ordinary shares or ADSs, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 90 days after the date of this prospectus, except issuances pursuant to the exercise of employee share options outstanding on the date hereof. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension.

Our executive officers and directors and the selling shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our ordinary shares or ADSs or securities convertible into or exchangeable or exercisable for any of our ordinary shares or ADSs, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares or ADSs, whether any of these transactions are to be settled by delivery of our ordinary shares, ADSs or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the relevant “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the relevant “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the relevant “lock-up” period, then in either case the expiration of the relevant “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension.

Our ADSs are listed on the New York Stock Exchange under the symbol “EJ.” Our initial public offering was completed on August 8, 2007.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority. No underwriter may sell to any account over which they exercise discretionary authority without the specific written approval of the customer.

Until the distribution of the ADSs is completed, Securities and Exchange Commission rules may limit underwriters and selling group members from bidding for and purchasing our ADSs. However, the representatives, or any person acting for them, on behalf of the underwriters, may engage in transactions that stabilize the price of the ADSs, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our ADSs in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing ADSs in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the representatives will be facilitating Internet distribution for this offering to certain of their respective Internet subscription customers. An electronic prospectus may be made available on the Internet web site maintained by one or more of the representatives. Other than the prospectus in electronic format, the information contained on, or that may be accessed through, the web site of any of the representatives is not part of this prospectus.

Some of the underwriters and their affiliates have engaged and may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”) the ADSs may not be offered to the public in that relevant member state prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in the relevant member state, all in accordance with the Prospectus Directive, except that with effect from and including the relevant implementation date, an offer of the ADSs to the public may be made in that relevant member state at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000; and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of representatives of the underwriters; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of the above, the expression an “offer of any ADSs to the public” in relation to any ADSs in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression Prospective Directive means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

United Kingdom

Each of the underwriters has represented, warranted and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of any ADSs in circumstances in which section 21(1) of the FSMA does not apply to us; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom. The foregoing shall apply in addition to the restrictions set out under the heading “European Economic Area” above.

Japan

The underwriters will not offer or sell any of our ADSs directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Hong Kong

The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the underwriter has represented and agreed that it has not offered or sold any ADSs or caused the ADSs to be made the subject of an invitation for subscription or purchase and will not offer or sell the ADSs or cause the ADSs to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Note: Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 except:

(1)	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)	where no consideration is or will be given for the transfer; or

(3)	where the transfer is by operation of law.

Cayman Islands

This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares in the Cayman Islands.

General

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we and the selling shareholders expect to incur in connection with this offering. With the exception of the SEC registration fee and FINRA filing fee, all amounts are estimates.

SEC Registration Fee	$
FINRA Filing Fee
Printing Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous

Total	$

The above expenses will be paid by us.

LEGAL MATTERS

The validity of the ADSs and certain other legal matters in connection with this offering will be passed upon for us by Latham & Watkins LLP. Certain legal matters as to United States federal law and New York law in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder. Legal matters as to PRC law will be passed upon for us by Jin Mao PRC Lawyers and for the underwriters by Commerce & Finance Law Offices. Latham & Watkins LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands’ law and Jin Mao PRC Lawyers with respect to matters governed by PRC law. Simpson Thacher & Bartlett LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

Our consolidated financial statements and the related financial statement schedule as of December 31, 2005 and 2006, and for each of the three years in the period ended December 31, 2004, 2005 and 2006, included in this prospectus have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The office of Deloitte Touche Tohmatsu CPA Ltd. is located at 30th Floor, Bund Center, 222 Yan An Road East, Shanghai 200002, People’s Republic of China.

The statements included in this prospectus under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to the extent they relate to the determination of fair value of our ordinary shares and share options on the relevant grant dates, have been reviewed and confirmed by Sallmanns (Far East) Limited, an independent appraiser, and the statements relating to Sallmanns (Far East) Limited’s appraisal approach, major assumptions and appraisal value have been included with their consent in reliance upon the authority of such firm as an expert in valuation. The address of Sallmanns (Far East) Limited is 22/F, Siu On Centre, 188 Lockhart Road, Wanchai, Hong Kong.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and securities under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a related registration statement on F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ADSs.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also obtain additional information over the Internet at the SEC’s website at www.sec.gov.

E-HOUSE (CHINA) HOLDINGS LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2005 and 2006	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2004, 2005 and 2006	F-5
Consolidated Statements of Shareholders’ Equity and Comprehensive Income for the Years ended December 31, 2004, 2005 and 2006	F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 2004, 2005 and 2006	F-7
Notes to Consolidated Financial Statements	F-9
Schedule 1 — E-House (China) Holdings Limited Condensed Financial Statements for the period from August 27 (date of inception) to December 31, 2004 and the years ended December 31, 2005 and 2006	F-31
Unaudited Consolidated Balance Sheets as of September 30, 2007	F-35
Unaudited Consolidated Statements of Operations for the Nine Months Ended September 30, 2006 and 2007	F-36
Unaudited Consolidated Statements of Shareholders’ Equity and Comprehensive Income for the Nine Months ended September 30, 2007	F-37
Unaudited Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2006 and 2007	F-38
Notes to Unaudited Consolidated Financial Statements for the Nine Months Ended September 30, 2006 and 2007	F-40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
E-House (China) Holdings Limited

We have audited the accompanying consolidated balance sheets of E-House (China) Holdings Limited and subsidiaries (the “Company”) as of December 31, 2005 and 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2006 and the related financial statement schedule. These financial statements and the related financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of E-House (China) Holdings Limited and subsidiaries as of December 31, 2005 and 2006 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
April 26, 2007, except for Note 19, as to which the date is July 23, 2007

E-HOUSE (CHINA) HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS
(In U.S. dollar except for share data)

	December 31,
	2005	2006
	$	$

ASSETS
Current assets:
Cash and cash equivalents	12,712,493	24,306,005
Customer deposits	4,469,294	8,492,130
Unbilled accounts receivable	5,397,591	30,124,777
Accounts receivable, net of allowance for doubtful accounts of $35,892 and $52,551 at December 31, 2005 and 2006, respectively	6,927,177	8,677,242
Properties held for sale	4,014,965	2,897,196
Prepaid expenses and other current assets	4,315,405	2,623,210
Amounts due from related parties	294,790	917,814

Total current assets	38,131,715	78,038,374
Property, plant and equipment, net	3,073,848	3,646,130
Intangible assets, net	3,069,190	3,750,111
Goodwill	1,948,425	2,227,293
Other non-current assets	2,007,373	1,767,655

TOTAL ASSETS	48,230,551	89,429,563

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	11,417,592	11,367,808
Accounts payable	922,384	1,258,624
Accrued payroll and welfare expenses	2,694,691	4,097,827
Dividend payable	12,391,300	—
Income tax payable	3,013,232	7,016,565
Other tax payable	1,622,419	2,562,858
Amounts due to related parties	6,556,259	266,510
Other current liabilities	1,276,883	2,180,455

Total current liabilities	39,894,760	28,750,647
Deferred tax liabilities	933,683	1,151,919

Total liabilities	40,828,443	29,902,566

E-HOUSE (CHINA) HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS
(In U.S. dollar except for share data)

	December 31,
	2005	2006
	$	$

Commitments and contingencies (Note 18)
Minority interest	2,160,460	2,328,394
Mezzanine equity:
Series A redeemable convertible preferred shares ($0.001 par value): 0 and 22,727,272 authorized, 0 and 22,727,272 shares issued and outstanding as of December 31, 2005 and 2006, respectively (liquidation value $25,000,000)	—	24,828,412
Shareholders’ equity:
Ordinary share ($0.001 par value): 50,000,000 and 57,272,728 shares authorized, 50,000,000 and 50,000,000 shares issued and outstanding, as of December 31, 2005 and 2006, respectively	50,000	50,000
Additional paid-in capital	6,041,200	18,399,306
Retained earnings (accumulated deficit)	(1,102,670)	12,979,130
Accumulated other comprehensive income	303,118	941,755
Subscription receivable	(50,000)	—

Total shareholders’ equity	5,241,648	32,370,191

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	48,230,551	89,429,563

The accompanying notes are an integral part of these consolidated financial statements.

E-HOUSE (CHINA) HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS
(In U.S. dollar except for share data)

	Years Ended December 31,
	2004	2005	2006
	$	$	$

Total revenues	31,198,408	38,660,514	55,998,524
Cost of revenues	(9,843,991)	(10,818,272)	(10,243,968)
Selling, general and administrative expenses	(14,298,917)	(13,249,785)	(21,321,726)

Income from operations	7,055,500	14,592,457	24,432,830
Other income (expense):
Interest expense	(443,681)	(638,499)	(594,488)
Interest income	38,430	63,113	206,378
Other income	—	132,369	168,015

Income before taxes and minority interest	6,650,249	14,149,440	24,212,735
Income tax expense	(1,746,998)	(2,733,265)	(5,751,102)
Minority interest	685,838	(268,461)	(354,668)

Net income	5,589,089	11,147,714	18,106,965

Earnings per share:
Basic	$0.11	$0.22	$0.27
Diluted	$0.11	$0.22	$0.27
Shares used in computation:
Basic	50,000,000	50,000,000	50,000,000
Diluted	50,000,000	50,000,000	67,372,353

The accompanying notes are an integral part of these consolidated financial statements.

E-HOUSE (CHINA) HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME
(In U.S. dollar)

					Accumulated
					Other
			Additional		Comprehensive		Total	Total
			Paid-in	Retained	Income	Subscription	Shareholders	Comprehensive
	Ordinary Shares		Capital	Earnings	(Loss)	Receivable	Equity	Income
	Number	$	$	$	$	$	$	$

Balance at January 1, 2004	—	—	3,020,600	3,285,483	8	—	6,306,091	—
Contributed capital	50,000,000	50,000	3,020,600	—	—	(50,000)	3,020,600	—
Net income	—	—	—	5,589,089	—	—	5,589,089	5,589,089
Dividend declared ($0.10 per share)	—	—	—	(5,108,981)	—	—	(5,108,981)	—
Foreign currency translation adjustments	—	—	—	—	(7)	—	(7)	(7)

Balance at December 31, 2004	50,000,000	50,000	6,041,200	3,765,591	1	(50,000)	9,806,792	5,589,082

Net income	—	—	—	11,147,714	—	—	11,147,714	11,147,714
Dividend declared ($0.07 per share)	—	—	—	(3,624,675)	—	—	(3,624,675)	—
Dividend declared upon reorganization	—	—	—	(12,391,300)	—	—	(12,391,300)	—
Foreign currency translation adjustments	—	—	—	—	303,117	—	303,117	303,117

Balance at December 31, 2005	50,000,000	50,000	6,041,200	(1,102,670)	303,118	(50,000)	5,241,648	11,450,831

Net income	—	—	—	18,106,965	—	—	18,106,965	18,106,965
Dividend declared ($0.08 per share)	—	—	—	(4,025,165)	—	—	(4,025,165)	—
Dividend declared upon reorganization returned as contributed capital	—		12,341,300	—	—	—	12,341,300	—
Payment of subscription receivable						50,000	50,000
Share-based compensation	—	—	16,806	—	—	—	16,806	—
Foreign currency translation adjustments	—	—	—	—	638,637	—	638,637	638,637

Balance at December 31, 2006	50,000,000	50,000	18,399,306	12,979,130	941,755	—	32,370,191	18,745,602

The accompanying notes are an integral part of these consolidated financial statements.

E-HOUSE (CHINA) HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollar)

	Years Ended December 31,
	2004	2005	2006
	$	$	$

Operating activities:
Net income	5,589,089	11,147,714	18,106,965

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,202,096	1,804,719	1,103,446
Minority interest	(685,838)	268,461	354,668
Others	124,096	(198,262)	(264,649)
Changes in operating assets and liabilities:
Customer deposits	(4,183,697)	(2,020,379)	(3,568,674)
Accounts receivable	(6,045,515)	5,612,157	(26,247,109)
Amounts due from related parties	—	—	(170,623)
Prepaid expenses and other current assets	(11,315,143)	(932,652)	2,139,226
Accounts payable	430,951	(191,366)	(275,573)
Accrued payroll and welfare expenses	2,483,881	(63,350)	1,351,020
Income tax payable	391,779	977,053	4,003,333
Other tax payable	838,158	446,108	940,950
Amounts due to related parties	268,229	(131,102)	(445,375)
Other current liabilities	979,761	(1,234,312)	682,020
Deferred tax assets	(318,312)	(202,538)	(299,468)

Net cash (used in) provided by operating activities	(10,240,465)	15,282,251	(2,589,843)

Investing activities:
Purchases of property, plant and equipment	(1,065,151)	(1,655,133)	(1,464,976)
Purchase of subsidiaries, net of cash acquired	(4,244,413)	—	(1,478,431)
Purchase of minority interests of subsidiaries	(895,306)	(99,130)	(72,995)
Purchase of subsidiary upon reorganization	—	—	(12,391,300)
Proceeds from sale of property held for sale	320,250	4,235,035	2,000,443
Proceeds from disposal of property, plant and equipment	237,606	97,530	61,712
Proceeds from sale of investment	—	1,339,374	—
Loans to related parties	(6,666,558)	(9,689,382)	(2,370,948)
Repayment of loans to related parties	6,065,120	10,389,698	3,092,911

Net cash (used in) provided by investing activities	(6,248,452)	4,617,992	(12,623,584)

E-HOUSE (CHINA) HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollar)

	Years Ended December 31,
	2004	2005	2006
	$	$	$

Financing activities:
Proceeds from short-term borrowings	8,715,306	—	—
Repayment of short-term borrowings	—	(3,585,889)	(381,700)
Dividend paid	(3,092,870)	(9,325,713)	(4,213,465)
Contribution from minority shareholders	403,846	32,052	37,353
Capital contribution from shareholders	3,020,600	—	—
Dividend declared upon reorganization returned as contributed capital			12,341,300
Proceeds from issuance of preferred shares (net of issuance costs of $171,588)	—	—	24,828,412
Proceeds from payment of subscription receivable	—	—	50,000
Loans from related parties	15,839,924	6,453,949	2,091,559
Repayment of loans from related parties	(6,016,902)	(11,090,214)	(8,340,065)

Net cash provided by (used in) financing activities	18,869,904	(17,515,815)	26,413,394

Effect of exchange rate changes	185	257,466	393,545

Net increase in cash and cash equivalents	2,381,172	2,641,894	11,593,512
Cash and cash equivalents at the beginning of the year	7,689,427	10,070,599	12,712,493

Cash and cash equivalents at the end of the year	10,070,599	12,712,493	24,306,005

Supplemental disclosure of cash flow information:
Interest paid	443,681	638,499	594,488
Income taxes paid	1,795,507	2,148,624	1,857,044
Non-cash investing and financing activities:
Acquisition of minority interests:
Accounts payable	—	—	114,928
Capitalization initial public offering cost-other current liabilities	—	2,671,562
Dividend payable	5,109,167	12,391,300	—
Subscription receivable	50,000	—	—

The accompanying notes are an integral part of these consolidated financial statements.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

1.	Organization and Principal Activities

E-House (China) Holdings Limited (the “Company” or “E-House”) was incorporated on August 27, 2004 in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands. The Company, through its subsidiaries, is principally engaged in providing real estate agency and brokerage services in the primary and secondary markets and real estate consulting and information services in the People’s Republic of China (“PRC”). The Company and its subsidiaries are collectively referred to as the “Group”.

The Group commenced operations in 2000 through an operating subsidiary, Shanghai Real Estate Consultancy and Sales (Group) Co., Limited (“E-House Shanghai”), a company established in the PRC, and its subsidiaries and affiliates.

On March 15, 2005, the Company acquired E-House Real Estate Ltd. (“E-House BVI”), which is a holding company incorporated in British Virgin Islands. Prior to this restructuring transaction, E-House BVI and the Company had both been shell companies. As part of a restructuring process, on April 22, 2005, all owners of E-house Shanghai (“the Ultimate Owners”) sold 100% of their equity interests in E-House Shanghai to E-House BVI for RMB100,000,000 ($12,391,300). At the time of its incorporation, the Company was owned by the Ultimate Owners in the same proportion as their ownership interests in E-House Shanghai. Through several installments in 2006, the Ultimate Owners contributed funds to the Company and E-House BVI, either directly or through their affiliates on their behalf, for the total consideration for the acquisition of E-House Shanghai. The restructuring process has been accounted for as a recapitalization as the Company, E-House BVI and E-House Shanghai were under common control. All share and per share data have been restated to give retroactive effect of this restructuring and the share capital represents the capital amount of the Company as if the restructuring has been completed as of the earliest period presented.

The following table lists major subsidiaries of the Company as of December 31, 2006:

	Date of	Place of	Percentage of
Subsidiary	incorporation	incorporation	ownership

Shanghai Real Estate Consultant & Sales (Group) Co., Ltd.	August 15, 2000	PRC	100%
E-House Real Estate Ltd.	January 4, 2005	BVI	100%
CRIC (Shanghai) Information Technology Co., Ltd.	July 3, 2006	PRC	100%
Shanghai City Rehouse Agent Consultants Co., Ltd.	May 17, 2002	PRC	85%
E-House International Estate Agency Limited	March 25, 2003	Hong Kong	100%

In addition to the above, E-House Shanghai has a number of wholly owned and non-wholly owned subsidiaries in the PRC.

2.	Summary of Principal Accounting Policies

(a) Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

(b) Basis of consolidation

The consolidated financial statements include the financial statements of E-House and its majority owned subsidiaries. All significant inter-company transactions and balances have been eliminated on consolidation.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

On December 23, 2004, a collaborative group of investors, acquired 40.8% of the equity interests of E-House Shanghai, increasing their combined ownership in E-House Shanghai to 100%. As a result, the Company has applied the guidance contained in Securities and Exchange Commission Topic 5J, Push Down Basis of Accounting Required in Certain Limited Circumstances. In doing so, the Company pushed down the collaborative group’s excess basis over the net assets of $1,181,720 (“Excess Basis”) to the consolidated accounts of E-House Shanghai. The allocation of the Excess Basis was performed in a manner similar to that of a business combination and resulted in the Excess Basis being allocated as follows:

$

Property and equipment	(426,124)
Intangible assets, software license	(15,321)
Intangible assets, customer contracts	1,623,165

Total	1,181,720

The weighted average remaining useful life of the intangible assets was 2.89 years as of the date of the acquisition.

In applying purchase accounting to the above transaction, the Group determined that the fair value of the assets and liabilities on the transaction date exceeded the Excess Basis. As a result, the Group reduced the estimated fair value of its long-lived tangible and intangible assets, on a pro rata basis, such that the balances of such assets were equivalent to the Excess Basis. This resulted in a reduction to the historical carrying value of the Group’s property and equipment and software license of $426,124 and $15,321, respectively.

(c) Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates. Significant accounting estimates reflected in the Group’s financial statements include valuation of long-lived assets, indefinite-lived intangible assets and goodwill assumptions related to share-based compensation arrangements, and the valuation allowance on deferred tax assets.

(d) Business combinations

Business combinations are recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities are recorded at their fair market value at the date of acquisition. Any excess of acquisition cost over the fair value of the acquired assets and liabilities, including identifiable intangible assets, is recorded as goodwill.

(e) Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and demand deposits, which are unrestricted as to withdrawal and use, and which have maturities of three months or less when purchased.

(f) Customer deposits

The Group provides sales agency service for primary real estate development projects, some of which require the Group to pay an upfront refundable deposit as demonstration of the Group’s financial strength and commitment to providing high quality service. These deposits are repaid to the Group either at the end of the contractual sales period or upon the Group achieving a stated sales target. Certain of our contracts provide that if the group breaches

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

the contract, any corresponding penalties may be deducted from the deposit. Customer deposits are recorded as either current or non-current assets based on the Group’s estimate of the date of refund. The Group regularly reviews the recoverability of these deposits.

(g) Unbilled accounts receivable

Unbilled accounts receivable represents amounts recognised in revenue prior to billing customers.

(h) Properties held for sale

Properties held for sale are stated at the lower of cost or net realizable value. Cost comprises the cost of purchase and, where applicable, direct costs associated with the purchase. The Group evaluates its properties held for sale for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Group has determined that there was no impairment of properties held for sale for all periods reported.

(i) Investments

In accordance with the provisions of FASB Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities” (“FIN 46R”), the Group evaluates each of its investments in private companies to determine whether or not the investee is a variable interest entity (“VIE”) and, if so, whether the Group is the primary beneficiary of such VIE. If deemed the primary beneficiary, the Group consolidates the VIE.

To date the Group has not been deemed to be the primary beneficiary in conjunction with its investments. As such, the Group has accounted for its investments at cost as it does not exert significant influence over the investee. The Group generally considers an ownership interest of 20% or higher to represent significant influence. An impairment loss is recorded when there has been a loss in value of the investment that is other-than-temporary. The Group has not recorded any impairment losses in any of the periods reported.

(j) Property, plant and equipment, net

Property, plant and equipment are recorded at costs less accumulated depreciation. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Leasehold improvements	Over the shorter of the lease term or their estimated useful lives
Building	30 years
Furniture, fixtures and equipment	5 years
Motor vehicles	5 years

Gains and losses from the disposal of property, plant and equipment are included in income from operations.

(k) Intangible assets, net

Acquired intangible assets, net, mainly consist of customer contracts and trademark and are valued at cost. Customer contracts are amortized based on the timing of the revenue expected to be derived from the respective customer. Trademarks have indefinite lives and are not amortized.

(l) Impairment of long-lived assets

The Group evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Group measures

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss equal to the excess of the carrying amount over the fair value of the assets.

(m) Impairment of goodwill and indefinite lived intangible assets

SFAS No. 142 requires the Group to complete a two-step goodwill impairment test. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill and indefinite lived intangible assets. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill and indefinite lived intangible assets to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

Intangible assets with an indefinite life are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the intangible asset to its carrying amount. If the carrying amount exceeds the fair value, an impairment loss is recognized equal in amount to that excess.

Management performs its annual goodwill impairment test on January 1. No goodwill or indefinite lived intangible assets have been impaired during any or the periods reported.

(n) Income taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carry forwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the characteristics of the underlying assets and liabilities.

(o)	Share-based compensation

The Group accounts for share-based compensation in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). Accordingly, share-based compensation cost is measured at grant date, based on the fair value of the award, and recognized as an expense over the requisite service period. As required by SFAS 123R, management has made an estimate of expected forfeitures and is recognizing compensation cost only for those equity awards expected to vest.

(p)	Revenue recognition

The Group recognizes revenues when there is persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured. Revenues are recorded, net of sales related taxes.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

The Group provides marketing and sales agency service to primary real estate developers. The Group recognizes the commission revenue when a successful sale of property has occurred and upon completing the services required to execute a successful sale without further contingency. A successful sale is defined in each agency contract and is usually achieved after the property buyer has executed the purchase contract, made the required down payment, and the purchase contract has been registered with the relevant government authorities. The Group may also be entitled to earn additional revenue on the agency services if certain sales and other performance targets are achieved, such as average sale price over a pre-determined period. These additional agency service revenues are recognized when the Group has accomplished the required targets.

The Group provides brokerage service for secondary real estate sale and rental transactions. For secondary real estate brokerage service, the Group recognizes revenue upon execution of a transaction agreement between the buyer/lessee and the seller/lessor for which the Group acts as the broker.

The Group provides real estate consulting services to customers in relation to land acquisition and property development. Generally the Group will agree to a fixed fee arrangement conditional upon the delivery of a final product (such as closing a land acquisition transaction or providing a market study report). The contractual period is usually between one and six months. The Group recognizes revenue on consulting services when it has completed its performance obligations under the service contract, the customer accepts the contract deliverable and the payment terms are no longer contingent.

The Group also sells subscriptions to its proprietary China Real Estate Information Circle (“CRIC”) system for which revenues are recognized ratably over the subscription period, which is usually six to twelve months.

Deferred revenues are recognized when payments are received in advance of revenue recognition.

(q)	Cost of revenue

Cost of revenue includes costs directly related to providing our services, which include costs incurred for marketing and sale of primary real estate projects for which the Group acts as the agent. These costs are expensed in the periods incurred.

(r)	Advertising expenses

Advertising expenses are charged to the statement of operations in the period incurred. The Group incurred advertising expenses amounting to $629,486, $574,164 and $496,676 for the years ended December 31, 2004, 2005 and 2006, respectively.

(s)	Foreign currency translation

The functional currency of the Company is the United States dollar (“U.S. dollar”) and is used as the reporting currency of the Company. Monetary assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollar at the rates of exchange ruling at the balance sheet date. Equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as foreign currency translation adjustment and are shown as a separate component of other comprehensive income in the consolidated statement of shareholders’ equity.

The financial records of certain of the Company’s subsidiaries are maintained in local currencies other than the U.S. dollar, such as Renminbi (“RMB”) and Hong Kong dollar (“HKD”), which are their functional currencies. Transactions in other currencies are recorded at the rates of exchange prevailing when the transactions occur.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

Transaction gains and losses are recognized in the consolidated statements of operations as selling, general and administrative expenses. The aggregated amount of exchange loss is $nil, $nil and $41,881 for the years ended December 31, 2004, 2005 and 2006, respectively.

(t) Government subsidies

Government subsidies include cash subsidies received by the Group’s subsidiaries in the PRC from local government. These subsidies are generally provided as incentives for investing in certain local districts. There is no assurance that the Group will receive similar or any subsidies in the future. Cash subsidies were $196,313, $873, and $8,991 for the years ended December 31, 2004, 2005 and 2006, respectively, and are included in selling, general and administrative expenses in the consolidated statement of operations. Cash subsidies are recognized when received and when all the conditions for their receipt have been satisfied.

(u) Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Group places its cash and cash equivalents with reputable financial institutions.

The Group regularly reviews the creditworthiness of its customers, but generally does not require collateral or other security from its customers. The Group establishes an allowance for doubtful accounts primarily based upon factors surrounding the credit risk of specific customers.

(v) Earnings per Share

Basic earnings per share is computed by dividing income attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the year. For the year ended December 31, 2006, the Group has determined that its Series A convertible redeemable preferred shares are participating securities as the preferred shares participates in undistributed earnings on the same basis as the ordinary shares. Accordingly, the Group has used the two-class method of computing income per share. Under this method, net income applicable to holders of ordinary shares is allocated on a pro rata basis to the ordinary and preferred shares to the extent that each class may share in undistributed income for the period.

Diluted income per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares. For the year ended December 31, 2006, in calculating the diluted income per share, the application of the two-class method and the if-converted method was equally dilutive. The 436,364 share options granted on November 28, 2006 are anti-dilutive and have been excluded from the calculation of the diluted income per share for the year ended December 31, 2006. There were no dilutive equity instruments outstanding prior to the year ended December 31, 2006.

As a result of the recapitalization that occurred in 2005, the outstanding ordinary shares have been retroactively restated to 50,000,000 shares in the denominator for 2004.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

The following table sets forth the computation of basic and diluted income per share for the periods indicated:

	Year Ended December 31,
	2004	2005	2006

Net income attributable to ordinary shareholders — basic	$5,589,089	$11,147,714	$13,437,979
Amount allocated to Series A Shares for participating rights to dividends	—	—	$4,668,986

Net income attributable to ordinary shareholders — diluted	$5,589,089	$11,147,714	$18,106,965

Ordinary shares outstanding	50,000,000	50,000,000	50,000,000
Weighted average Series A preferred shares outstanding	—	—	17,372,353

Weighted average number of ordinary shares outstanding — diluted	50,000,000	50,000,000	67,372,353

Basic earnings per share	$0.11	$0.22	$0.27

Diluted earnings per share	$0.11	$0.22	$0.27

(w) Recently issued accounting pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. The purpose of FIN 48 is to clarify certain aspects of the recognition and measurement related to accounting for income tax uncertainties. This interpretation is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 is expected to reduce our retained earnings as of January 1, 2007 by $200,000.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value and expands disclosures about assets and liabilities measured at fair value. The Group will be required to adopt SFAS 157 in fiscal year 2008. Management is currently evaluating the requirements of SFAS 157 and has not yet determined the impact on the Group’s financial position or results of operations.

EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)”, or EITF 06-3, requires that entities should present these taxes in the income statement on either a gross or net basis, based on their accounting policy. If such taxes are significant, and are presented on a gross basis, the amounts of those taxes should be disclosed. The consensus is effective for interim and annual reporting periods beginning after December 15, 2006. The group reports revenues on a net basis.

In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159, Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits companies to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 is effective for us on January 1, 2008, although earlier adoption is permitted. Management is currently evaluating whether to elect the fair value option, as permitted under SFAS 159.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

3.  Acquisitions of Subsidiaries and Minority Interest

(a) Shanghai Chengkai Real Estate Agency Co., Ltd.

On August 31, 2004, the Group acquired a 51% interest in Shanghai Chengkai Real Estate Agency Co., Ltd. (“Chengkai”) from Shanghai Chengkai Real Estate Development Co., Ltd. (“Chengkai Development”) for RMB50.0 million ($6,041,200). Chengkai is mainly engaged in primary real estate agency service. In connection with the acquisition, the Group recorded intangible assets of $2,675,716 and goodwill of $1,899,853. The intangible assets of Chengkai primarily relate to customer agency contracts. The fair value of the intangible assets was estimated using an income method based on future cash flows. The intangible assets are amortized over the expected useful life of the agency contracts, which is 4.5 years and corresponds to the development and sales period of the underlying development projects.

(b) Other acquisitions.

On January 1, 2006, the Group purchased a 19% minority interest in its subsidiary in Fujian, and a 20% minority interest in its subsidiary in Chongqing. On April 30, 2006, the Group purchased an 85% interest in Shanghai City Rehouse Agent Consultant Co., Ltd. (“City Rehouse”). The total cost of these acquisitions was $636,140. These transactions were accounted for using the purchase method, with $(264,661), $687,172 and $213,629 being allocated to net assets, intangible assets and goodwill, respectively. The intangible assets included trademark, which is indefinitely lived and are therefore not subject to amortization.

4.  Properties Held for Sale

In May 2004, the Group was party to a primary real estate agency contract and, at the conclusion of the contract, elected to acquire 22 residential properties for a total cost of $8,002,643 and received 13 commercial properties for no additional cost. The purchase price was paid in advance in May 2004 and legal ownership of the properties was received in April 2005. The Group has allocated the purchase price to the respective residential and commercial properties based on their relative fair values.

The agreements to purchase the residential properties were entered into by certain employees of the Group, who obtained mortgage loans to finance the purchase. The Group then entered into separate trust agreements with these employees, wherein the Group assumed effective control and all associated risks and rewards of property ownership as well as the associated mortgage loans.

The properties have been classified as held for sale since acquisition as the Group has had the ability and intent to sell the properties and has been actively marketing them for that purpose. During the year ended December 31, 2005, the Group sold 11 residential properties and realized a gain of $377,457. During the year ended December 31, 2006, the Group sold three residential and seven commercial properties and realized a net gain of $194,229. The gain from the sale of property has been included in selling, general and administrative expenses in the consolidated statements of operations. As of December 31, 2006, the Group holds eight residential and six commercial properties with a total carrying value of $2,897,196.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

5.	Property, Plant and Equipment, Net

Property, plant and equipment, net consist of the following:

	As of December 31,
	2005	2006
	$	$

Leasehold improvements	1,354,944	1,989,083
Buildings	952,636	1,008,345
Furniture, fixtures and equipment	1,382,227	2,074,406
Motor vehicles	1,066,716	1,241,887

Total	4,756,523	6,313,721
Less: Accumulated depreciation	(1,682,675)	(2,667,591)

Property, plant and equipment, net	3,073,848	3,646,130

The Group’s depreciation expenses were $688,278, $694,327, $987,432 for the years ended December 31, 2004, 2005 and 2006, respectively

6.	Intangible Assets, Net

	As of December 31,
	2005	2006
	$	$

Intangible assets not subject to amortization are comprised of the following:
Trademark	—	687,172

	As of December 31,
	2005	2006
	$	$

Intangible assets subject to amortization are comprised of the following:
Customer contracts	4,393,073	4,540,168
Computer software licenses	243,103	336,876

	4,636,176	4,877,044

Less: Accumulated amortization
Customer contracts	(1,421,285)	(1,623,702)
Computer software licenses	(145,701)	(190,403)

	(1,566,986)	(1,814,105)

Total intangible assets, net	3,069,190	3,062,939

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

The Group recorded amortization expense of $513,818, $1,110,392 and $116,014 for the years ended December 31, 2004, 2005 and 2006, respectively. The Group expects to record amortization expense of $478,059, $1,064,999, $710,537, $407,695 and $7,862 for the years ending December 31, 2007, 2008, 2009, 2010 and 2011, respectively.

7.	Goodwill

	2005	2006
	$	$

Balance as of January 1,	1,899,853	1,948,425
Goodwill recognized upon acquisition	—	213,629
Exchange rate translation	48,572	65,239

Balance as of December 31,	1,948,425	2,227,293

All goodwill amounts relate to the primary real estate agency and consulting service segment.

8.	Short-Term Borrowing

Short-term borrowings include short-term bank loans borrowed from PRC commercial banks and are guaranteed by Shanghai Jinyue Investment & Development Co., Ltd., a company controlled by the Company’s chairman, Mr. Xin Zhou. The loans carried effective interest rates of 5.841%, 6.138% and 6.0694% for years ended December 31, 2004, 2005 and 2006, respectively. Principal balance outstanding as of December 31, 2005 and 2006 was $9,913,040 and $10,244,960, respectively.

Short-term borrowings also include mortgage loans taken on properties held for sale, which were long-term loans but classified as short-term borrowings given the Group’s intention to sell the properties. The loans carried effective interest rates of 5.04%, 5.31% and 5.508% for years ended December 31, 2004, 2005 and 2006, respectively. Principal balance outstanding as of December 31, 2005 and 2006 was $1,504,552 and $1,122,848, respectively. The properties are held as collateral for these mortgage loans.

9.	Redeemable Convertible Preferred Shares

On March 28, 2006, the Company issued 22,727,272 Series A redeemable convertible preferred shares (the “Series A Preferred Shares”) for $25,000,000, or US$1.10 per share, to a group of institutional investors and incurred direct and incremental equity issuance costs of $171,588.

The key terms of the Series A Preferred Shares are as follows:

Dividends

Dividends are payable upon declaration by the board of directors and are payable in priority to any declaration or payment of any dividend on the ordinary shares or any other classes of shares. Holders of the Series A Preferred Shares are entitled to receive a non-cumulative, preferential dividends equal to the greater of (i) 8% of the Series A Preferred Shares issue price per fiscal year and (ii) amount of dividends declared pro rata on the ordinary shares, treating each Series A Preferred Share as the greatest whole number of ordinary shares then issuable upon conversion of such Series A Preferred Shares.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

Redemption

The Series A Preferred Shares are redeemable at any time after the third anniversary of the closing date of the Series A Preferred Share investment (the “Closing Date”) or prior to the third anniversary of the Closing Date if the Company declines to proceed with a qualified initial public offering or QIPO without reasonable cause or if Mr. Xin Zhou ceases to be the Company’s chairman and chief executive officer. The redemption price is 140% of the subscription price plus any declared, accrued but unpaid dividends thereon (collectively, the “Maximum Redemption Price”) if the redemption date is on or after the third anniversary of the Closing Date; or 100% of the subscription price plus interest (calculated at an annual compound rate of 12%), plus any declared, accrued but unpaid dividends if the redemption date is prior to the third anniversary of the Closing Date. If the redemption is caused by the Company’s refusal to proceed with a QIPO, then the redemption price is equal to the higher of: (a) the Maximum Redemption Price; and (b) the greater of ten times of the 2008 net earnings and fifteen times of the 2007 net earnings, multiplied by the ownership percentage of the Series A Preferred Shares, plus all declared, accrued but unpaid dividends.

As of December 31, 2006, the Company has not accreted the redemption premium associated with the Series A Preferred Shares as the Company believes that the likelihood of a redemption event occurring is remote. This determination is primarily based upon the company’s intent to complete a QIPO within the near future. The redemption value of the Series A Preferred Shares as of December 31, 2006 is $27,217,832

Conversion

The Series A Preferred Shares are convertible into the Company’s ordinary shares at the option of their holders at any time before the completion of a qualified initial public offering. Each Series A Preferred Share is initially convertible into one ordinary share, but the conversion rate may be adjusted such that the number of ordinary shares into which the Series A Preferred Shares may be converted will be reduced if certain financial performance and growth rate targets are achieved by the Group. As of December 31, 2006, the Group has met the 2006 financial performance and growth rate targets. As a result, each Series A Preferred Share will automatically convert into approximately 0.5789 ordinary share if an initial public offering (“IPO”) were to be completed in 2007. However, if an IPO does not occur in 2007, the conversion rate will not be adjusted until 2008 and the conversion ratio will depend on the Group’s financial performance in 2007.

Voting rights

Series A shareholders are entitled to vote with holders of other classes of shares on an as-if converted basis.

Liquidation preference

In the event of any liquidation event, Series A shareholders are entitled to distribution prior to and in preference of any payments to holders of ordinary share and all other holders of the Company’s share capital. The liquidation preference is calculated as 100% of the Series A Preferred Share original issue price plus all declared but unpaid dividends as of the liquidation date, and was equivalent to $25,000,000 as of December 31, 2006.

10.	Shares Split

On March 28, 2006, the Company effected a 1:1,000 share split. All share and per share information relating to ordinary shares of the Company has been retroactively adjusted to give effect to the share split.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

11.	Other Income

	Year Ended December 31,
	2004	2005	2006
	$	$	$

Gain from sale of marketable securities	—	—	25,957
Gain from sale of investment	—	132,369	142,058

Total other income	—	132,369	168,015

12.	Income Tax

The provision for income taxes is comprised of the following:

	Year Ended December 31,
	2004	2005	2006
	$	$	$

Current Tax
PRC	2,065,310	2,935,803	6,050,570
Other	—	—	—

	2,065,310	2,935,803	6,050,570

Deferred Tax
PRC	(318,312)	(202,538)	(299,468)
Other	—	—	—

	(318,312)	(202,538)	(299,468)

Income tax expense	1,746,998	2,733,265	5,751,102

The Company is incorporated in the Cayman Islands, which is tax-exempted.

The Company’s subsidiaries operating in the PRC are subject to PRC income tax at the statutory rate of 33% (30% of state income tax plus 3% local income tax) on PRC taxable income with the following exceptions:

E-House Shanghai was registered in the Songjiang district of Shanghai and its income tax for the year ended December 31, 2004 and a portion of the year ended December 31, 2005 was assessed by the local tax authority as 5% of total revenue. In February 2005, E-House Shanghai moved its registered address to the Pudong New Area of Shanghai, the PRC, and was subject to a 15% preferential income tax rate for the remainder of the years ended December 31, 2005 and 2006.

Several other subsidiaries of E-House Shanghai were registered in the Songjiang district of Shanghai for the years ended December 31, 2004, 2005 and 2006 and had their income tax assessed as 5% of total revenue by the local tax authority.

Nanjing Jinyue Real Estate Sales Co., Ltd., a subsidiary of E-House Shanghai, had its income tax assessed as 4.95% of total revenue by the local tax authority for the years ended December 31, 2005 and 2006.

Fujian Jinyue Real Estate Consulting Service Co. Ltd., a subsidiary of E-House Shanghai, had its income tax assessed as 3.3% of total revenue by the local tax authority for the years ended December 31, 2005 and 2006.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

Wuhan Jinfeng E-House Investment Co., Ltd., a subsidiary of E-House Shanghai, was granted an income tax exemption for the year ended December 31, 2005 by the local tax authority as a result of employing a sufficient number of staff who had been laid off by state owned enterprises.

The Group’s operation in Hong Kong is subject to a profit tax at the rate of 17.5% on assessable profit determined under relevant Hong Kong tax regulations.

The Company’s subsidiaries incorporated in the BVI are not subject to taxation.

The principal components of the deferred income tax assets/liabilities are as follows:

	As of December 31,
	2004	2005	2006
	$	$	$

Deferred tax assets:
Accrued salary expenses	39,573	94,906	348,505
Bad debt provision	—	54,872	58,575
Start-up costs	60,255	86,415	100,575
Leasehold improvement	3,721	19,413	33,576
Fixed Assets	63,919	49,984	45,649
Net operating loss carryforwards	492,194	248,775	994,564

Gross deferred tax assets	659,662	554,365	1,581,444
Valuation allowance	(277,429)	(248,775)	(994,564)

Net deferred tax assets	382,233	305,590	586,880

Analysis as:
Current	22,930	82,564	151,070

Non-current	359,303	223,026	435,810

Deferred tax liabilities:
Intangible Assets	1,194,651	933,683	1,151,919

Total deferred tax liabilities	1,194,651	933,683	1,151,919

Analysis as:
Current	—	—	—

Non-current	1,194,651	933,683	1,151,919

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

Movement of the valuation allowance is as follows:

	2004	2005	2006
	$	$	$

Balance as of January 1,	—	277,429	248,775
Addition	277,429	77,045	779,554
Release	—	(112,792)	(42,097)
Change due to foreign exchange	—	7,093	8,332

Balance as of December 31,	277,429	248,775	994,564

Reconciliation between the provision for income tax computed by applying the statutory tax rate to income before income taxes and the actual provision for income taxes is as follows:

	Year Ended December 31,
	2004		2005		2006

PRC income tax rate	33.00%		33.00%		33.00%
Expenses not deductible for tax purpose	2.61%		3.74%		2.13%
Investment income under equity method	0.00%		(1.57%	)	(1.09%	)
Tax exemption granted to the Group	—		(2.76%	)	—
Effect of lower rates in certain domestic locations	(13.52%	)	(14.10%	)	(12.11%	)
Effect of different tax rate of subsidiary operating in other jurisdiction	0.01%		1.21%		(1.26%	)
Valuation allowance movement	4.17%		(0.20%	)	3.08%
	26.27%		19.32%		23.75%

Note: The aggregate amount and per share effect of the tax holiday are as follows:

	Year Ended December 31,
	2004	2005	2006
	$	$	$

The aggregate dollar effect	—	391,140	—
Per share effect — basic	—	0.01	—

Per share effect — diluted	—	0.01	—

As of December 31, 2004, 2005 and 2006, the Group had net operating loss carryforwards of $1,522,206, $835,331 and $3,243,683, respectively, which will expire if not used between 2009 and 2011.

13.	Share-Based Compensation

During the year ended December 31, 2006, the Company adopted the 2006 Share Incentive Plan (“the Plan”), which allows the Company to offer a variety of share-based incentive awards to employees, officers, directors and individual consultants who render services to the Company. Under the plan, the Company authorized 3,636,364 ordinary shares, or 5% of the total shares outstanding, to grant as options or restricted shares. Options have a ten-year life. Share options granted under the Plan can be settled by the employee either by cash or net settled by shares.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

On November 28, 2006, the Company granted options for the purchase of 436,364 shares to an employee. The options entitle the option holder to acquire ordinary shares of the Company at an exercise price of US$3.30 per share. The options expire ten years from the date of grant, with one-third of the options vesting on each of the following three grant date anniversaries

Management has used the binomial model to estimate the fair value of the options. The fair value of the underlying ordinary shares as of the grant date was determined to be $3.30 per share, which was based on a share sale between an existing investor and a group of independent third parties, which occurred one day after the grant date of the options. The other assumptions used in the binomial model were:

Average risk-free rate of return	4.50%
Weighted average expected option life	10 years
Estimated volatility rate	49%
Dividend yield	0.00%

The following table summarizes options granted in the year ended December 31, 2006:

Fair value
	No. of		of ordinary
Grant date	options granted	Exercise price	shares*	Intrinsic value
		$	$	$

November 28, 2006	436,364	$3.30	$3.30	—

*	Fair value of the ordinary share is determined based on a share sale between an existing shareholder and a group of independent third parties, which occurred one day after the share option grant date.

The weighted-average grant-date fair value of options granted during the year ended December 31, 2006 was $1.39 per share. The Company recorded compensation expense of $16,806 for the year ended December 31, 2006.

A summary of options activity under the Plan as of December 31, 2006 and changes in the period is presented below:

			Weighted average	Aggregate intrinsic
	No. of	Weighted average	remaining contractual	value of
	options	exercise price	term	options
		$		$

Outstanding as of January 1, 2006	—	—
Granted	436,364	3.30		Nil
Exercised	—	—
Forfeited	—	—

Outstanding, unvested and expected to vest as of December 31, 2006	436,364	3.30	9.9 years	Nil

As of December 31, 2006, there was $588,194 of total unrecognized compensation cost related to unvested share options granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.9 years. The total fair value of shares vested during the year ended December 31, 2006 was $nil,

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

14.	Employee Benefit Plans

The Company’s PRC subsidiaries are required by law to contribute a certain percentages of applicable salaries for retirement benefit, medical insurance benefits, housing funds, unemployment and other statutory benefits. The PRC government is directly responsible for the payments of such benefits. The Group contributed $177,831, $292,024 and $317,630 for the years ended December 31, 2004, 2005 and 2006, respectively, for such benefits.

15.	Distribution of Profits

Relevant PRC statutory laws and regulations permit payment of dividends by the Company’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reached 50% of its registered capital. Each of our subsidiaries with foreign investment is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund at the discretion of the board. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation of these subsidiaries.
The amount of the reserve fund for the Group as of December 31, 2005 and 2006 was $983,928 and $1,100,287, respectively.

As a result of these PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets, including general reserve and registered capital, either in the form of dividends, loans or advances. Such restricted portion amounted to $30,562,783 as of December 31, 2006.

16.	Segment Information

The Group’s uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision makers for making decisions, allocating resources and assessing performance. The Group’s chief operating decision maker has been identified as the chief executive officer, who reviews consolidated and segment results when making decisions about allocating resources and assessing performance of the Group.

The Group has two operating segments: 1) primary real estate agency service and real estate consulting and information service and 2) secondary real estate brokerage service. The Group’s chief operating decision maker reviews net revenue, cost of sales, operating expenses, income from operations and net income for each segment and does not review balance sheet information. For the years ended December 31, 2004 and 2005, the Group had one operating segment because, although the Group generated revenues from secondary real estate brokerage service, the amount of revenue was insignificant and discrete financial information beyond revenues was not available. The secondary real estate brokerage service segment is made up of acquired businesses in the year ended December 31, 2006.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

The following tables summarize the selected revenue and expense information for each operating segment:

For the year ended December 31,

	Primary real
	estate agency
	and real	Secondary
	estate consulting	real estate
	and information	brokerage
2006	service segment	segment	Non-allocated	Total
	$	$	$	$

Revenues from external customers	52,153,228	3,845,296	—	55,998,524
Cost of revenues	(10,243,968)	—	—	(10,243,968)
Selling, general and administrative expenses	(14,100,136)	(5,285,358)	(1,936,232)	(21,321,726)

Income (loss) from operations	27,809,124	(1,440,062)	(1,936,232)	24,432,830
Interest expense	—	—	(594,488)	(594,488)
Interest income	200,263	6,115	—	206,378
Income (loss) before taxes and minority interest	28,177,402	(1,433,947)	(2,530,720)	24,212,735
Income tax expense	(5,751,102)	—	—	(5,751,102)

Net income (loss) after taxes before minority interest	22,426,300	(1,433,947)	(2,530,720)	18,461,633

2005

Revenues from external customers	38,660,514	—	—	38,660,514
Cost of revenues	(10,818,272)	—	—	(10,818,272)
Selling, general and administrative expenses	(12,721,197)	—	(528,588)	(13,249,785)

Income (loss) from operations	15,121,045	—	(528,588)	14,592,457
Interest expense	—	—	(638,499)	(638,499)
Interest income	63,113	—	—	63,113
Income (loss) before taxes and minority interest	15,316,527	—	(1,167,087)	14,149,440
Income tax expense	(2,733,265)	—	—	(2,733,265)

Net income (loss) after taxes before minority interest	12,583,262	—	(1,167,087)	11,416,175

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

	Primary real
	estate agency
	and real	Secondary
	estate consulting	real estate
	and information	brokerage
2004	service segment	segment	Non-allocated	Total
	$	$	$	$

Revenues from external customers	31,198,408	—	—	31,198,408
Cost of revenues	(9,843,991)	—	—	(9,843,991)
Selling, general and administrative expenses	(14,298,917)	—	—	(14,298,917)

Income from operations	7,055,500	—	—	7,055,500
Interest expense		—	(443,681)	(443,681)
Interest income	38,430	—		38,430
Income (loss) before taxes and minority interest	7,093,930	—	(443,681)	6,650,249
Income tax expense	(1,746,998)	—	—	(1,746,998)

Net income (loss) after taxes before minority interest	5,346,932	—	(443,681)	4,903,251

Geographic

Substantially all of the Group’s revenues from external customers and long-lived assets are located in the PRC.

Service lines

Details of revenues to external customers from the Group’s various service lines are as follows:

	Years Ended December 31,
	2004	2005	2006
	$	$	$

Primary real estate agency service	29,708,963	34,501,600	45,708,032
Secondary real estate brokerage service	698,790	361,144	3,845,296
Real estate consulting and information service	790,655	3,797,770	6,445,196

Total revenues	31,198,408	38,660,514	55,998,524

Major customers

Details of the revenues for customers accounting for 10% or more of total net revenues are as follows:

	Year Ended December 31,
	2004	2005	2006
	$	$	$

Customer A	4,872,644	5,860,942	—
Customer B	4,719,377	4,190,025	—

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

17.	Related Party Balances and Transactions

Amounts due from related parties are comprised of the following:

	As of December 31,
	2005	2006
	$	$

Customer and supplier	—	170,623
Shareholders	229,860	—
Other	64,930	747,191

Total amounts due from related parties	294,790	917,814

Amounts due to related parties are comprised of the following:

	As of December 31,
	2005	2006
	$	$

Customer and supplier	(54,026)	—
Shareholders	(4,770,459)	(12,316)
Directors	—	(253,631)
Other	(1,731,774)	(563)

Total amounts due to related parties	(6,556,259)	(266,510)

(a) Customer and supplier

Transactions with customers and suppliers who are related parties are as follows:

	Year Ended December 31,
	2004	2005	2006
	$	$	$

Revenue — Shanghai Yueshun Real Estate Development Co., Ltd.	—	—	167,858
Cost of revenues — Shanghai Xuyang Media Co., Ltd.	(947,776)	(1,192,334)	(257,971)
Selling and marketing expenses — Shanghai Xuyang Media Co., Ltd.	(160,210)	(39,367)	(105,322)

	As of December 31,
	2005	2006
	$	$

Accounts receivable — Shanghai Yueshun Real Estate Development Co., Ltd.	—	170,623

Accounts payable — Shanghai Xuyang Media Co., Ltd.	(54,026)	—

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

One of the Group’s customers, Shanghai Yueshun Real Estate Development Co., Ltd., is partially owned by Mr. Xin Zhou, the Group’s Chairman. The Group has also engaged Shanghai Xuyang Media Co., Ltd., a company controlled by Mr. Zhou, for certain advertising services related to both ongoing sales projects and the Group’s own promotion and marketing.

(b) Shareholders

	As of December 31,
	2005	2006
	$	$

Shanghai Jinhongyun Investments Consultancy Ltd.(1)	84,608	—
Shanghai Golden Hill Investments Development Ltd.(1)	145,252	—

Total amount due from shareholders	229,860	—

Shanghai Jinfeng Investment Co., Ltd.(2)	(4,770,459)	—
Shanghai Jinhongyun Investments Consultancy Ltd.(1)	—	(12,316)

Total amount payable to shareholders	(4,770,459)	(12,316)

Note:

(1)	These entities were shareholders of E-House Shanghai for the year ended December 31, 2004 and through April 22, 2005. The amount due from shareholders as of December 31, 2005 represented cash advances to the entities to meet their temporary liquidity needs. The amount payable to shareholder as of December 31, 2006 represents a cash advance to the Group.

(2)	The entity was a shareholder of E-House Shanghai for the period ended December 23, 2004, after which it was no longer a related party to the Group. The amount payable represents a customer deposit paid by the entity on behalf of the Group.

All the amounts are unsecured, interest free and have no fixed repayment term.

(c) Directors

	As of December 31,
	2005	2006
	$	$

Xin Zhou(1)	—	(110,169)
Xudong Zhu(1)	—	(95,884)
Nanpeng Shen(2)	—	(47,578)

Total amounts payable to directors	—	(253,631)

Note:

(1)	Mr. Zhou is Chairman and Chief Executive Officer of the Group. Mr. Zhu is a director and officer of the Group. The amount payable to Mr. Zhou as of December 31, 2006 represents a loan to the Group. The amount payable to Mr. Zhu as of December 31, 2006 represents a payable of $57,464 by the Group for the purchase of minority interest in a subsidiary held by Mr. Zhu and a loan of $38,419 to the Group.

(2)	Mr. Shen is a director of the Group. The amount payable as of December 31, 2006 represents a loan to the Group.

All the amounts are unsecured, interest free and have no fixed repayment term.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

(d) Affiliates

	As of December 31,
	2005	2006
	$	$

Turbo Chance Co., Ltd.(1)	64,930	740,954
E-House Property Investment 1 (China) Limited(2)	—	6,237

Total amounts due from other related parties	64,930	747,191

E-House International Estate Agency Ltd.(3)	(90,340)	—
Golden Hill Investments Development (Hong Kong). Ltd.(4)	(1,558,333)	—
Shanghai E-House (HK) Limited(5)	(83,101)	(563)

Total amounts payable to other related parties	(1,731,774)	(563)

Note:

(1)	Entity is controlled by Xin Zhou. The balance as of December 31, 2005 and $33,966 of the balance as of December 31, 2006 represent a cash advance to the entity to meet its temporary liquidity needs. The remaining balance as of December 31, 2006 of $706,987 represents a prepaid acquisition cost in connection with a pending acquisition with a third party of a secondary real estate brokerage company in Hangzhou, for which the entity is acting as an intermediary. The amount will be applied towards the acquisition cost which is expected to occur in 2007.

(2)	Entity is partially owned by Xin Zhou and Nanpeng Shen, directors of the Company. The amount due from the entity as of December 31, 2006 represents cash advances to the entity to meet its temporary liquidity needs.

(3)	Entity was controlled by Xin Zhou for the years ended December 31, 2004 and 2005, and was acquired by the Group on June 30, 2006 (see other related party transaction for further discussion). The amount payable as of December 31, 2005 results from cash advances received from the entity to cover the Company’s overseas expenses.

(4)	Entity is controlled by Xin Zhou. The amount payable represents a loan from the entity.

(5)	Entity is controlled by Xin Zhou. The amount payable represents expenses paid by the entity on behalf of the Company.

All the amounts are unsecured, interest free and have no fixed repayment term.

Other related party transactions:

During the years ended December 31, 2004, 2005 and 2006, the Group had short-term borrowings with outstanding balances of $9,665,920, $9,913,040 and $10,244,960, respectively. These loans were guaranteed by Shanghai Jinyue Investment & Development Co., Ltd., a company controlled by the Group’s chairman, Mr. Xin Zhou. The Group incurred no cost for obtaining such guarantees.

On June 30, 2006, the Group acquired a 100% interest in E-House International Estate Agency Limited, a Hong Kong registered company controlled by the Company’s chairman, Mr. Xin Zhou, for $1,389,504. The $423,940 excess of the purchase price over carrying amount of net assets acquired was recorded as compensation expense.

On January 1, 2006, the Group acquired additional minority interests in a number of PRC subsidiaries from Shanghai Jinhongyun Investments Consultancy Ltd., an entity controlled by Mr. Xin Zhou and management, for a total cost of $1,249,341. The amount of the total purchase price cost in excess of the combined carrying amount of the minority interests was $356,626, which was recorded as compensation expense in the Group’s consolidated statements of operations.

In connection with the Group’s purchase of certain properties in 2004, certain employees of the Group entered into agreements with a developer on behalf of the Group to purchase the residential properties. The total amount of the purchase was $8,002,643. The employees also obtained $5,090,436 in mortgage loans to finance the purchase. The Group then entered into separate trust agreements with these employees, wherein the Group assumed effective

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(In U.S. dollar)

control and all associated risks and rewards of property ownership as well as the associated mortgage loans. The remaining balance of the mortgage loans as of December 31, 2005 and 2006 was $1,504,552 and $1,122,848, respectively. See Note 4.

18.	Commitments and Contingencies

a) Operating lease commitments

The Group has operating lease agreements principally for its office properties in the PRC. Such leases have remaining terms ranging from six to 60 months and are renewable upon negotiation. Rental expense was $762,312, $1,294,753 and $2,506,809 for the years ended December 31, 2004, 2005 and 2006, respectively.

Future minimum lease payments under non-cancelable operating lease agreements at December 31, 2006 were as follows:

Year ending December 31	$

2007	2,738,275
2008	1,935,888
2009	1,240,572
2010	618,223
2011	218,659

Total	6,751,617

b) Contingencies

The Group is subject to claims and legal proceedings that arise in the ordinary course of its business. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Group. The Group does not believe that any of these matters will have a material adverse affect on its business, assets or operations.

19.	Subsequent Events

On March 9, 2007, the Company granted options for the purchase of 300,000 shares to certain independent director appointees and certain management employees. The options entitle the option holders to acquire ordinary shares of the Company at an exercise price of US$5.50 per share. The options expire ten years from the date of grant, with one-third of the options vesting on each of the following three grant date anniversaries.

On April 19, 2007, Turbo Chance Co., Inc. repaid the $33,966 outstanding amount due to the Group. E-House Property Investment 1 (China) Limited repaid the $6,237 outstanding amount due to the Group.

On July 23, 2007, the Company granted options to purchase a total of 915,000 shares to certain employees. The options entitle the option holders to acquire ordinary shares of the Company at an exercise price of US$12.50 per share. The options expire ten years from the date of grant, with one-third of the options vesting on each of the following three grant date anniversaries.

SCHEDULE 1

E-HOUSE (CHINA) HOLDINGS LIMITED

BALANCE SHEETS
(In U.S. dollar except for share data)

	December 31,
	2005	2006
	$	$

ASSETS
Current assets:
Cash and cash equivalents	11,951	547,699
Accounts receivable, net of allowance for doubtful accounts of $0 and $0 on December 31, 2005 and 2006, respectively	—	1,910,792
Amounts due from subsidiaries	—	486,948
Amounts due from related parties	—	737,696
Other current assets	202,011	17,591

Total current assets	213,962	3,700,726
Investment in subsidiaries	9,787,724	48,827,382
Property and equipment, net	69,846	56,956

TOTAL ASSETS	10,071,532	52,585,064

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	256	20,896
Other current liabilities	52,204	300,000
Dividend payable	12,391,300
Amounts due to subsidiaries	461,409
Amounts due to related parties	302,109	—

Total current liabilities	13,207,278	320,896
Mezzanine equity
Series A redeemable and convertible preferred shares ($0.001 par value): 0 and 22,727,272 authorized; 0 and 22,727,272 shares issued and outstanding as of December 31, 2005 and 2006, respectively (liquidation value $25,000,000)	—	24,828,412
Stockholders’ equity
Ordinary share ($0.001 par value): 50,000,000 and 57,272,728 shares authorized; 50,000,000 and 50,000,000 shares issued and outstanding, as of December 31, 2005 and 2006, respectively	50,000	50,000
Additional paid-in capital	—	12,358,106
Retained earnings (accumulated deficit)	(3,133,481)	14,973,484
Accumulated other comprehensive income (loss)	(2,265)	54,166
Subscription receivable	(50,000)	—

Total stockholders’ equity	(3,135,746)	27,435,756

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	10,071,532	52,585,064

E-HOUSE (CHINA) HOLDINGS LIMITED

STATEMENTS OF OPERATIONS
(In U.S. dollar)

	Period from
	August 27
	to December	Years Ended
	31,	December 31,
	2004	2005	2006
	$	$	$

Total revenues	—	—	1,919,703
Cost of revenues	—	—	—
Selling, general and administrative expenses	(1,287)	(528,588)	(1,149,697)

Income (loss) from operations	(1,287)	(528,588)	770,006
Equity in earnings of subsidiaries	—	9,787,624	17,226,093
Interest income	—	70	110,866

Income (loss) before income taxes	(1,287)	9,259,106	18,106,965
Income tax expense	—	—	—

Net income (loss)	(1,287)	9,259,106	18,106,965

E-HOUSE (CHINA) HOLDINGS LIMITED

STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
(In U.S. dollar)

					Accumulated
					Other
			Additional		Comprehensive		Total	Total
	Common		Paid-in	Retained	Income	Subscription	Shareholders	Comprehensive
	Shares		Capital	Earnings	(Loss)	Receivable	Equity	Income
	Number
		$	$	$	$	$	$	$

Balance at August 27, 2004	—	—	—	—	8	—	8	—
Contributed capital	50,000,000	50,000	—	—	—	(50,000)	—	—
Net (loss)	—	—	—	(1,287)	—	—	(1,287)	(1,287)
Foreign currency translation adjustments	—	—	—	—	(6)	—	(6)	(6)

Balance at December 31, 2004	50,000,000	50,000	—	(1,287)	2	(50,000)	(1,285)	(1,293)
Net income	—	—	—	9,259,106	—	—	9,259,106	9,259,106
Dividend contributed as capitals	—	—	—	(12,391,300)	—	—	(12,391,300)	—
Foreign currency translation adjustments	—	—	—	—	(2,267)	—	(2,267)	(2,267)

Balance at December 31, 2005	50,000,000	50,000	—	(3,133,481)	(2,265)	(50,000)	(3,135,746)	9,256,839

Dividend declared upon reorganization returned as contributed capital	—	—	12,341,300	—	—		12,341,300	—
Payment of subscription receivable						50,000	50,000
Net income	—	—	—	18,106,965	—	—	18,106,965	18,106,965
Share-based compensation	—	—	16,806	—	—	—	16,806
Foreign currency translation adjustments	—	—	—	—	56,431	—	56,431	56,431

Balance at December 31, 2006	50,000,000	50,000	12,358,106	14,973,484	54,166	—	27,435,756	18,163,396

E-HOUSE (CHINA) HOLDINGS LIMITED

STATEMENTS OF CASH FLOWS
(In U.S. dollar)

	Period from
	August 27
	to December	Years Ended December 31,
	31, 2004	2005	2006
	$	$	$

Operating activities:
Net income (loss)	(1,287)	9,259,106	18,106,965
Adjustments to reconcile net income to net cash provided by (used in) operating activities:	—	—	—
Depreciation and amortization	—	27,260	36,011
Equity in earnings of subsidiaries	—	(9,787,624)	(17,226,093)
Share-based compensation	—	—	16,806
Changes in operating assets and liabilities:	—	—	—
Accounts receivable	—	—	(1,910,792)
Other current assets	—	(200,061)	184,420
Amounts due from subsidiaries			(37,364)
Amounts due from related parties	—		(25,756)
Accounts payable	—	256	20,640
Other current liabilities	1,287	50,919	247,796
Amounts due to subsidiaries	—	461,409	(461,409)

Net cash provided (used in) by operating activities	—	(188,735)	(1,048,776)
Investing activities:
Purchases of property and equipment	—	(101,323)	(23,769)
Purchases of subsidiaries	—	(100)	(21,756,472)
Purchases of subsidiaries upon reorganization	—	—	(12,391,300)
Advance to subsidiaries	—	—	(449,584)
Repayment of loans from related parties	—	—	(711,940)

Net cash used in investing activities	—	(101,423)	(35,333,065)
Financing activities:
Net proceeds from shareholders, upon reorganization	—	—	12,341,300
Proceeds from payment of subscription receivable	—	—	50,000
Proceeds from issuance of preferred shares (net of issuance costs of $171,588)	—	—	24,828,412
Repayment of loans to related parties	—	302,109	(302,109)

Net cash provided by financing activities	—	302,109	36,917,603
Effect of exchange rate changes	—	—	(14)
Net increase in cash and cash equivalents	—	11,951	535,748
Cash and cash equivalents at the beginning of the year	—	—	11,951

Cash and cash equivalents at the end of the year	—	11,951	547,699

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO SCHEDULE 1

1)	Schedule 1 has been provided pursuant to the requirements of Rule 12-04(a) and 4-08(e)(3) of Regulation S-X, which require condensed financial information as to financial position, changes in financial position and results of operations of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of consolidated and unconsolidated subsidiaries together exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. As of December 31, 2006, approximately $23,933,741 is not available for distribution, and as such, the condensed financial information of the Company has been presented for the period from August 27, 2004 (the date of incorporation) to December 31, 2006. No condensed financial information has been presented for additional periods as the Company did not legally exist until August 27, 2004 and the historic consolidated financial statements presented represent those of the Group as if the Company had been incorporated as of the earliest period presented.

E-HOUSE (CHINA) HOLDINGS LIMITED

UNAUDITED CONSOLIDATED BALANCE SHEET
(In U.S. dollar except for share data)

September 30, 2007
$

ASSETS
Current assets:
Cash and cash equivalents	178,850,423
Customer deposits	28,295,517
Unbilled accounts receivable	48,054,559
Accounts receivable, net of allowance for doubtful accounts of $225,700	3,966,700
Properties held for sale	1,921,468
Prepaid expenses and other current assets	9,639,549
Amounts due from related parties	1,737,660

Total current assets	272,465,876
Property, plant and equipment, net	5,223,334
Intangible assets, net	3,127,089
Goodwill	2,315,646
Other non-current assets	4,458,342

TOTAL ASSETS	287,590,287

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	7,346,509
Accounts payable	1,812,379
Accrued payroll and welfare expenses	6,427,165
Income tax payable	11,111,560
Other tax payable	4,912,514
Amounts due to related parties	2,603,112
Other current liabilities	5,472,338

Total current liabilities	39,685,577
Deferred tax liabilities	801,922
Other non-current liabilities	200,000

Total liabilities	40,687,499

Contingencies (Note 17)
Minority interest	2,817,090
Shareholders’ equity:
Ordinary share ($0.001 par value): 1,000,000,000 shares authorized, 76,325,395 shares issued and outstanding as of September 30, 2007	76,326
Additional paid-in capital	208,637,620
Retained earnings	32,075,818
Accumulated other comprehensive income	3,295,934
Total shareholders’ equity	244,085,698

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	287,590,287

The accompanying notes are an integral part of these consolidated financial statements.

E-HOUSE (CHINA) HOLDINGS LIMITED

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In U.S. dollar except for share data)

	Nine Months Ended September 30,
	2006	2007
	$	$

Total revenues	21,464,339	70,665,694
Cost of revenues	(5,737,826)	(15,313,143)
Selling, general and administrative expenses	(14,307,853)	(29,186,148)

Income from operations	1,418,660	26,166,403
Other income (expense):
Interest expense	(391,913)	(499,893)
Interest income	157,881	1,154,598
Other income	140,182	522,663

Income before taxes and minority interest	1,324,810	27,343,771
Income tax expense	(314,674)	(7,232,853)
Minority interest, net of tax	74,705	(814,230)

Net income	1,084,841	19,296,688

Earnings per share:
Basic	$0.02	$0.26
Diluted	$0.02	$0.26
Shares used in computation:
Basic	50,000,000	55,055,239
Diluted	65,488,215	73,653,943

The accompanying notes are an integral part of these consolidated financial statements.

E-HOUSE (CHINA) HOLDINGS LIMITED

UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME
(In U.S. dollar)

					Accumulated
			Additional		Other	Total	Total
			Paid-in	Retained	Comprehensive	Shareholders	Comprehensive
	Ordinary Shares		Capital	Earnings	Income	Equity	Income
	Number	$	$	$	$	$	$

Balance at December 31, 2006	50,000,000	50,000	18,399,306	12,979,130	941,755	32,370,191	—
Series A redeemable convertible preferred shares converted into ordinary shares upon initial public offering	13,157,895	13,158	24,815,254	—	—	24,828,412	—
Issuance of ordinary shares upon initial public offering, net of issuance cost of $16,801,375	13,167,500	13,168	164,904,906	—	—	164,918,074	—
Adoption of FIN 48	—	—	—	(200,000)	—	(200,000)	—
Net income	—	—	—	19,296,688	—	19,296,688	19,296,688
Share-based compensation	—	—	518,154		—	518,154	—
Foreign currency translation adjustments	—	—	—	—	2,354,179	2,354,179	2,354,179

Balance at September 30, 2007	76,325,395	76,326	208,637,620	32,075,818	3,295,934	244,085,698	21,650,867

The accompanying notes are an integral part of these consolidated financial statements.

E-HOUSE (CHINA) HOLDINGS LIMITED

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollar)

	Nine Months Ended September 30,
	2006	2007
	$	$

Operating activities:
Net income	1,084,841	19,296,688
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	733,415	1,550,682
Minority interest	(74,705)	814,230
Allowance for doubtful receivables	29,795	782,152
Stock-based compensation cost	—	518,154
Others	(89,857)	25,686
Changes in operating assets and liabilities:
Customer deposits	(3,321,920)	(21,185,607)
Accounts receivable	(1,638,069)	(14,838,000)
Amounts due from related parties	(7,396,285)	(863,808)
Prepaid expenses and other current assets	(8,105,185)	(3,986,523)
Other non-current assets	—	(1,248,206)
Accounts payable	(918,781)	553,756
Accrued payroll and welfare expenses	86,473	2,329,338
Income tax payable	(1,865,079)	4,095,000
Other tax payable	(915,676)	2,349,656
Amounts due to related parties	(445,375)	1,155,070
Other current liabilities	4,264,242	1,140,624
Deferred tax assets/liabilities	(16,386)	(379,095)

Net cash used in operating activities	(18,588,552)	(7,890,203)

Investing activities:
Purchases of property, plant and equipment	(654,599)	(2,512,061)
Purchase of subsidiaries, net of cash acquired	(1,478,431)	—
Purchase of minority interests of subsidiaries	(72,995)	(1,331,400)
Purchase of subsidiary upon reorganization	(12,391,300)	—
Proceeds from sale of property held for sale	1,039,275	627,027
Proceeds from disposal of property, plant and equipment	—	8,776
Loans to related parties	(2,370,948)	—
Repayment of loans to related parties	3,092,911	43,885

Net cash used in investing activities	(12,836,087)	(3,163,773)

E-HOUSE (CHINA) HOLDINGS LIMITED

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollar)

	Nine Months Ended September 30,
	2006	2007
	$	$

Financing activities:
Repayment of short-term borrowings	—	(4,233,916)
Dividend paid	(130,078)	—
Dividend declared upon reorganization returned as contributed capital	(4,213,465)	—
Advance from a related party	—	1,440,001
Net proceeds from MI investment	37,353	—
Net proceeds from shareholders, upon reorganization	12,341,300	—
Proceeds from issuance of preferred shares (net of direct incremental costs of 171,588)	24,828,412	—
Proceeds from Issuance of ordinary shares upon initial public offering (net of issuance cost of $14,129,813)	—	167,581,687
Loans from related parties	2,091,559	1,264,698
Repayment of loans from related parties	(2,484,911)	(1,331,797)

Net cash provided by financing activities	32,470,170	164,720,673

Effect of exchange rate changes	298,680	877,721

Net increase in cash and cash equivalents	1,344,211	154,544,418
Cash and cash equivalents at the beginning of the period	12,712,493	24,306,005

Cash and cash equivalents at the end of the period	14,056,704	178,850,423

Supplemental disclosure of cash flow information:
Interest paid	391,913	499,893
Income taxes paid	1,691,272	3,499,691
Non-cash investing and financing activities:
Acquisition of property held for sale — Accounts receivable	—	859,850
Acquisition of minority interest — Accounts payable	114,928	—
Capitalization initial public offering cost — other current liabilities	—	2,671,562
Uncertain tax positions according to FIN 48-non-current liabilities	—	200,000

The accompanying notes are an integral part of these consolidated financial statements.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(In U.S. dollar)

1.	Organization and Principal Activities

E-House (China) Holdings Limited (the “Company” or “E-House”) was incorporated on August 27, 2004 in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands. The Company, through its subsidiaries, is principally engaged in providing real estate agency and brokerage services in the primary and secondary markets and real estate consulting and information services in the People’s Republic of China (“PRC”). The Company and its subsidiaries are collectively referred to as the “Group”.

The Group commenced operations in 2000 through an operating subsidiary, Shanghai Real Estate Consultancy and Sales (Group) Co., Limited (“E-House Shanghai”), a company established in the PRC, and its subsidiaries and affiliates.

On March 15, 2005, the Company acquired E-House Real Estate Ltd. (“E-House BVI”), which is a holding company incorporated in British Virgin Islands. Prior to this restructuring transaction, E-House BVI and the Company had both been shell companies. As part of a restructuring process, on April 22, 2005, all owners of E-house Shanghai (“the Ultimate Owners”) sold 100% of their equity interests in E-House Shanghai to E-House BVI for RMB100,000,000 ($12,391,300). At the time of its incorporation, the Company was owned by the Ultimate Owners in the same proportion as their ownership interests in E-House Shanghai. Through several installments in 2006, the Ultimate Owners contributed funds to the Company and E-House BVI, either directly or through their affiliates on their behalf, for the total consideration for the acquisition of E-House Shanghai. The restructuring process has been accounted for as a recapitalization as the Company, E-House BVI and E-House Shanghai were under common control. All share and per share data have been restated to give retroactive effect of this restructuring and the share capital represents the capital amount of the Company as if the restructuring has been completed as of the earliest period presented.

The following table lists major subsidiaries of the Company as of September 30, 2007:

	Date of	Place of	Percentage of
Subsidiary	incorporation	incorporation	ownership

Shanghai Real Estate Consultant & Sales (Group) Co., Ltd	August 15, 2000	PRC	100%
E-House Real Estate Ltd.	January 4, 2005	BVI	100%
CRIC (Shanghai) Information Technology Co., Ltd.	July 3, 2006	PRC	100%
Shanghai City Rehouse Agent Consultants Co., Ltd.	May 17, 2002	PRC	85%
E-House International Estate Agency Limited	March 25, 2003	Hong Kong	100%

In addition to the above, E-House Shanghai has a number of wholly owned and non-wholly owned subsidiaries in the PRC.

E-House was listed on the New York Stock Exchange and completed its initial public offering on August 8, 2007.

2.	Summary of Principal Accounting Policies

(a)	Basis of presentation

The financial information as of September 30, 2007 and for the nine-month periods ended September 30, 2006 and 2007 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of the management, such unaudited financial information contains all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation on the results of such periods. The results of operations for the nine-

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(In U.S. dollar)

month period ended September 30, 2007 are not necessarily indicative of results to be expected for the full year ending December 31, 2007.

These consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

(b)	Basis of consolidation

The consolidated financial statements include the financial statements of E-House and its wholly owned and majority owned subsidiaries. All significant inter-company transactions and balances have been eliminated on consolidation.

(c)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates. Significant accounting estimates reflected in the Group’s financial statements include valuation of long-lived assets, indefinite-lived intangible assets and goodwill, assumptions related to share-based compensation arrangements, and the valuation allowance on deferred tax assets.

(d)	Business combinations

Business combinations are recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities are recorded at their fair market value at the date of acquisition. Any excess of acquisition cost over the fair value of the acquired assets and liabilities, including identifiable intangible assets, is recorded as goodwill.

(e)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and demand deposits, which are unrestricted as to withdrawal and use, and which have maturities of three months or less when purchased.

(f)	Customer deposits

The Group provides sales agency service for primary real estate development projects, some of which require the Group to pay an upfront refundable deposit as demonstration of the Group’s financial strength and commitment to providing high quality service. These deposits are repaid to the Group either at the end of the contractual sales period or upon the Group achieving a stated sales target. Certain of our contracts provide that if the group breaches the contract, any corresponding penalties may be deducted from the deposit. Customer deposits are recorded as either current or non-current assets based on the Group’s estimate of the date of refund. The Group regularly reviews the recoverability of these deposits.

(g)	Unbilled accounts receivable

Unbilled accounts receivable represents amounts recognized in revenue prior to billing customers.

(h)	Properties held for sale

Properties held for sale are stated at the lower of cost or net realizable value. Cost comprises the cost of purchase and, where applicable, direct costs associated with the purchase. The Group evaluates its properties held

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(In U.S. dollar)

for sale for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Group has determined that there was no impairment of properties held for sale for the periods reported.

(i)	Investments

In accordance with the provisions of FASB Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities” (“FIN 46R”), the Group evaluates each of its investments in private companies to determine whether or not the investee is a variable interest entity (“VIE”) and, if so, whether the Group is the primary beneficiary of such VIE. If deemed the primary beneficiary, the Group consolidates the VIE.

To date the Group has not been deemed to be the primary beneficiary in conjunction with its investments. As such, the Group has accounted for its investments at cost as it does not exert significant influence over the investee. The Group generally considers an ownership interest of 20% or higher to represent significant influence. An impairment loss is recorded when there has been a loss in value of the investment that is other-than-temporary. The Group has not recorded any impairment losses in any of the periods reported.

(j)	Property, plant and equipment, net

Property, plant and equipment are recorded at costs less accumulated depreciation. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Leasehold improvements	Over the shorter of the lease term or their estimated useful lives
Building	30 years
Furniture, fixtures and equipment	5 years
Motor vehicles	5 years

Gains and losses from the disposal of property, plant and equipment are included in income from operations.

(k)	Intangible assets, net

Acquired intangible assets, net, mainly consist of customer contracts and trademark and are valued at cost. Customer contracts are amortized based on the timing of the revenue expected to be derived from the respective customer. Trademarks have indefinite lives and are not amortized.

(l)	Impairment of long-lived assets

The Group evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Group measures impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss equal to the excess of the carrying amount over the fair value of the assets.

(m)	Impairment of goodwill and indefinite lived intangible assets

SFAS No. 142 requires the Group to complete a two-step goodwill impairment test. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill and indefinite lived intangible assets. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(In U.S. dollar)

compares the implied fair value of goodwill and indefinite lived intangible assets to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

Intangible assets with an indefinite life are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the intangible asset to its carrying amount. If the carrying amount exceeds the fair value, an impairment loss is recognized equal in amount to that excess.

Management performs its annual goodwill impairment test on January 1. No goodwill or indefinite lived intangible assets have been impaired during any of the periods reported.

(n)	Income taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carry forwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the characteristics of the underlying assets and liabilities.

Effective January 1, 2007, the Group adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. See footnote 11 for additional information including the impact of adopting FIN 48 on the Group’s consolidated financial statements.

(o)	Share-based compensation

The Group accounts for share-based compensation in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). Accordingly, share-based compensation cost is measured at grant date, based on the fair value of the award, and recognized as an expense over the requisite service period. As required by SFAS 123R, management has made an estimate of expected forfeitures and is recognizing compensation cost only for those equity awards expected to vest.

(p)	Revenue recognition

The Group recognizes revenues when there is persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured. Revenues are recorded, net of sales related taxes.

The Group provides marketing and sales agency service to primary real estate developers. The Group recognizes the commission revenue when a successful sale of property has occurred and upon completing the services required to execute a successful sale without further contingency. A successful sale is defined in each agency contract and is usually achieved after the property buyer has executed the purchase contract, made the required down payment, and the purchase contract has been registered with the relevant government authorities. The Group may also be entitled to earn additional revenue on the agency services if certain sales and other

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(In U.S. dollar)

performance targets are achieved, such as average sale price over a pre- determined period. These additional agency service revenues are recognized when the Group has accomplished the required targets.

The Group provides brokerage service for secondary real estate sale and rental transactions. For secondary real estate brokerage service, the Group recognizes revenue upon execution of a transaction agreement between the buyer/lessee and the seller/lessor for which the Group acts as the broker.

The Group provides real estate consulting services to customers in relation to land acquisition and property development. Generally the Group will agree to a fixed fee arrangement conditional upon the delivery of a final product (such as closing a land acquisition transaction or providing a market study report). The contractual period is usually between one and six months. The Group recognizes revenue on consulting services when it has completed its performance obligations under the service contract, the customer accepts the contract deliverable and the payment terms are no longer contingent.

The Group also sells subscriptions to its proprietary China Real Estate Information Circle (“CRIC”) system for which revenues are recognized ratably over the subscription period, which is usually six to twelve months.

Deferred revenues are recognized when payments are received in advance of revenue recognition.

(q)	Cost of revenue

Cost of revenue includes costs directly related to providing our services, which include costs incurred for marketing and sale of primary real estate projects for which the Group acts as the agent. These costs are expensed in the periods incurred.

(r)	Advertising expenses

Advertising expenses are charged to the statement of operations in the period incurred. The Group incurred advertising expenses amounting to $372,507 and $2,093,583 for nine months ended September 30, 2006 and 2007, respectively.

(s)	Foreign currency translation

The functional currency of the Company is the United States dollar (“U.S. dollar”) and is used as the reporting currency of the Company. Monetary assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollar at the rates of exchange ruling at the balance sheet date. Equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as foreign currency translation adjustment and are shown as a separate component of other comprehensive income in the consolidated statement of shareholders’ equity.

The financial records of certain of the Company’s subsidiaries are maintained in local currencies other than the U.S. dollar, such as Renminbi (“RMB”) and Hong Kong dollar (“HKD”), which are their functional currencies. Transactions in other currencies are recorded at the rates of exchange prevailing when the transactions occur.

Transaction gains and losses are recognized in the consolidated statements of operations as selling, general and administrative expenses. The aggregated amount of exchange gain is $nil and $2,557 for nine months ended September 30, 2006 and 2007, respectively.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(In U.S. dollar)

(t)	Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Group places its cash and cash equivalents with reputable financial institutions.

The Group regularly reviews the creditworthiness of its customers, but generally does not require collateral or other security from its customers. The Group establishes an allowance for doubtful accounts primarily based upon factors surrounding the credit risk of specific customers.

(u)	Earnings per Share

Basic earnings per share is computed by dividing income attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period. For nine months ended September 30, 2007 and 2006, the Group has determined that its Series A convertible redeemable preferred shares are participating securities as the preferred shares participates in undistributed earnings on the same basis as the ordinary shares. Accordingly, the Group has used the two-class method of computing income per share. Under this method, net income applicable to holders of ordinary shares is allocated on a pro rata basis to the ordinary and preferred shares to the extent that each class may share in undistributed income for the period.

Diluted income per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares. For the nine months ended September 30, 2007 and 2006, in calculating the diluted income per share, the application of the two-class method and the if-converted method was equally dilutive.

The following table sets forth the computation of basic and diluted income per share for the periods indicated:

	Nine Months Ended September 30,
	2006	2007

Net income attributable to ordinary shareholders — basic	$828,272	$14,470,302
Amount allocated to Series A Shares for participating rights to dividends	256,569	$4,826,386

Net income attributable to ordinary shareholders — diluted	$1,084,841	$19,296,688

Weighted average ordinary shares outstanding	50,000,000	55,055,239
Incremental weighted average ordinary shares from assumed conversion of stock option using treasury stock method	—	235,727
Weighted average Series A preferred shares outstanding	15,488,215	18,362,977

Weighted average number of ordinary shares outstanding — diluted	65,488,215	73,653,943

Basic earnings per share	$0.02	$0.26

Diluted earnings per share	$0.02	$0.26

(v)	Recently issued accounting pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. The purpose of FIN 48 is to clarify certain aspects of the recognition and measurement related to accounting for income tax

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(In U.S. dollar)

uncertainties. This interpretation is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 reduced the Group’s retained earnings as of January 1, 2007 by $200,000.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value and expands disclosures about assets and liabilities measured at fair value. The Group will be required to adopt SFAS 157 in fiscal year 2008. Management is currently evaluating the requirements of SFAS 157 and has not yet determined the impact on the Group’s financial position or results of operations.

EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)”, or EITF 06-3, requires that entities should present these taxes in the income statement on either a gross or net basis, based on their accounting policy. If such taxes are significant, and are presented on a gross basis, the amounts of those taxes should be disclosed. The consensus is effective for interim and annual reporting periods beginning after December 15, 2006. The Group reports its revenue on a net basis, net of the business tax. Therefore, no separate disclosure of business tax would be required under EITF 06-3.

In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159, Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits companies to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 is effective for us on January 1, 2008, although earlier adoption is permitted. Management is currently evaluating whether to elect the fair value option, as permitted under SFAS 159.

In December 2007, the FASB issued SFAS No. 141 (revised 2007) “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations. SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination, establishes the acquisition date as the date that the acquirer achieves control and requires the acquirer to recognize the assets acquired, liabilities assumed and any noncontrolling interest at their fair values as of the acquisition date. SFAS 141(R) also requires that acquisition-related costs be recognized separately from the acquisition. SFAS 141(R) is effective for us for fiscal 2009 . Management is currently assessing the impact of SFAS 141(R) on the Group’s consolidated financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements”, an amendment of ARB 51 (“SFAS 160”). SFAS 160 requires noncontrolling interests in subsidiaries initially to be measured at fair value and classified as a separate component of equity. SFAS 160 also requires when a parent company acquires control of a subsidiary, it must include 100% of the fair value of all the acquired company’s assets and liabilities in its consolidated financial statements. SFAS 160 is effective for us for fiscal 2009. Management is currently assessing the impact of SFAS 160 on the Group’s consolidated financial position and results of operations.

3.	Properties Held for Sale

In May 2004, the Group was party to a primary real estate agency contract and, at the conclusion of the contract, elected to acquire 22 residential properties for a total cost of $8,002,643 and received 13 commercial properties for no additional cost. The purchase price was paid in advance in May 2004 and legal ownership of the properties was received in April 2005. The Group has allocated the purchase price to the respective residential and commercial properties based on their relative fair values.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(In U.S. dollar)

The agreements to purchase the residential properties were entered into by certain employees of the Group, who obtained mortgage loans to finance the purchase. The Group then entered into separate trust agreements with these employees, wherein the Group assumed effective control and all associated risks and rewards of property ownership as well as the associated mortgage loans.

In June 2007, one customer transferred the legal ownership of 8 residential properties to the Group to offset $859,850 accounts receivable.

The properties have been classified as held for sale since acquisition as the Group has had the ability and intent to sell the properties and has been actively marketing them for that purpose. As of September 30, 2007, the Group holds 12 residential with a total carrying value of $1,921,468.

4.	Property, Plant and Equipment, Net

Property, plant and equipment, net consist of the following:

As of September 30,
2007
$

Leasehold improvements	2,630,588
Buildings	1,023,588
Furniture, fixtures and equipment	3,084,730
Motor vehicles	2,044,607

Total	8,783,513
Less: Accumulated depreciation	(3,560,179)

Property, plant and equipment, net	5,223,334

The Group’s depreciation expenses were $650,718 and $927,660 for nine months ended September 30, 2006 and 2007, respectively.

5.	Intangible Assets, Net

As of September 30,
2007
$

Intangible assets not subject to amortization are comprised of the following:
Trademark	714,431

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(In U.S. dollar)

As of September 30,
2007
$

Intangible assets subject to amortization are comprised of the following:
Customer contracts	4,720,268
Computer software licenses	350,240

5,070,508

Less: Accumulated amortization
Customer contracts	(2,387,083)
Computer software licenses	(270,767)

(2,657,850)

Total intangible assets, net	3,127,089

The Group recorded amortization expense of $82,697 and $623,022 for nine months ended September 30, 2006 and 2007, respectively. The Group expects to record amortization expense of $120,468, $1,119,647, $745,055, $425,014 and $2,474 for years ending December 31, 2007, 2008, 2009, 2010 and 2011, respectively

6.	Goodwill

2007
$

Balance as of January 1,	2,227,293

Exchange rate translation	88,353

Balance as of September 30,	2,315,646

All goodwill amounts relate to the primary real estate agency and consulting service segment.

7.	Short-Term Borrowing

Short-term borrowings include short-term bank loans borrowed from PRC commercial banks and are guaranteed by Shanghai Jinyue Investment & Development Co., Ltd., a company controlled by the Company’s chairman, Mr. Xin Zhou. The loans carried effective interest rates of 6.202% and 6.200% for nine months ended September 30, 2006 and 2007, respectively. The principal balance outstanding as of September 30, 2007 was $6,657,100.

Short-term borrowings also include mortgage loans taken on properties held for sale, which were long-term loans but classified as short-term borrowings given the Group’s intention to sell the properties. The loans carried effective interest rates of 5.198% and 6.074% for the nine months ended September 30, 2006 and 2007, respectively. Principal balance outstanding as of September 30, 2007 was $689,409. The properties are held as collateral for these mortgage loans.

8.	Redeemable Convertible Preferred Shares

On March 28, 2006, the Company issued 22,727,272 Series A redeemable convertible preferred shares (the “Series A Preferred Shares”) for $25,000,000, or US$1.10 per share, to a group of institutional investors and incurred direct and incremental equity issuance costs of $171,588.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(In U.S. dollar)

The key terms of the Series A Preferred Shares are as follows:

Dividends

Dividends are payable upon declaration by the board of directors and are payable in priority to any declaration or payment of any dividend on the ordinary shares or any other classes of shares. Holders of the Series A Preferred Shares are entitled to receive a non-cumulative, preferential dividends equal to the greater of (i) 8% of the Series A Preferred Shares issue price per fiscal year and (ii) amount of dividends declared pro rata on the ordinary shares, treating each Series A Preferred Share as the greatest whole number of ordinary shares then issuable upon conversion of such Series A Preferred Shares.

Redemption

The Series A Preferred Shares are redeemable at any time after the third anniversary of the closing date of the Series A Preferred Share investment (the “Closing Date”) or prior to the third anniversary of the Closing Date if the Company declines to proceed with a qualified initial public offering or QIPO without reasonable cause or if Mr. Xin Zhou ceases to be the Company’s chairman and chief executive officer. The redemption price is 140% of the subscription price plus any declared, accrued but unpaid dividends thereon (collectively, the “Maximum Redemption Price”) if the redemption date is on or after the third anniversary of the Closing Date; or 100% of the subscription price plus interest (calculated at an annual compound rate of 12%), plus any declared, accrued but unpaid dividends if the redemption date is prior to the third anniversary of the Closing Date. If the redemption is caused by the Company’s refusal to proceed with a QIPO, then the redemption price is equal to the higher of: (a) the Maximum Redemption Price; and (b) the greater of ten times of the 2008 net earnings and fifteen times of the 2007 net earnings, multiplied by the ownership percentage of the Series A Preferred Shares, plus all declared, accrued but unpaid dividends.

Conversion

The Series A Preferred Shares are convertible into the Company’s ordinary shares at the option of their holders at any time before the completion of a qualified initial public offering. Each Series A Preferred Share is initially convertible into one ordinary share, but the conversion rate may be adjusted such that the number of ordinary shares into which the Series A Preferred Shares may be converted will be reduced if certain financial performance and growth rate targets are achieved by the Group. As of December 31, 2006, the Group had met the 2006 financial performance and growth rate targets. As a result, each Series A Preferred Share will automatically convert into approximately 0.5789 ordinary share if an initial public offering (“IPO”) were to be completed in 2007. However, if an IPO does not occur in 2007, the conversion rate will not be adjusted until 2008 and the conversion ratio will depend on the Group’s financial performance in 2007.

Voting rights

Series A shareholders are entitled to vote with holders of other classes of shares on an as-if converted basis.

Liquidation preference

In the event of any liquidation event, Series A shareholders are entitled to distribution prior to and in preference of any payments to holders of ordinary share and all other holders of the Company’s share capital. The liquidation preference is calculated as 100% of the Series A Preferred Share original issue price plus all declared but unpaid dividends as of the liquidation date.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(In U.S. dollar)

On August 8, 2007, the Company converted all redeemable convertible preferred shares to 13,157,895 ordinary shares.

9.  Shares Split

On March 28, 2006, the Company effected a 1:1,000 share split. All share and per share information relating to ordinary shares of the Company has been retroactively adjusted to give effect to the share split.

10.  Other Income

	Nine Months Ended September 30,
	2006	2007
	$	$

Gain from sale of investment	140,182	525,220
Foreign exchange losses	—	(2,557)

	140,182	522,663

11.	Income Tax

The provision for income taxes is comprised of the following:

	Nine Months Ended September 30,
	2006	2007
	$	$

Current Tax
PRC	331,060	7,594,687
Other	—	—

	331,060	7,594,687

Deferred Tax
PRC	(16,386)	(361,834)
Other	—	—

	(16,386)	(361,834)
Income tax expense	314,674	7,232,853

The Company is incorporated in the Cayman Islands, which is tax-exempt.

The Company’s subsidiaries operating in the PRC are subject to PRC income tax at the statutory rate of 33% (30% of state income tax plus 3% local income tax) on PRC taxable income with the following exceptions:

E-House Shanghai is registered in the Pudong New Area of Shanghai, the PRC, and is subject to a 15% preferential income tax rate for the nine months ended September 30, 2006 and 2007.

Several other subsidiaries of E-House Shanghai were registered in the Songjiang district of Shanghai for the nine months ended September 30, 2006 and 2007 and had their income tax assessed as 5% of total revenue by the local tax authority.

Nanjing Jinyue Real Estate Sales Co., Ltd., a subsidiary of E-House Shanghai, had its income tax assessed as 4.95% of total revenue by the local tax authority for the nine months ended September 30, 2006 and 2007.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(In U.S. dollar)

Fujian Jinyue Real Estate Consulting Service Co. Ltd., a subsidiary of E-House Shanghai, had its income tax assessed as 3.3% of total revenue by the local tax authority for the nine months ended September 30, 2006 and 2007.

The Group’s operation in Hong Kong is subject to a profit tax at the rate of 17.5% on assessable profit determined under relevant Hong Kong tax regulations.

The Group’s operation in Macau is subject to the complementary tax at a progressive tax rate of 0% to 12% on Macau sourced profits.

The Company’s subsidiaries incorporated in the BVI are not subject to taxation.

On January 1, 2008, a new enterprise income tax law in China took effect. The new law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises. The new law provides a five-year transition period from its effective date for those enterprises which were established before the promulgation date of the new tax law and which were entitled to a preferential tax treatment such as a reduced tax rate or a tax holiday. On December 26, 2007, the State Council issued the Notice of the State Council Concerning Implementation of Transitional Rules for Enterprise Income Tax Incentives (“Circular 39”). Based on Circular 39, certain specifically listed categories of enterprises which enjoyed a preferential tax rate of 15% are eligible for a graduated rate increase to 25% over the 5-year period beginning from January 1, 2008. Specifically, the applicable rates under such an arrangement for such enterprises would be 18%, 20%, 22%, 24% and 25% for 2008, 2009, 2010, 2011, 2012 and thereafter, respectively. Non-manufacturing enterprises located in Pudong New Area of Shanghai however are not specifically listed in Circular 39. As a result, unless the government publishes additional clarifications, the income tax rate of E-House Shanghai, being the Group’s main operating entity, may directly increase to 25% from 2008 and thereafter. The Group has thus applied the 25% rate in calculating its deferred tax balances.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

The Company adopted the provisions of FIN 48 effective January 1, 2007. Based on its FIN 48 analysis documentation, , the Company has made its assessment of the level of tax authority for each Tax Position (including the potential application of interest and penalties) based on the technical merits, and has measured the unrecognized tax benefits associated with the Tax Positions. The adoption of FIN 48 has reduced the retained earnings as of January 1, 2007, by approximately $200,000, including interest and penalties, with a corresponding increase in the liability for uncertain tax positions. The aforementioned liability is recorded in other non-current liabilities in the consolidated balance sheet. The Company has no material unrecognized tax benefit which would favorably affect the effective income tax rate in future periods. The Company classifies interest and/or penalties related to income tax matters in income tax expense. The amount of interest and penalties as of January 1, 2007 was approximately USD 96,000, and the additional interest and penalties as of September 30, 2007 was immaterial.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined, but an underpayment of tax liability exceeding RMB100,000 (approx. $13,500 under the current exchange rate) is specifically listed as a special circumstance. In the case of a transfer pricing related adjustment, the statute of limitations is 10 years. There is no

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(In U.S. dollar)

statute of limitations in the case of tax evasion. The Group’s major operating entity, E-House Shanghai, is therefore subject to examination by the PRC tax authorities from 2002 through September 2007 on non-transfer pricing matters, and from inception through September 2007 on transfer pricing matters.

Reconciliation between the provision for income tax computed by applying the statutory tax rate to income before income taxes and the actual provision for income taxes is as follows:

	Nine Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2007

PRC income tax rate	33.00%	33.00%
Expenses not deductible for tax purposes	2.12%	2.50%
Investment income under equity method	(1.09)%	—
Effect of lower rates in certain domestic locations	(12.10)%	(17.81)%
Effect of different tax rate of subsidiary operation in other jurisdiction	(1.26)%	(0.50)%
Valuation allowance movement	3.08%	9.26%

	23.75%	26.45%

As of September 30, 2007, the Group had net operating loss carryforwards of $4,962,357, which will expire if not used between 2011 and 2012.

12.  Share-Based Compensation

During the year ended December 31, 2006, the Company adopted the Share Incentive Plan (“the Plan”), which allows the Company to offer a variety of share-based incentive awards to employees, officers, directors and individual consultants who render services to the Company. Under the plan, the Company authorized 3,636,364 ordinary shares, or 5% of the total shares outstanding, to grant as options or restricted shares over a three-year period. Options have a ten-year life. Share options granted under the Plan can be settled by the employee either by cash or net settled by shares.

On May 16, 2007, the Company granted 436,364 restricted shares to replace an option award previously granted under the Plan. The purchase price of the restricted shares was $3.30 per share, which was the exercise price of the option that was replaced. The vesting and other requirements imposed on these restricted shares were the same as under the original option grant. This modification did not result in any incremental compensation expense. Cash received from the purchase of the restricted shares was $1,448,042, and was recorded as a payable due to related parties as of September 30, 2007.

On March 9, 2007, the Company granted options for the purchase of 300,000 shares to certain independent director appointees and certain management employees. The options entitle the option holders to acquire ordinary shares of the Company at an exercise price of US$5.50 per share. The options expire ten years from the date of grant, with one-third of the options vesting on each of the following three grant date anniversaries.

On July 23, 2007, the Company granted options for the purchase of 915,000 shares to certain employees. The options entitle the option holders to acquire ordinary shares of the Company at an exercise price of US$12.50 per share. The options expire ten years from the date of grant, with one-third of the options vesting on each of the following three grant date anniversaries.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(In U.S. dollar)

Management has used the binomial model to estimate the fair value of the options. The assumptions used in the binomial model were:

	March 9, 2007	July 23, 2007

Average risk-free rate of return	4.59%	4.93%
Contractual life	10 years	10 years
Estimated volatility rate	63%	62.4%
Dividend yield	0.00%	0.00%

The following table summarizes options granted in the nine months ended September 30, 2007:

			Fair value of
Grant date	No. of options granted	Exercise price	ordinary shares	Intrinsic value
		$	$	$

March 9, 2007	300,000	$5.50	$5.50	—

July 23, 2007	915,000	$12.50	$10.67	—

The weighted-average grant-date fair value of options granted during the nine months ended September 30, 2007 was $3.80 per share. The Company recorded compensation expense of $366,904 for the nine months ended September 30, 2007. There were no options granted during the nine months ended September 30, 2006.

A summary of options activity under the Plan as of September 30, 2007 and changes in the period is presented below:

			Weighted average
	No. of	Weighted average	remaining	Aggregate intrinsic
	options	exercise price	contractual term	value of options
		$		$

Outstanding as of January 1, 2007	436,364	3.30	9.9 years	Nil
Granted	1,215,000	8.42		Nil
Exercised	—	—
Forfeited	—	—
Cancelled	(436,364)	3.30
Outstanding, unvested and expected to vest as of September 30, 2007	1,215,000	8.42	9.7 years	Nil

As of September 30, 2007, there was $4,245,688 of total unrecognized compensation expense related to unvested share options granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.7 years. The total fair value of shares vested during the nine months ended September 30, 2007 was $nil.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(In U.S. dollar)

A summary of restricted shares activity under the Plan as of September 30, 2007 and changes in the period is presented below:

		Weighted average	Weighted average
	No. of	Grant-date fair	remaining	Aggregate intrinsic
	Restricted Shares	value	contractual term	value of options
		$		$

Outstanding as of January 1, 2007	—			Nil
Granted	436,364	3.30	9.9 years	Nil
Vested	—	—
Forfeited	—	—

Outstanding, unvested and expected to vest as of September 30, 2007	436,364	3.30	9.2 years	Nil

As of September 30, 2007, there was $436,944 of total unrecognized compensation expense related to restricted shares granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.17 years. The total fair value of shares vested during the nine months ended September 30, 2007 was $nil.

The weighted-average grant-date fair value of restricted shares granted during the nine months ended September 30, 2007 was $1.39 per share. The Company recorded compensation expense of $151,250 for the nine months ended September 30, 2007. There were no restricted shares granted during the nine months ended September 30, 2006.

13.	Employee Benefit Plans

The Company’s PRC subsidiaries are required by law to contribute a certain percentages of applicable salaries for retirement benefit, medical insurance benefits, housing funds, unemployment and other statutory benefits. The PRC government is directly responsible for the payments of such benefits. The Group contributed $243,864 and $332,855 for nine months ended September 30, 2006 and 2007, respectively, for such benefits.

14.	Distribution of Profits

Relevant PRC statutory laws and regulations permit payment of dividends by the Company’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reached 50% of its registered capital. Each of our subsidiaries with foreign investment is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund at the discretion of the board. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation of these subsidiaries.

The amount of the reserve fund for the Group as of September 30, 2007 was $1,143,933.

15.	Segment Information

The Group’s uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision makers for making

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(In U.S. dollar)

decisions, allocating resources and assessing performance. The Group’s chief operating decision maker has been identified as the chief executive officer, who reviews consolidated and segment results when making decisions about allocating resources and assessing performance of the Group.

The Group has two operating segments: 1) primary real estate agency service and real estate consulting and information service and 2) secondary real estate brokerage service. The Group’s chief operating decision maker reviews net revenue, cost of sales, operating expenses, income from operations and net income for each segment and does not review balance sheet information.

The following tables summarize the selected revenue and expense information for each operating segment:

For the nine months ended September 30,

	Primary real
	estate agency and
	real estate	Secondary
	consulting	real estate
	and information	brokerage
2007	service segment	segment	Non-allocated	Total
	$	$	$	$

Revenues from external customers	63,299,181	7,366,513	—	70,665,694
Cost of revenues	(15,313,143)	—	—	(15,313,143)
Selling, general and administrative expenses	(17,589,407)	(9,892,839)	(1,703,902)	(29,186,148)

Income (loss) from operations	30,396,631	(2,526,326)	(1,703,902)	26,166,403
Interest expense	—	—	(499,893)	(499,893)
Interest income	405,273	14,982	734,343	1,154,598
Other income	441,725	60,742	20,196	522,663
Income (loss) before taxes and minority interest	31,243,629	(2,450,602)	(1,449,256)	27,343,771
Income tax expense	(7,232,853)	—	—	(7,232,853)

Net income (loss) after taxes before minority interest	24,010,776	(2,450,602)	(1,449,256)	20,110,918

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(In U.S. dollar)

	Primary real
	estate agency and
	real estate	Secondary
	consulting	real estate
	and information	brokerage
2006	service segment	segment	Non-allocated	Total
	$	$	$	$

Revenues from external customers	18,967,739	2,496,600	—	21,464,339
Cost of revenues	(5,737,826)	—	—	(5,737,826)
Selling, general and administrative expenses	(10,306,031)	(2,778,454)	(1,223,368)	(14,307,853)

Income (loss) from operations	2,923,882	(281,854)	(1,223,368)	1,418,660
Interest expense	—	—	(391,913)	(391,913)
Interest income	62,712	537	94,632	157,881
Other income	140,182	—	—	140,182
Income (loss) before taxes and minority interest	3,126,776	(281,317)	(1,520,649)	1,324,810
Income tax expense	(314,674)	—	—	(314,674)

Net income (loss) after taxes before minority interest	2,812,102	(281,317)	(1,520,649)	1,010,136

Geographic

Substantially all of the Group’s revenues from external customers and long-lived assets are located in the PRC.

Service lines

Details of revenues to external customers from the Group’s various service lines are as follows:

	Nine Months Ended September 30,
	2006	2007
	$	$

Primary real estate agency service	14,159,192	58,998,076
Secondary real estate brokerage service	2,496,600	7,366,513
Real estate consulting and information service	4,808,547	4,301,105

Total revenues	21,464,339	70,665,694

Major customers

Details of the revenues for customers accounting for 10% or more of total net revenues are as follows:

	Nine Months Ended September 30,
	2006	2007
	$	$

Customer A	—	16,344,411
Customer B	—	8,035,870

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(In U.S. dollar)

16.	Related Party Balances and Transactions

Amounts due from related parties are comprised of the following:

As of September 30,
2007
$

Customer and supplier	1,029,240
Other	708,420

Total amounts due from related parties	1,737,660

Amounts due to related parties are comprised of the following:

As of September 30,
2007
$

Management	(1,448,042)
Other	(1,155,070)

Total amounts due to related parties	(2,603,112)

(a)	Customer and supplier

Transactions with customers and suppliers who are related parties are as follows:

	Nine Months Ended September 30,
	2006	2007
	$	$

Revenue — Shanghai Yueshun Real Estate Development Co., Ltd.	—	835,597

As of September 30,
2007
$

Accounts receivable — Shanghai Yueshun Real Estate Development Co., Ltd	1,029,240

Shanghai Yueshun Real Estate Development Co., Ltd., is partially owned by Mr. Xin Zhou, the Group’s Chairman.

(b)	Management

The amount due to management represents consideration paid by management for unvested restricted shares. (See Note 12)

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(In U.S. dollar)

(c)	Affiliates

As of September 30,
2007
$

Turbo Chance Co., Ltd.(1)	708,420
Total amounts due from other related parties	708,420

E-House Property Investment 1 (China) Limited(2)	(1,155,070)

Total amounts payable to other related parties	(1,155,070)

Note:

(1)	Entity is controlled by Mr. Xin Zhou, the Group’s Chairman the balance as of September 30, 2007 represents a prepaid acquisition cost in connection with a pending acquisition with a third party of a secondary real estate brokerage company in Hangzhou, for which the entity is acting as an intermediary. The amount was applied towards the acquisition of Hangzhou Cityrehouse Real Estate Broker Co., Ltd. (“Hangzhou Chenxin”), which occurred in December 2007 (see Note 18). The amount is unsecured, interest free and has no fixed repayment term.

(2)	Entity is partially owned by Mr. Xin Zhou and Mr. Nanpeng Shen, directors of the Company. In connection with a primary real estate project, the entity contributed 50% of the customer deposit paid to the developer client and is entitled to 50% of the project’s profits. For the nine months ended September 30, 2007, E-House Property Investment 1 (China) Limited had earned $1,155,070 from the project, all of which was recorded as cost of sales and was payable as of September 30, 2007.

  Other related party transactions:

During nine months ended September 30, 2007, the Group had short-term borrowings with outstanding balances of $6,657,100. These loans were guaranteed by Shanghai Jinyue Investment & Development Co., Ltd., a company controlled by the Group’s chairman, Mr. Xin Zhou. The Group incurred no cost for obtaining such guarantees.

On January 1, 2006, the Group acquired additional minority interests in a number of PRC subsidiaries from Shanghai Jinhongyun Investments Consultancy Ltd., an entity controlled by Mr. Xin Zhou and management, for a total cost of $1,249,341. The amount of the total purchase price cost in excess of the combined carrying amount of the minority interests was $356,626, which was recorded as compensation expense in the Group’s consolidated statements of operations.

In connection with the Group’s purchase of certain properties in 2004, certain employees of the Group entered into agreements with a developer on behalf of the Group to purchase the residential properties. The total amount of the purchase was $8,002,643. The employees also obtained $5,090,436 in mortgage loans to finance the purchase. The Group then entered into separate trust agreements with these employees, wherein the Group assumed effective control and all associated risks and rewards of property ownership as well as the associated mortgage loans. The remaining balance of the mortgage loans as of September 30, 2007 was $689,409. See Note 3.

17.	Contingencies

The Group is subject to claims and legal proceedings that arise in the ordinary course of its business. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Group. The Group does not believe that any of these matters will have a material adverse affect on its business, assets or operations.

18.	Subsequent Events

Subsequent to September 30, 2007, the Group sold four residential properties for total proceeds of $1,152,337.

E-HOUSE (CHINA) HOLDINGS LIMITED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2007
(In U.S. dollar)

On October 10, 2007, the Group acquired the remaining 30% minority interest in a PRC subsidiary from Wuhan Huixiang Broker Development Co., Ltd for RMB10,000,000 ($1,331,420).

On December 5, 2007, the Group acquired a 70% interest in Hangzhou Chenxin from Mr. Zhou Qianglong for RMB4,400,000 ($585,825) in cash (See Note 16 c(1)). Hangzhou Chenxin is mainly engaged in secondary real estate agency services.

On December 7, 2007, the Group formed a strategic cooperation arrangement with Evergrande Real Estate Group Co., Ltd. (“Evergrande”), a leading real estate developer in China, pursuant to which, the Group will act as the exclusive sales agent for 20 real estate projects developed by Evergrande in eight cities in China. The Group has agreed to pay a refundable customer deposit to Evergrande upon signing of the relevant sales agency agreement with Evergrande. Such deposit is fully and unconditionally refundable within three to six months after the launch of sales for each individual project. The total amount of customer deposits payable for all 20 projects is estimated to be approximately US$100 million. In addition, the Group’s strategic cooperation arrangement with Evergrande also includes the provision of real estate market research, consulting and information services by the Group to 37 of Evergrande’s real estate projects under development in 2008. The Group paid RMB800 million customer deposit ($106.8 million) as of December 14, 2007.

On January 7 and January 10, 2008, the Company granted options to purchase 480,000 and 21,500 ordinary shares, respectively, to certain employees at an exercise price of US$23.00 and US$24.23 per share, respectively. The options expire ten years from the date of grant, with one-third of the options vesting on each of the following three grant date anniversaries.

American Depositary Shares

E-House (China) Holdings Limited

Representing          Ordinary Shares

Credit Suisse	Merrill Lynch & Co.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

Pursuant to the form of indemnification agreements filed as Exhibit 10.2 to our Registration Statement on Form F-1 (Registration No. 333-144451) originally filed with the Securities and Exchange Commission on July 10, 2007, we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

				Underwriting
	Date of Sale or		Consideration	Discount and
Purchaser	Issuance	Number of Securities	(US$/share)	Commission

CHF Investment Limited	April 11, 2006	16,363,636 Series A preferred shares	1.10	Not applicable
RECP E-House Investors Ltd.	April 11, 2006	4,454,546 Series A preferred shares	1.10	Not applicable
E-House Co-Investors, Ltd.	April 11, 2006	90,909 Series A preferred shares	1.10	Not applicable
SIG China Investment One, Ltd.	April 11, 2006	909,091 Series A preferred shares	1.10	Not applicable
Farallon Capital Partners, L.P.	April 11, 2006	190,909 Series A preferred shares	1.10	Not applicable
Farallon Capital Institutional Partners, L.P.	April 11, 2006	163,636 Series A preferred shares	1.10	Not applicable
Farallon Capital Institutional Partners II, L.P.	April 11, 2006	18,182 Series A preferred shares	1.10	Not applicable
Farallon Capital Institutional Partners III, L.P.	April 11, 2006	81,818 Series A preferred shares	1.10	Not applicable
Farallon Capital Offshore Investors II, L.P.	April 11, 2006	454,545 Series A preferred shares	1.10	Not applicable

Underwriting
	Date of Sale or		Consideration	Discount and
Purchaser	Issuance	Number of Securities	(US$/share)	Commission

Certain directors, employees and consultants of the Registrant	From November 28, 2006 to January 10, 2008	Options or stock purchase rights to purchase a total of 1,716,500 Ordinary Shares	Exercise prices ranging from $3.30 to $24.23 per share	Not applicable

ITEM 8.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on January 17, 2008.

E-HOUSE (CHINA) HOLDINGS LIMITED

By:	/s/ Xin Zhou

Name:	Xin Zhou
Title:	Chairman of the Board of Directors, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Xin Zhou and Li-Lan Cheng as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xin Zhou Name: Xin Zhou	Chairman of the Board of Directors/ Chief Executive Officer (principal executive officer)	January 17, 2008

/s/ Li-Lan Cheng Name: Li-Lan Cheng	Chief Financial Officer (principal financial and accounting officer)	January 17, 2008

/s/ Neil Nanpeng Shen Name: Neil Nanpeng Shen	Director	January 17, 2008

/s/ Charles Chao Name: Charles Chao	Director	January 17, 2008

/s/ Bing Xiang Name: Bing Xiang	Director	January 17, 2008

Signature	Title	Date

/s/ Hongchao Zhu Name: Hongchao Zhu	Director	January 17, 2008

/s/ Yongyue Zhang Name: Yongyue Zhang	Director	January 17, 2008

/s/ Canhao Huang Name: Canhao Huang	Director	January 17, 2008

/s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director Puglisi & Associates	Authorized U.S. Representative	January 17, 2008

E-HOUSE (CHINA) HOLDINGS LIMITED

EXHIBIT INDEX

Exhibit
Number	Description of Document

1.1+	Form of Underwriting Agreement.
3.2*	Amended and Restated Memorandum and Articles of Association of the Registrant.
4.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3).
4.2*	Registrant’s Specimen Certificate for Ordinary shares.
4.3*	Deposit Agreement, dated August 7, 2007, among the Registrant, the depositary and holder of the American Depositary Receipts.
4.4*	Share Subscription Agreement, dated March 28, 2006, in respect of the sale of Series A preferred shares of the Registrant.
4.5*	Shareholders Agreement, dated March 28, 2006, in respect of the sale of Series A preferred share of the Registrant.
5.1*	Opinion of Maples and Calder regarding the validity of the ordinary shares being registered.
8.1*	Opinion of Latham & Watkins LLP regarding certain U.S. tax matters.
10.1*	Share Incentive Plan.
10.2*	Form of Indemnification Agreement with the Registrant’s directors.
10.3*	Form of Employment Agreement with the Registrant’s senior executives.
21.1*	Subsidiaries of the Registrant.
23.1*	Consent of Deloitte Touche Tohmatsu, an Independent Registered Public Accounting Firm.
23.2*	Consent of Maples and Calder (included in Exhibit 5.1).
23.3*	Consent of Latham & Watkins LLP (included in Exhibit 8.1).
23.4*	Consent of Jin Mao PRC Lawyers.
24.1*	Powers of Attorney (included on signature page).

*	Filed herewith.

+	To be filed.